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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHEROKEE INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, $0.001 par value per share, of Cherokee International Corporation
	(2)	Aggregate number of securities to which transaction applies: Common stock: 19,475,892 Options to purchase common stock: 631,400
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (1) 19,475,892 shares of common stock multiplied by $3.20 per share, and (2) options to purchase 631,400 shares of common stock with exercise prices less than $3.20, multiplied by $0.14 (which is the difference between $3.20 and the weighted average exercise price per share of approximately $3.06). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00003930 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $62,411,250
	(5)	Total fee paid: $2,453
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

To our Stockholders:

        The board of directors of Cherokee International Corporation, referred to as Cherokee, has unanimously approved a merger of Cherokee with a wholly owned subsidiary of Lineage Power Holdings, Inc., referred to as Lineage, pursuant to which Cherokee will become a wholly owned subsidiary of Lineage.

        If the merger is completed, holders of Cherokee common stock will be entitled to receive $3.20 in cash, without interest, and less any applicable withholding tax, for each share of Cherokee common stock they own (except for shares held by stockholders who have properly exercised their appraisal rights under Delaware law).

        Stockholders of Cherokee will be asked, at a special meeting of Cherokee's stockholders, to vote on a proposal to adopt and approve the merger agreement and the transactions contemplated therein, including the merger. The board of directors of Cherokee has unanimously approved the merger agreement and the transactions contemplated therein, including the merger, and determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Cherokee's stockholders. The board of directors of Cherokee recommends that Cherokee's stockholders vote "FOR" adoption and approval of the merger agreement and the transactions contemplated therein.

        The special meeting to consider and vote upon the adoption and approval of the merger agreement will be held on November 18, 2008, at 1:00 p.m. local time, at Cherokee's offices at 2841 Dow Avenue, Tustin, California.

        The proxy statement attached to this letter provides you with information about the special meeting of Cherokee's stockholders, the merger agreement and the proposed merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully.

         Your vote is very important.    The merger cannot be completed unless the merger agreement is adopted and approved by the affirmative vote of a majority of the outstanding shares of Cherokee common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption and approval of the merger agreement and the transactions contemplated therein, including the merger. Whether or not you plan to attend the special meeting in person, please take the time to submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

        Thank you for your cooperation and continued support.

Sincerely,
/s/ LINSTER W. FOX Linster W. Fox Executive Vice President, Chief Financial Officer and Secretary

        This proxy statement is dated October 24, 2008, and is first being mailed to stockholders of Cherokee on or about October 27, 2008.

CHEROKEE INTERNATIONAL CORPORATION
2841 Dow Avenue
Tustin, California 92780
(714) 544-6665

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 18, 2008

To our Stockholders:

        A special meeting of stockholders of Cherokee International Corporation, a Delaware corporation, referred to as Cherokee, will be held on November 18, 2008, at 1:00 p.m. local time, at Cherokee's offices at 2841 Dow Avenue, Tustin, California, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of September 24, 2008, by and among Lineage Power Holdings, Inc., a Delaware corporation , referred to as Lineage, Birdie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lineage, and Cherokee, as the agreement may be amended from time to time, and the transactions contemplated therein, including the merger;

  2.
  To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement and the transactions contemplated therein, including the merger; and

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who own shares of our common stock, par value $0.001 per share, at the close of business on October 21, 2008, the record date fixed by our board of directors, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Cherokee had 19,475,892 shares of common stock outstanding and entitled to vote.

        Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Cherokee common stock is required to adopt and approve the merger agreement and the transactions contemplated therein, including the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be voted at the special meeting if you are unable to attend. You may submit your proxy over the Internet, by telephone or by mail. For specific instructions, please refer to "The Special Meeting—Voting of Proxies" beginning on page 14 of the proxy statement and the instructions on the proxy card. If you submit your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors
/s/ LINSTER W. FOX Linster W. Fox Executive Vice President, Chief Financial Officer and Secretary
Tustin, California October 24, 2008

i

ii

FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the ability of Cherokee to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "will," "estimates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are based on the current expectations, assumptions, estimates and projections about Cherokee and the power supply industry. These forward-looking statements involve known and unknown risks that may cause Cherokee's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this discussion, the inclusion of such information should not be regarded as a representation by Cherokee or any other person that Cherokee's objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission, referred to as the SEC, made from time to time by Cherokee, including our periodic filings on Forms 10-K, 10-Q and 8-K and the following:

  •
  risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

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  the failure of Cherokee to obtain the required stockholder approval;

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  the occurrence of events that would have a material adverse effect on Cherokee as described in the merger agreement; and

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  the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees.

        You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following Q&A is intended to address some commonly asked questions regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a Cherokee stockholder. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:
What is the proposed transaction?

A:
The proposed transaction is the acquisition of Cherokee by Lineage, which is controlled by The Gores Group, LLC, referred to as Gores, pursuant to the Agreement and Plan of Merger, dated as of September 24, 2008, by and among Cherokee, Lineage and Birdie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lineage, referred to as Birdie, as the agreement may be amended from time to time. Once the merger agreement has been adopted and approved by Cherokee's stockholders at the special meeting and the other closing conditions under the merger agreement have been satisfied or waived, Birdie will be merged with and into Cherokee, with Cherokee surviving as a wholly owned subsidiary of Lineage.

Q:
What will I be entitled to receive pursuant to the merger agreement?

A:
As a result of the merger, you will be entitled to receive $3.20 in cash, without interest, for each share of our common stock you own, less any applicable withholding taxes (except to the extent you properly exercise your appraisal rights under Delaware law). See "The Merger—Merger Consideration."

Q:
What other proposals are being voted on at the special meeting?

A:
In addition to the proposal to adopt and approve the merger agreement, stockholders will vote at the special meeting on a proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement and the transactions contemplated therein, including the merger. See "Adjournment of the Special Meeting (Proposal 2)."

Q:
How does Cherokee's board of directors recommend I vote?

A:
At a meeting held on September 24, 2008, our board of directors unanimously approved the merger agreement and the transactions contemplated therein, including the merger, and determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Cherokee's stockholders. Our board of directors recommends that you vote "FOR" adoption and approval of the merger agreement and the transactions contemplated therein, and "FOR" approval of the adjournment of the meeting, if necessary, to solicit additional proxies. See "The Merger—Recommendation of the Board of Directors and Reasons for the Merger."

Q:
What vote of stockholders is required to approve the proposals?

A:
The merger agreement must be adopted and approved by the affirmative vote of holders of a majority of the outstanding shares of Cherokee's common stock entitled to vote as of the record date. The proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement requires the affirmative vote of a majority of the shares of Cherokee's common stock represented, in person or by proxy, and entitled to vote at the special meeting. Seven of Cherokee's stockholders, who collectively own approximately 50.3% of Cherokee's outstanding shares entitled to vote on the adoption and approval of the merger agreement, have entered into a voting agreement agreeing to vote in favor of the merger agreement.

Q:
Who may vote at the special meeting?

A:
If you were a holder of Cherokee's common stock at the close of business on October 21, 2008, the record date, you may vote at the special meeting.

Q:
How many shares are entitled to vote at the special meeting?

A:
Each share of our common stock on the record date is entitled to one vote on the proposal to adopt and approve the merger agreement and one vote on the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement. On the record date, there were 19,475,892 shares of our common stock outstanding. Seven of Cherokee's stockholders, who collectively own approximately 50.3% of Cherokee's shares entitled to vote on the adoption and approval of the merger agreement, have entered into a voting agreement agreeing to vote in favor of the merger agreement.

Q:
What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit your proxy or voting instructions by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:
What if I don't vote?

A:
If you fail to submit a proxy or vote in person at the meeting, it will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and the transactions contemplated therein, including the merger, although it will not be counted for purposes of determining the outcome of the adjournment proposal. If you submit your executed proxy but fail to indicate how you want to vote on the merger agreement or the adjournment proposal, your proxy will be counted as a vote "FOR" each such proposal. If you submit your proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote "AGAINST" the merger agreement and the adjournment proposal. See "The Special Meeting—Voting of Proxies."

Q:
How do I vote or submit a proxy?

A:
You may vote through one of the following means: by mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided; via telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that your stock is registered in your name with our transfer agent) or voting instruction card (if your shares are held in "street name," meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting instructions available); via the Internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in "street name" and your bank, broker or nominee makes Internet voting instructions available); or in person, by attending the special meeting and submitting your vote in person. If you wish to vote in person and you hold shares in "street name" (that is, through a broker, bank or other nominee), you must obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. See "The Special Meeting—Voting of Proxies."

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted by your broker, which will have the effect of a vote "AGAINST" the proposal to adopt and approve the merger agreement and the adjournment proposal. See "The Special Meeting—Voting of Proxies."

Q:
How can I vote in person at the special meeting?

A:
If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before the polls close at the meeting. If you want to do that, please bring identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in "street name" (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:
May I change my vote after I have submitted a proxy?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can submit a later-dated proxy via the Internet, by telephone or by mail. Second, you can deliver to us at 2841 Dow Avenue, Tustin, California 92780, Attn: Secretary, a written notice of revocation that is signed at a later date by the person who signed the earlier proxy. Third, you can attend the special meeting and vote in person at the meeting, although attendance at the meeting will not by itself constitute revocation of a proxy. If you have instructed your broker, bank or nominee to vote your shares, you must follow directions received from your broker to revoke or change those instructions. See "The Special Meeting—Revocability of Proxies."

Q:
How are votes counted?

A:
You may vote "FOR," "AGAINST" or "ABSTAIN" on the proposals to be voted on at the special meeting. Abstentions will count for the purpose of determining whether a quorum is present. For voting purposes, we treat abstentions as shares present or represented and entitled to vote at the meeting, so abstaining with respect to a proposal has the same effect as a vote "AGAINST" that proposal. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and the adjournment proposal. A properly submitted proxy received by the Corporate Secretary before the meeting, and not revoked, will be voted as directed by you. If you properly submit your proxy without indicating your voting instructions, your shares will be voted "FOR" the adoption and approval of the merger agreement and the transactions contemplated therein, including the merger, and "FOR" the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. See "The Special Meeting—Voting of Proxies."

Q:
Should I send in my Cherokee stock certificates now?

A:
No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. We currently anticipate that the merger will close in the fourth calendar quarter of 2008.

Q:
Am I entitled to appraisal rights?

A:
Yes. Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet certain conditions. See "The Merger—Appraisal Rights."

Q:
Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Cherokee Investor Relations at:

  Cherokee International Corporation
  Attn: Investor Relations
  2841 Dow Avenue
  Tustin, California 92780
  Telephone: (714) 544-6665

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See "Where You Can Find More Information." The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

  Cherokee International Corporation
  2841 Dow Avenue
  Tustin, California 92780
  (714) 544-6665

        Incorporated under the laws of Delaware, we design and manufacture power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into mid- to high-end commercial applications in the computing and storage, wireless infrastructure, enterprise networking, telecom, medical and industrial markets. Our power supply products are differentiated from those used in lower-end electronics, such as personal computers and mobile phones, by their complexity, high level of engineering content and reliability. We strive to distinguish ourselves from our competitors by offering sophisticated engineering, design flexibility, innovative solutions, rapid prototype development and efficient, low-cost manufacturing to our customers. Our common stock is listed on The Nasdaq Global Market, referred to as Nasdaq, under the symbol "CHRK." See "The Companies—Cherokee" beginning on page 16.

  Lineage Power Holdings, Inc.
  3000 Skyline Drive
  Mesquite, Texas 75149
  (972) 284-2000

        Lineage, a Delaware corporation and a Gores Group company, has an 80+ year history as a trusted provider of reliable and innovative power conversion solutions. The company's solutions include reliable, energy-efficient AC/DC and DC/DC switching technologies, backed by global field expertise, service and support. Lineage provides blue chip customers from a variety of industries with optimal solutions to meet their needs and create marketplace advantages. A global company with 40 locations in 10 countries, Lineage is based in Dallas with more than 1,300 employees. See "The Companies—Lineage" beginning on page 16.

        Founded in 1987, Gores is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm's operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. Gores has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm's current private equity fund has committed equity capital of $1.3 billion. Headquartered in Los Angeles, California, Gores maintains offices in Boulder, Colorado and London.

  Birdie Merger Sub, Inc.
  c/o The Gores Group, LLC
  10877 Wilshire Blvd., 18th Floor
  Los Angeles, CA 90024
  (310) 209-3010

        Birdie is a Delaware corporation and a wholly owned subsidiary of Lineage. Birdie was organized solely for the purpose of entering into the merger agreement with Cherokee and completing the merger and has not conducted any business operations. Birdie currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or incurred material expenses other than expenses related to the merger or the financing thereof. Currently, Birdie has no employees or operations. See "The Companies—Birdie" beginning on page 17.

Merger Consideration

        If the merger is completed, you will be entitled to receive $3.20 in cash, without interest and less any applicable withholding tax, in exchange for each share of our common stock that you own.

        After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as our stockholder, nor will you be, or have any rights as, a stockholder of Lineage. Our stockholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

        See "The Merger—Merger Consideration" beginning on page 36.

Treatment of Awards Outstanding Under Cherokee's Stock Plans

         Stock Options.    We have granted options to acquire our common stock to certain of our employees, including all of our executive officers, and to our directors under our 2002 Stock Option Plan and our 2004 Omnibus Stock Incentive Plan. These plans provide that, in the event of a "sale of the company" or a "change of control" of Cherokee, all of the then-outstanding stock options granted under the plans will become fully vested and exercisable. The merger will constitute such an event that triggers the accelerated vesting of our stock option grants.

        In accordance with the merger agreement, each unexercised stock option that is outstanding immediately prior to the effective time of the merger (whether or not then vested) will accelerate and be cancelled at the effective time of the merger. The holder of a stock option that is cancelled at the effective time of the merger will be entitled to receive an amount in cash (without interest and less applicable tax withholding) equal to the positive difference (if any) between $3.20 and the per-share exercise price of the stock option, multiplied by the number of shares of our common stock subject to the option. If the exercise price per share of any stock option cancelled at the effective time of the merger equals or exceeds $3.20, the holder of such option will be entitled to receive an amount in cash equal to $0.01 per share.

         ESPP.    Our employees are eligible, in periodic "offering periods," to purchase shares of our common stock at a discounted purchase price under our employee stock purchase plan, referred to as the ESPP. In accordance with the merger agreement, no new offering period will commence under the ESPP following the expiration of the current offering period, and we have further agreed to not amend the term of the current offering period, which expires on November 15, 2008. Participants in the ESPP will be permitted to exercise their ESPP purchase rights for the current offering period under the ESPP immediately prior to the effective time of the merger (to the extent the current offering period does not end prior to the effective time of the merger), and the shares of our common stock purchased under the ESPP will be cancelled at the effective time of the merger and converted into the right to receive an amount in cash (without interest and less applicable tax withholding) equal to $3.20 per share. The ESPP will terminate as of the effective time of the merger.

        See "The Merger—Effect On Awards Outstanding Under Cherokee's Stock Plans" beginning on page 37.

Material United States Federal Income Tax Consequences of the Merger

        The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Merger" beginning on page 38. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in the merger.

Recommendation to Stockholders

        Our board of directors unanimously recommends that you vote "FOR" adoption and approval of the merger agreement and the transactions contemplated therein, including the merger, and "FOR" the adjournment proposal. See "The Merger—Recommendation of the Board of Directors and Reasons for the Merger" beginning on page 20 and "Adjournment of the Special Meeting (Proposal 2)" beginning on page 60.

Reasons for the Merger

        Our board of directors approved the merger after considering a number of material factors. Those factors are described below in this proxy statement. See "The Merger—Recommendation of the Board of Directors and Reasons for the Merger" beginning on page 20.

Opinion of Our Financial Advisor

        Stephens rendered its opinion to Cherokee's board of directors that, as of September 24, 2008, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration of $3.20 in cash per share of Cherokee common stock to be paid to the holders of that stock is fair from a financial point of view to such holders.

        The full text of Stephens' written opinion, dated September 24, 2008, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Stephens provided its advisory services and opinion for the information and assistance of the board of directors of Cherokee in connection with its consideration of the proposed merger. The opinion of Stephens does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger.

        See "The Merger—Opinion of Cherokee's Financial Advisor" beginning on page 22.

The Special Meeting of Cherokee's Stockholders

         Time, Date and Place.    A special meeting of our stockholders will be held on November 18, 2008, at 1:00 p.m. local time, at Cherokee's offices at 2841 Dow Avenue, Tustin, California, to consider and vote upon a proposal to adopt and approve the merger agreement and the transactions contemplated therein, including the merger, and a proposal to approve, if necessary, the adjournment of the special meeting to solicit additional proxies in favor of the merger agreement.

         Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 21, 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 19,475,892 shares of our common stock entitled to be voted at the special meeting.

         Required Vote.    The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the close of business on the record date. The proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Cherokee's common stock represented, in person or by proxy, and entitled to vote at the special meeting.

        See "The Special Meeting" beginning on page 14.

         Share Ownership of Directors and Management.    Our directors and executive officers and their affiliates own approximately 31.4% of the shares entitled to vote at the special meeting. See "Security Ownership of Certain Beneficial Owner and Management" beginning on page 57.

Interests of Cherokee's Directors and Management in the Merger

        When considering the recommendation by our board of directors in favor of adoption and approval of the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that may be different from, or in addition to, yours, including, among others:

  •
  certain indemnification arrangements, and the availability of directors' and officers' liability insurance coverage, for our current and former directors and officers will be continued if the merger is completed;

  •
  pursuant to an employment agreement with Lineage, which will become effective upon the closing of the merger and will supersede his existing severance agreement with us, Jeffrey Frank, our President and Chief Executive Officer, will: (1) be eligible to receive a special bonus equal to $750,000 payable one-third in January 2009 and, subject to Mr. Frank's continued employment with Lineage at the beginning of the applicable month, one-third in each of June 2009 and January 2010, provided that in the event his employment is terminated on or after the date of the merger under certain circumstances, any unpaid portion of the special bonus will be paid to Mr. Frank in accordance with the schedule above; and (2) in the event his employment with Lineage is terminated under certain circumstances, Mr. Frank would be entitled to an additional six months of his base salary and continued medical benefits coverage;

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  in the event his employment is terminated under certain circumstances, including any voluntary resignation, at the time of or following the merger, Linster Fox, our Executive Vice President, Chief Financial Officer and Secretary, would be entitled to severance payments under his severance agreement equal to two times his current base salary, plus a pro rata cash payment equal to his annual bonus at the time of termination of employment, immediate vesting of all then-outstanding stock options, continued medical benefits for up to two years, a cash payment equal to the his then-unvested benefits (if any) that are forfeited under our 401(k) or equivalent plans, use of an executive outplacement service in an amount not to exceed $50,000 or a lump sum cash payment in lieu thereof, and any additional benefits then due or earned under our applicable plans or programs;

  •
  Mukesh Patel, our Executive Vice President of Global Operations, may be entitled to a severance benefit of two times his annual base salary and continuation of benefits if his employment terminates under certain circumstances at the time of or following the merger pursuant to the terms of his severance agreement;

  •
  our other executive officers may be entitled to a severance benefit of one times their respective annual base salary and continuation of benefits if their employment terminates under certain circumstances at the time of or following the merger pursuant to the terms of their severance agreements;

  •
  certain of our executive officers may be entitled to a transaction bonus in the event of a company sale (which would include the merger) pursuant to their transaction bonus agreements, with the amount of such bonus for which each executive is eligible pursuant to his agreement varying among the executives and being tied to the net proceeds from the company sale; and

  •
  our executive officers and non-employee directors will have the vesting of their outstanding Cherokee stock options accelerated in connection with the merger and will receive $0.01 per share for all of their "out of the money" options.

        See "The Merger—Interests of Cherokee's Directors and Management in the Merger" beginning on page 26.

Conditions to the Completion of the Merger

        Pursuant to the merger agreement, each party's obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

  •
  the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting and approving the merger agreement;

  •
  the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, or applicable foreign antitrust or competition law, must have expired or terminated and any approvals must have been obtained; and

  •
  no applicable law, order or restraint that prohibits the consummation of the merger must be in effect.

Lineage's and Birdie's obligations to complete the merger are also subject to the following conditions or their waiver (to the extent permitted by applicable law):

  •
  the following representations and warranties made by us must be true and correct in all material respects as of the closing date (without giving effect to any qualifications or limitations as to materiality or material adverse effect and except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such earlier date): (1) capital structure and (2) authority; execution and delivery; enforceability;

  •
  all other representations made by us must be true and correct in all respects as of the closing date of the merger as if made at and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of the closing date (without giving effect to any qualifications or limitations as to materiality or material adverse effect) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

  •
  we must perform in all material respects all of our obligations required to be performed by us at or prior to the closing;

  •
  we must provide to Lineage a certificate of good standing from the Delaware Secretary of State, duly adopted resolutions of our board and our stockholders adopting the merger agreement and certified copies of our organizational documents;

  •
  no event, circumstance, development, change, effect, occurrence or state of fact occurs that has had or will reasonably be expected to have a material adverse effect on our business;

  •
  holders of no more than five percent of the outstanding shares demand appraisal rights; and

  •
  certain third-party consents are obtained.

        Our obligation to complete the merger is also subject to the following conditions or their waiver (to the extent permitted by applicable law):

  •
  the representations and warranties of Lineage and Birdie contained in the merger agreement must be true and correct as of the closing date as though made on the closing date (other than such representations or warranties that address matters only as of a certain date, which must be true in all material respects as of such date), except to the extent that the facts of matter as to which such representations and warranties are not so true and correct as of the closing date (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, do not impair in any material respect the ability of Lineage or Birdie to perform its obligations or prevent or materially impede the consummation of the merger agreement

  •
  each of Lineage and Birdie must have performed in all material respects all of its obligations required to be performed by it at or prior to the closing date; and

  •
  Lineage's delivery to us of a certificate of good standing for Birdie from the Delaware Secretary of State, duly adopted resolutions of the boards of both Lineage and Birdie and of Birdie's stockholder adopting the merger agreement, and certified copies of Birdie's organizational documents.

        See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 51.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

  •
  by the mutual written agreement of us, Birdie and Lineage;

  •
  by either us or Lineage if the merger has not been consummated on or before January 31, 2009 for any reason (but not by any party whose material breach of the merger agreement resulted in the failure of the effective date of the merger to occur on or before January 31, 2009);

  •
  by either us or Lineage if there is any applicable law or order that has become final and non-appealable that makes completion of the merger illegal or enjoins us or Lineage from completing the merger;

  •
  by either us or Lineage if our stockholders do not adopt the merger agreement;

  •
  by Lineage if our board of directors makes an adverse recommendation change;

  •
  by Lineage if we, or any of our subsidiaries, approve, adopt, recommend or enter into a takeover proposal or give notice of a superior proposal;

  •
  by Lineage if we breach any representation or warranty or fail to perform any covenant or agreement under the merger agreement that would cause the conditions to closing relating to our representations, warranties and covenants not to be satisfied (but not if the breach is capable of being cured before January 31, 2009 or if Lineage or Birdie is in material breach of any of their representations, warranties, covenants or agreements);

  •
  by Lineage if a material adverse effect has occurred (but not if we can cure the conditions underlying the material adverse effect within 45 days of notice from Lineage that it intends to terminate the merger agreement because of a material adverse effect);

  •
  by us if Lineage breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement that would cause the conditions to closing relating to its representations, warranties and covenants not to be satisfied (but not if the breach is capable of being cured before January 31, 2009 or we are in material breach of any of our representations, warranties, covenants or agreements); or

  •
  by us if, prior to adoption of the merger agreement by our stockholders, our board authorizes us to accept or enter into a binding definitive agreement for a superior proposal (provided that we meet certain conditions specified in the merger agreement, including giving notice to Lineage and paying a termination fee).

        See "The Merger Agreement—Termination" beginning on page 52.

Limitations on Considering Other Acquisition Proposals

        We have agreed that we and our subsidiaries will not, and will not authorize or permit any of our representatives to, directly or indirectly, take certain actions in connection with alternative acquisition proposals, including not to solicit, initiate or knowingly take any action to facilitate or encourage another transaction involving in excess of 20% of our equity or assets or any liquidation, recapitalization or other significant corporate reorganization. See "The Merger Agreement—Board Recommendation; No Solicitation of Alternative Proposals" beginning on page 46.

Expenses and Termination Fees

        Pursuant to the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, except that we will pay any filing fees payable pursuant to the HSR Act. In addition, the merger agreement requires that we pay Lineage a termination fee of $2,500,000 if the merger agreement is terminated under certain circumstances. See "The Merger Agreement—Termination Fee" beginning on page 53 and "The Merger Agreement—Expenses" beginning on page 53.

Accounting Treatment

        Cherokee anticipates that the merger will be accounted for as a "purchase transaction" for financial accounting purposes. See "The Merger—Accounting Treatment" beginning on page 36.

Regulatory Matters

        The merger agreement requires Cherokee and Lineage, among other things, to use their reasonable best efforts to file with the Antitrust Division of the Department of Justice, referred to as the Antitrust Division, and the Federal Trade Commission, referred to as the FTC, the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable. Lineage and Cherokee have determined that a filing under the HSR Act is not required for the consummation of the transactions contemplated by the merger agreement, including the merger. The merger is subject to review by the antitrust authorities in Germany and may be subject to review or notice requirements under the antitrust laws of other foreign jurisdictions. See "The Merger—Regulatory Matters" beginning on page 39.

 Voting Agreement

        GSCP (NJ), Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P., owners or beneficial owners of our common stock, have entered into a voting agreement dated September 24, 2008, a copy of which is attached as Annex B to this proxy statement. Pursuant to the voting agreement, each such stockholder has agreed, among other things, to vote its shares in favor of adoption of the merger agreement, and has granted an irrevocable proxy to Lineage to vote its shares in favor of adoption of the merger agreement. These stockholders owned in the aggregate 9,798,124 shares of our common stock as of the record date for the special meeting, representing 50.3% of the votes entitled to be cast at the special meeting. See "The Voting Agreement" beginning on page 55.

Appraisal Rights

        Holders of our common stock who do not vote in favor of adopting and approving the merger agreement will be entitled to seek an appraisal of the fair value of their shares, but only if they comply with all requirements of Delaware law summarized below, beginning on page 33, and set forth in Annex D of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of Cherokee shares may be more than, less than or equal to the value of the merger consideration. The appraised fair value of Cherokee shares would be paid to the dissenting stockholders only if the merger is completed and an appraisal proceeding follows. See "The Merger—Appraisal Rights" beginning on page 33.

THE SPECIAL MEETING

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

        We will hold the special meeting on November 18, 2008, at 1:00 p.m. local time, at Cherokee's offices at 2841 Dow Avenue, Tustin, California.

Purpose of the Special Meeting

        At the special meeting, we will ask holders of our common stock to consider and vote upon proposals to adopt and approve the merger agreement and the transactions contemplated therein, including the merger, and to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement. Our board of directors has unanimously approved the merger agreement and the transactions contemplated therein, including the merger, and determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Cherokee's stockholders. Our board of directors recommends that you vote "FOR" adoption and approval of the merger agreement and the transactions contemplated therein.

 Record Date; Voting Power; Quorum

        Only holders of record of our common stock at the close of business on October 21, 2008, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 19,475,892 shares of our common stock were issued and outstanding and held by approximately 846 holders of record. Each share of our common stock on the record date is entitled to one vote on the proposal to adopt and approve the merger agreement and one vote on the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor or the merger agreement. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the meeting.

Vote Required

        The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the adoption and approval of the merger agreement. Seven of Cherokee's stockholders, who collectively own approximately 50.3% of Cherokee's shares entitled to vote on the adoption and approval of the merger agreement, have entered into a voting agreement agreeing to vote in favor of the merger agreement. See "The Voting Agreement."

        The proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Cherokee's common stock represented, in person or by proxy, and entitled to vote at the special meeting.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner directed by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption and approval of the merger agreement and "FOR" the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

        If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares.

        Abstentions will count for the purpose of determining whether a quorum is present. For voting purposes, we treat abstentions as shares present or represented and entitled to vote at the meeting, so abstaining with respect to a proposal has the same effect as a vote "AGAINST" that proposal. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present. A broker non-vote will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and the adjournment proposal.

        We do not expect that any matter other than the proposals to adopt and approve the merger agreement and to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by properly submitted proxies in accordance with their discretion.

Revocability of Proxies

        You may revoke your proxy at any time prior to the date of the special meeting by: (1) submitting a later-dated proxy via the Internet, by telephone or by mail, (2) delivering to us at 2841 Dow Avenue, Tustin, California 92780, Attn: Secretary, a written notice of revocation that is signed at a later date by the person who signed the earlier proxy, or (3) attending the special meeting and voting in person at the meeting, although attendance at the special meeting will not by itself constitute revocation of a proxy. Any written notice of revocation sent to us must include the stockholder's name and must be received prior to the meeting to be effective.

        For shares held in street name, you may revoke a proxy by submitting new voting instructions to the broker, bank or other nominee that holds your shares of record or, if you have obtained a legal proxy from the broker, bank or nominee giving you the right to vote the shares at the special meeting, by attending the meeting and voting in person.

Solicitation of Proxies

        All costs of solicitation of proxies will be paid by us. The extent to which any proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. Please submit your proxy without delay. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

        Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as reasonably practicable after completion of the merger.

THE COMPANIES

Cherokee International Corporation
2841 Dow Avenue
Tustin, California 92780
(714) 544-6665

        We are a designer and manufacturer of power supplies for original equipment manufacturers ("OEMs"). Our advanced power supply products are typically custom designed into mid- to high-end commercial applications in the computing and storage, wireless infrastructure, enterprise networking, telecom, medical and industrial markets. Our power supply products are differentiated from those used in lower-end electronics, such as personal computers and mobile phones, by their complexity, high level of engineering content and reliability. We strive to distinguish ourselves from our competitors by offering sophisticated engineering, design flexibility, innovative solutions, rapid prototype development and efficient, low-cost manufacturing to our customers.

        We operate worldwide and have facilities in Orange County, California; Bombay, India; Wavre, Belgium; and Shanghai, China. In March 2007, we closed our manufacturing facility in Guadalajara, Mexico. In May 2007, we sold this manufacturing facility located in Mexico and in December 2007 we sold our subsidiary, Cherokee Electronica, S.A. de C.V. Since November 1987, our main office and U.S. manufacturing facility have been located in Tustin, California. On November 26, 2002, we reorganized from a California limited liability company into a Delaware corporation by merging Cherokee International, LLC with and into Cherokee International Corporation. Our common stock is listed on Nasdaq under the symbol "CHRK."

        We maintain a website at www.cherokeepwr.com. Additional information regarding us is contained in our filings with the SEC. See "Where You Can Find More Information."

Lineage Power Holdings, Inc.
3000 Skyline Drive
Mesquite, Texas 75149
(972) 284-2000

        Lineage, a Delaware corporation and a Gores Group company, has an 80+ year history as a trusted provider of reliable and innovative power conversion solutions. The company's solutions include reliable, energy-efficient AC/DC and DC/DC switching technologies, backed by global field expertise, service and support. Lineage provides blue chip customers from a variety of industries with optimal solutions to meet their needs and create marketplace advantages. A global company with 40 locations in 10 countries, Lineage is based in Dallas with more than 1,300 employees.

        Founded in 1987, Gores is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm's operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. Gores has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm's current private equity fund has committed equity capital of $1.3 billion. Headquartered in Los Angeles, California, Gores maintains offices in Boulder, Colorado and London.

        Gores' principal executive offices are located at 10877 Wilshire Boulevard, 18th Floor, Los Angeles, CA 90024, and its telephone number is (310) 209-3010.

 Birdie Merger Sub, Inc.
c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024
(310) 209-3010

        Birdie is a Delaware corporation and a wholly owned subsidiary of Lineage. Birdie was organized solely for the purpose of entering into the merger agreement with Cherokee and completing the merger and has not conducted any business operations. Birdie currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or incurred material expenses other than expenses related to the merger or the financing thereof. Currently, Birdie has no employees or operations.

THE MERGER

Background to the Merger

        Over the past several years, Cherokee's board of directors, together with Cherokee's senior management, has regularly engaged in a comprehensive review of Cherokee's business and strategic opportunities. At a meeting of the board on December 10, 2007, the board determined the best strategic options available to maximize stockholder value and address the $46.6 million of 5.25% Senior Notes maturing on November 1, 2008, referred to as the Senior Notes, seemed to be the refinancing of the Senior Notes, the divestiture of Cherokee's operations in North America and Asia, referred to as Cherokee NAA, the divestiture of Cherokee's European operations, referred to as Cherokee Europe, a sale of the entire company, or any combination thereof. The board instructed Jeffrey Frank, Cherokee's President and Chief Executive Officer, and Lin Fox, Cherokee's Chief Financial Officer, to begin a two-prong solicitation and analysis of (1) a potential refinancing of the Senior Notes and (2) the potential sale of Cherokee and/or any of its operating divisions. The board also directed Mr. Frank and Mr. Fox to engage professionals to assist with this two-prong solicitation with a view towards collecting such information by late spring or early summer 2008. Mr. Frank and Mr. Fox proceeded to contact a number of firms with the purpose of selecting a firm or firms to advise the board on its strategic alternatives.

        On February 1, 2008, Cherokee engaged Houlihan Lokey, referred to as Houlihan, to assist the board in evaluating the potential refinancing of the Senior Notes. Houlihan proceeded to contact existing bondholders to propose and evaluate potential refinancing alternatives. In addition, beginning in late June and in tandem with the sale process described below, Cherokee approached a number of new financing sources to solicit proposals for Cherokee NAA only.

        In January 2008, Cherokee also engaged Stephens to assist Cherokee in either a divestiture of one of Cherokee's operating divisions or a sale of the entire company. On April 14, 2008, Cherokee issued a press release stating that Stephens had been retained to assist the board in exploring various strategic alternatives. Around that same time, Stephens began contacting more than 100 potentially interested parties to discuss the potential sale of all or individual parts of Cherokee. By the end of April, Stephens had executed confidentiality agreements with and distributed a confidential information memorandum to those prospective buyers who indicated potential interest. Stephens sent letters to such prospective buyers requesting that initial indications of interest be submitted by May 22, 2008.

        Throughout the process, Stephens provided periodic updates to the board and certain members of Cherokee's senior management regarding the discussions with prospective buyers.

        On May 30, 2008, at a meeting of the board, representatives from Stephens engaged in a detailed discussion with the board regarding the process of contacting prospective buyers and provided an analysis of the initial indications of interest received. Following the discussion, the board instructed Stephens to invite a subset of those prospective buyers who had submitted initial indications of interest (including Gores) to continue with the process and engage in detailed due diligence, including management presentations by Mr. Frank and Mr. Fox. Shortly after the meeting, Stephens contacted the selected prospective buyers, including Gores, and advised them that Cherokee had selected them to move on to the next phase of the auction process. Stephens also apprised each prospective buyer of the proposed timeline, which included the buyers having the opportunity to commence their due diligence of Cherokee on June 20, 2008, all management presentations being completed by late June 2008 and the receipt by Cherokee of revised bids from the buyers by early July 2008.

        In early June 2008, the prospective buyers commenced their due diligence review of Cherokee and were provided access to Cherokee's electronic data room. In late June 2008, Mr. Frank and Mr. Fox met with representatives of the prospective buyers to make management presentations. Following the management presentations, Stephens sent bid submission letters to each of the prospective buyers requesting the submission of revised bids by July 11, 2008.

        In mid-July, Stephens received non-binding indications of interest from the remaining prospective buyers, one of which was Gores.

        On July 22, 2008, at a meeting of the board, Stephens presented the details of the submitted bids to the board. The board reviewed in detail the bids it had received. After lengthy deliberation and discussion, the board directed Stephens, together with Mr. Frank and Mr. Fox, to engage in further negotiations with Gores.

        Following the July 22, 2008 board meeting, representatives from Stephens contacted Gores and requested certain modifications to its letter of intent. On July 25, 2008, Gores submitted a revised letter of intent. Over the next few days, through a number of informal calls, the board, Cherokee's senior management and representatives from Stephens discussed the revised bid from Gores. On July 28, 2008, Cherokee informed Gores that they were prepared to move forward with the revised bid and signed the letter of intent, which included a 21-day exclusivity period for Gores to conduct due diligence and finalize a definitive agreement. During this exclusivity period, Cherokee continued to contact potential financing sources to evaluate a refinancing of the Senior Notes as an alternative to a sale.

        Over the next several weeks, Gores conducted its diligence of Cherokee and its operations. Cherokee also engaged O'Melveny & Myers LLP, referred to as O'Melveny, to draft a merger agreement, which was delivered to Gores' counsel on August 7, 2008. Shortly thereafter, both parties, through their respective legal counsel, began negotiating revisions to the merger agreement.

        On August 8, 2008, the board held a meeting to review, among other things, (1) the fiduciary duties of the board to Cherokee in the context of a potential transaction such as the one proposed by Gores, (2) the status of the ongoing negotiations with Gores and the ongoing due diligence review and (3) the ongoing discussion regarding the refinancing of the Senior Notes.

        On August 18, 2008, the letter of intent dated July 25, 2008 was amended to extend the exclusivity period through September 5, 2008 in order to allow Gores additional time to complete its due diligence.

        On September 4, 2008, after substantially completing its due diligence, Gores confirmed to Stephens its interest in acquiring Cherokee at $3.20 per share and proceeding to definitive documentation. The board held a special meeting on September 9, 2008 to discuss Gores' bid and evaluate the preliminary terms of the merger agreement. During the meeting, the board, its legal advisors and Stephens discussed the merits of the bid, the terms of the merger agreement and the refinancing options available to Cherokee. Stephens made a detailed presentation to the board, which included an analysis by Stephens of the fair market value of the transaction, provided the board with a complete background of the auction process and provided a verbal opinion as to the fairness of the transaction from a financial perspective. O'Melveny then presented in detail on the merger agreement itself, including those provisions limiting Cherokee's ability to solicit proposals from other parties following the execution of the merger agreement. The board also reviewed the status of discussions with potential lenders interested in refinancing the Senior Notes. Following a lengthy discussion, the board determined that the Gores transaction maximized value for Cherokee stockholders and so gave its tentative approval of the proposed transaction with Lineage, a Gores company, including the price of $3.20 per share. The board instructed Cherokee's advisors and senior management to continue negotiations with Gores and finalize the merger agreement.

        From September 9, 2008 through September 23, 2008, Cherokee, Gores and their respective legal and financial advisors continued to negotiate the terms of merger agreement. Gores also continued its due diligence review of Cherokee and negotiated a new employment agreement with Mr. Frank.

        On the morning of September 24, 2008, the board held a special meeting to consider the final proposed draft of the merger agreement. Members of Cherokee's senior management and representatives from Stephens, O'Melveny and Richards, Layton & Finger, P.A., Cherokee's Delaware counsel, were also present. A representative of Richards, Layton & Finger began the meeting by reminding the board of their fiduciary duties as directors. A representative of O'Melveny then proceeded to describe the changes made to the merger agreement since the board's last review on September 9, 2008. Cherokee's disclosure letter and a voting agreement with certain stockholders of Cherokee were also reviewed in detail. The board then conducted a lengthy discussion regarding the terms of the merger agreement, the voting agreement and the disclosure letter. Representatives from Stephens then delivered its written opinion to the board, dated September 24, 2008, to the effect that, as of that date (and based on and subject to the matters described in its written opinion), the proposed consideration of $3.20 per share of Cherokee's common stock to be received by Cherokee's stockholders was fair, from a financial point of view, to those stockholders. The full text of Stephens' opinion, which describes the assumptions made, general procedures followed, matters considered and the limitations of the scope of review conducted by Stephens in rendering its opinion is attached as Annex C to this proxy statement.

        Following these discussions, and discussions among the members of the board, Cherokee's senior management and Cherokee's advisors regarding the proposed merger, including consideration of the factors described under "Recommendation of the Board of Directors and Reasons for the Merger," the board unanimously approved the merger agreement and the transactions contemplated therein, including the merger, and determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Cherokee and its stockholders.

        On September 24, 2008, following approval of the transaction by both parties' respective boards of directors, Cherokee, Lineage and Birdie executed the merger agreement.

        On the morning of September 25, 2008, Cherokee and Lineage issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

        Our board of directors, acting with advice and assistance of its outside financial and legal advisors, unanimously approved the merger agreement and the transactions contemplated therein, including the merger, and determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Cherokee and its stockholders. Our board of directors recommends that you vote "FOR" adoption and approval of the merger agreement and the transactions contemplated therein.

        The board of directors relied upon each of the following material reasons in reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger:

  •
  The value of the cash consideration to be paid to Cherokee stockholders upon consummation of the merger;

  •
  The current and historical market prices of Cherokee's common stock and the fact that the price of the $3.20 per share represented a premium of approximately 33.3% over the market closing price of $2.40 per share of Cherokee's outstanding common stock on the trading day immediately preceding the announcement of the merger on September 25, 2008;

  •
  The board of directors' understanding of Cherokee's business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

  •
  Conditions and trends in the power supply industry and Cherokee's prospects as a smaller competitor in an industry experiencing consolidation, significant pricing pressures and the continued shift of market share to Asian based competitors;

  •
  The process leading to the announcement of the merger agreement and the board's understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with Cherokee;

  •
  Management's understanding of the competitive landscape and its exploratory discussions with potential strategic partners;

  •
  Refinancing alternatives for the $46.6 million of Senior Notes maturing on November 1, 2008;

  •
  Financial analysis, information and perspectives provided by the board of directors, by management and our financial advisor, Stephens Inc., referred to as Stephens;

  •
  The opinion of Stephens that, as of the date of its opinion and based upon and subject to the matters described in its opinion, the common stock merger consideration to be paid in the merger was fair, from a financial point of view, to the holders of Cherokee common stock;

  •
  The terms of the merger and the merger agreement, including the conditions to the merger, the parties' representations, warranties and covenants, and the ability of the board of directors to consider a superior proposal if required to fulfill its fiduciary duties;

  •
  The fact that, subject to compliance with the terms and conditions of the merger agreement, Cherokee is permitted to terminate the merger agreement, before the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a "superior proposal" as defined in the merger agreement, upon the payment to Lineage of a $2.5 million termination fee; and

  •
  The board of directors' understanding of the reputation and experience of Gores and the lack of a financing contingency as a closing condition.

        Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

  •
  The requirement under the Lineage proposal that Cherokee agree not to "shop" the proposal to other participants in the process, with the exception of a potential divestiture of Cherokee's European operations;

  •
  The fact that the consideration to be paid to Cherokee stockholders would be all cash and therefore following the completion of the merger, Cherokee stockholders would no longer have an ownership interest in Cherokee and thus an opportunity to participate in the financial risks and rewards of Cherokee's business performance;

  •
  The contingencies to completion of the proposed merger, including the fact that completion of the merger requires regulatory approvals as well as approval by the stockholders of Cherokee;

  •
  The fact that the receipt of the merger consideration will be taxable to U.S. Holders (as defined below in "Material United States Federal Income Tax Consequences of the Merger") of Cherokee for U.S. federal income tax purposes; and

  •
  The potential risks and costs to Cherokee if the merger does not close, including the diversion of management and employee attention and potential effects on Cherokee's relationships with customers, vendors, suppliers and other business partners.

        In addition, the board of directors was aware of and considered the interests that Cherokee's directors and certain of the executive officers may have with respect to the merger that may be considered to be different from, or are in addition to, their interest as stockholders of Cherokee, as described in "—Interests of Cherokee's Directors and Management in the Merger."

        The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, as well as others, the board of directors concluded that the positive factors related to the merger agreement and the merger significantly outweighed the potential negative factors and the merger agreement and the merger were advisable and in the best interests of Cherokee and its stockholders. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously recommended the merger agreement and the merger based on the totality of the information presented to and considered by it.

Opinion of Cherokee's Financial Advisor

        Stephens rendered its opinion to Cherokee's board of directors that as of, September 24, 2008 and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration of $3.20 in cash per share of Cherokee common stock to be paid to the holders of that stock is fair from a financial point of view to such holders. The opinion of Stephens was necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to them as of September 24, 2008. Subsequent developments may affect the opinion, and Stephens does not have an obligation to update, revise or reaffirm its opinion.

        The full text of Stephens' written opinion, dated September 24, 2008, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Stephens provided its advisory services and opinion for the information and assistance of the board of directors of Cherokee in connection with its consideration of the proposed merger. The opinion of Stephens does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger.

        In connection with rendering the opinion described above and performing the related financial analysis, Stephens has, among other things: (1) reviewed certain publicly available business and financial information relating to Cherokee that it deemed to be relevant; (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Cherokee furnished to it by Cherokee; (3) conducted discussions with certain members of management of Cherokee concerning the proposed merger, the matters described in clauses 1 and 2 above, the past and current business operations, financial condition and future prospects of Cherokee and certain other matters it deemed to be relevant; (4) reviewed the market prices and valuation multiples for the common shares and compared them with those of certain publicly traded companies that it deemed to be relevant; (5) compared the proposed financial terms of the transaction with the financial terms of certain other transactions that it deemed to be relevant; (6) participated in certain discussions and negotiations among representatives of Cherokee and Gores and their financial and legal advisors; (7) reviewed the merger agreement; and (8) reviewed such other financial studies and analyses and took into account such other matters as it deemed relevant, including its assessment of general economic, market and monetary conditions.

        In giving its opinion, Stephens relied upon and assumed, without undertaking any responsibility or liability for independent verification, the accuracy and completeness of all the information discussed with or reviewed by or for it. In addition, Stephens did not make an independent evaluation or appraisal of any assets or liabilities of Cherokee, nor has any such evaluation or appraisal of the assets or liabilities of Cherokee been furnished to Stephens, nor did Stephens evaluate the solvency of Cherokee or its subsidiaries under any state, federal or local laws relating to bankruptcy, insolvency or similar matters. In relying on financial forecasts provided to it, Stephens assumed that such forecasts had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of Cherokee as to the expected future financial performance of Cherokee to which such forecasts relate. Stephens expressed no view as to such forecasts or the assumptions on which they were based. Stephens also assumed that the proposed merger and other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. Stephens further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the proposed merger will be obtained without any adverse effect on Cherokee.

        The opinion described above is directed only to the fairness from a financial point of view to the holders of shares of Cherokee common stock, par value $0.001, of the merger consideration to be paid to such holders in the proposed merger and does not address the underlying decision by Cherokee to engage in the proposed merger or any of the transactions relating thereto. Stephens did not express any opinion as to the prices at which the shares of Cherokee common stock will trade at any future time. The opinion of Stephens does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger.

  Financial Analyses of Stephens

        The following is a summary of the material financial analyses performed by Stephens in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Stephens. The order of analysis described does not represent the relative importance or weight given to the analysis by Stephens. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Stephens. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 22, 2008 and is not necessarily indicative of current market conditions.

         Historical Common Stock Performance.    Stephens reviewed the performance of Cherokee common stock from September 22, 2007 to September 22, 2008. In addition, Stephens also reviewed the trading activity for the period September 22, 2007 to September 22, 2008.

  •
  Cherokee common stock achieved a closing price high of $3.77 per share and closing price low of $1.65 on October 1, 2007 and April 3, 2008, respectively during the one-year period September 22, 2007 to September 22, 2008.

  •
  During the one-year period September 22, 2007 to September 22, 2008, Cherokee common stock traded at or below $3.20 per share 93.0% of the total volume traded during such time.

         Discounted Cash Flow Analysis.    Stephens calculated the range of implied equity value per share of Cherokee common stock by performing a discounted cash flow analysis. The discounted cash flow analysis assumed a valuation date of June 30, 2008.

        A discounted cash flow analysis is a traditional method of evaluating the value of an asset by estimating the future unlevered free cash flows of an asset and taking into consideration the time value of money by calculating the "present value" of these estimated cash flows. "Present value" refers to the current value of one or more future cash payments, or cash flows, from an asset and is obtained by discounting those future unlevered free cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are "terminal value," which refers to the value of all future cash flows from an asset at a particular point in time, and "unlevered free cash flows,"

which refers to a calculation of the future free cash flows of an asset without factoring in any debt servicing costs.

        Management provided Stephens with projections for the calendar years ending December 31, 2008 through 2010 ("Base Case"). Stephens applied certain sensitivities to the Base Case, including reduced revenue and EBITDA growth, in order to yield a more conservative view of the projected period ("Moderate Case"). Stephens used both the Base and Moderate Case projections to calculate unlevered free cash flows for the corresponding period. Stephens also calculated terminal values as of December 31, 2010 by applying a range of exit multiples of 6.0x to 8.0x. The estimated unlevered free cash flows for the calendar years 2008 through 2010 and the terminal value as of December 31, 2010 were then discounted to present values using a range of discount rates of 21.25% to 23.75% in order to derive the unlevered firm values for Cherokee.

        In arriving at the estimated equity values per share of Cherokee common stock, Stephens calculated the equity values for Cherokee by deducting net debt of Cherokee from the unlevered firm values. Net debt includes short term and long term debt adjusted for the value of cash and short term investments. The net debt used for the purpose of this analysis was approximately $41.4 million based on information provided by Cherokee.

        Based on management's Base Case assumptions, this analysis implied a range for Cherokee common stock of $2.56 to $4.25 per share.

        Based on the Moderate Case assumptions, this analysis implied a range for Cherokee common stock of $1.33 to $2.65 per share.

         Publicly Traded Comparable Company Analysis.    Stephens compared the financial and operating performance of Cherokee with publicly available information of selected publicly traded companies engaged in businesses which Stephens deemed relevant to Cherokee's business. The companies selected included publicly traded power electronics companies focused on manufacturing and marketing OEM power supplies and energy systems serving end markets similar to those served by Cherokee. The companies included the following:

  •
  Vicor Corporation

  •
  Power-One Inc.

  •
  Bel Fuse Inc.

  •
  SL Industries Inc.

  •
  PECO II Inc.

        These companies were selected, among other reasons, because they share similar business characteristics with Cherokee. However, none of the companies selected is identical or directly comparable to Cherokee. Accordingly, Stephens made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

        For each of the selected companies, Stephens calculated firm value divided by the estimated revenue and EBITDA for the last twelve months ("LTM") ending June 30, 2008, which we refer to as Firm Value/ Revenue and Firm Value/ EBITDA, respectively.

        For this analysis, firm value of a particular company was calculated as market value of the company's equity (as of September 22, 2008); plus the value of the company's indebtedness, capital leases, minority interest and preferred stock; minus the company's cash and cash equivalents, and marketable securities.

        The following table reflects the results of the analysis:

Trading Multiple Analysis	Range	Median
Firm Value/ Revenue (LTM June 30, 2008)	0.1x - 1.7x	0.5x
Firm Value/ EBITDA (LTM June 30, 2008)	4.6x - 32.8x	13.2x

        Stephens applied a range of 0.6x to 0.7x Firm Value/ Revenue (LTM June 30, 2008) which implied a range for Cherokee common stock of $2.23 to $3.18.

        Stephens applied a range of 13.0x to 16.0x Firm Value/ Adjusted Actual EBITDA (LTM June 30, 2008) which implied a range for Cherokee common stock of $2.06 to $3.01. Adjusted Actual EBITDA represents Cherokee's actual EBITDA, as calculated using publicly available information, excluding non-recurring items.

         Select Transaction Analysis.    Stephens also reviewed publicly available information relating to the following selected power electronics industry transactions:

  •
  Flextronics / FRIWO Mobile Power

  •
  Barclays Private Equity / Martek Power

  •
  The Gores Group / Tyco Electronics—Power Systems Division

  •
  Murata Manufacturing Co. / C&D Technologies—Power Electronics segment

  •
  Eltek ASA / Valere Power

  •
  Power-One Inc. / Magnetek's Power Electronics Group

  •
  Emerson Electric / Artesyn Technologies

  •
  TDK Corporation / Invensys Lambda Power

        These transactions were selected, among other reasons, because the companies involved share similar business characteristics with Cherokee. However, none of the transactions selected is identical or directly comparable to the proposed merger. Based on Stephens' knowledge regarding these transactions and the financial positions of the respective companies involved, Stephens made certain judgments and assumptions regarding these transactions and how they should be viewed relative to the proposed merger.

        Specifically, Stephens calculated the transaction value divided by the LTM revenue and LTM EBITDA prior to the reported transaction. The following table reflects the results of the analysis:

Select Transaction Analysis	Range	Median
Transaction Value/ Revenue (LTM)	0.2x - 1.5x	0.7x
Transaction Value/ EBITDA (LTM)	9.8x - 76.5x	11.8x

        Stephens applied a range of 0.6x to 0.7x Transaction Value/ Revenue (LTM June 30, 2008) which implied a range for Cherokee common stock of $2.23 to $3.18.

        Stephens applied a range of 13.0x to 16.0x Transaction Value/ Adjusted Actual EBITDA (LTM June 30, 2008) which implied a range for Cherokee common stock of $2.06 to $3.01.

  Miscellaneous

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Stephens' analyses. In arriving at its fairness determination, Stephens considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Stephens made its determination as to the fairness on the basis of experience and professional judgment after considering the result of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Cherokee, Lineage or the contemplated transaction.

        Stephens prepared these analyses for purposes of providing its opinion to Cherokee's board of directors as to the fairness from a financial point of view of the merger consideration to be paid to the holders of Cherokee common stock, par value $0.001, in the proposed merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or Stephens, neither Stephens nor or any other person assumes responsibility if future results are materially different from those forecasted.

        As described above, Stephens' opinion to Cherokee's board of directors was one of many factors taken into consideration by Cherokee board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Stephens in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Stephens, which is attached as Annex C to this proxy statement and is incorporated herein by reference.

        The Cherokee board of directors selected Stephens to act as financial advisor and render a fairness opinion regarding the proposed merger because Stephens is a nationally recognized investment banking firm that is familiar with Cherokee and regularly provides investment banking services to companies in the power electronics industry and issues periodic research reports regarding the prospects of Cherokee and its industry as a whole. As part of Stephens' investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for real estate, corporate and other purposes.

        Pursuant to terms of the engagement letter between Stephens and Cherokee, Cherokee agreed to pay Stephens $200,000 upon rendering its opinion. In addition, Stephens was paid $100,000 for initial advisory services and will be paid an advisory fee of approximately $1.3 million upon completion of the transaction. The engagement letter also provides for reimbursement of Stephens' out-of-pocket expenses, including reasonable fees and expenses for its legal counsel. In addition, Cherokee has agreed to indemnify Stephens for liabilities or expenses related to, or arising out, of its engagement, including certain liabilities under federal securities laws.

        In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Cherokee.

Interests of Cherokee's Directors and Management in the Merger

        In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that may be different from, or in addition to, yours. All such additional interests are described below, to the extent material. Except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

  Indemnification and Insurance

        The merger agreement provides that all rights of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our and our subsidiaries' current and former directors or officers, as provided in our respective certificates of incorporation or bylaws or other comparable organizational documents, and any indemnification or other agreements in effect as of the date of the merger agreement will be assumed by the surviving corporation of the merger, and will continue in full force and effect in accordance with their terms. Lineage has agreed to cause the surviving corporation of the merger to comply with and honor those obligations, subject to applicable law. The merger agreement further provides that, for six years after the effective time of the merger, the surviving corporation of the merger will (and Lineage will or will cause the surviving corporation of the merger to) maintain directors' and officers' liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors' and officers' liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. Lineage's obligation to provide this insurance coverage is subject to a cap of 250% of the current annual premium paid by Cherokee for the existing insurance coverage. If Lineage cannot maintain the existing or equivalent insurance coverage without exceeding the 250% cap, Lineage is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to the 250% cap. Alternatively, we may request Lineage and the surviving corporation to use commercially reasonable efforts to acquire a six-year "tail" policy to our current directors' and officer's liability insurance policy that covers those persons who are currently covered by our insurance policy and which contains terms and conditions no less favorable than those contained in our current policy, provided that Lineage and the surviving corporation will not be required to pay more than $750,000 for such policy.

  Stock Options

        We have granted options to acquire our common stock to certain of our employees, including all of our executive officers, and to our directors under our 2002 Stock Option Plan and our 2004 Omnibus Stock Incentive Plan. These plans provide that, in the event of a "sale of the company" or a "change of control" of Cherokee, all of the then-outstanding stock options granted under the plans will become fully vested and exercisable. The merger will constitute such an event that triggers the accelerated vesting of our stock option grants.

        In accordance with the merger agreement, each unexercised stock option that is outstanding immediately prior to the effective time of the merger (whether or not then vested) will accelerate and be cancelled at the effective time of the merger. The holder of a stock option that is cancelled at the effective time of the merger will be entitled to receive an amount in cash (without interest and less applicable tax withholding) equal to the positive difference (if any) between $3.20 and the per-share exercise price of the stock option, multiplied by the number of shares of our common stock subject to the option. If the exercise price per share of any stock option cancelled at the effective time of the merger equals or exceeds $3.20, the holder of such option will be entitled to receive an amount in cash equal to $0.01 per share. See "—Effect on Awards Outstanding Under Cherokee's Stock Plans."

        Jeffrey Frank, our President and Chief Executive Officer, Linster Fox, our Executive Vice President, Chief Financial Officer and Secretary, Mukesh Patel, our Executive Vice President of Global Operations, Alex Patel, our Vice President of Engineering, Bassam Marawi, our Vice President of Research and Development, Howard Ribaudo, our Vice President of Sales, Michael Wagner, our Vice President of Marketing, Eric Brouwers, our General Manager, Europe, and Leon Hong, our General Manager, China, along with other officers and non-employee directors of Cherokee, each has outstanding Cherokee stock options that will be accelerated and cashed out in the merger. Based upon information available as of the date of this proxy statement and assuming that the merger closes at or near the end of the fourth calendar quarter of 2008, the following number of options held by the following executive officers and non-employee directors will accelerate and become fully vested in connection with the merger:

        Executive Officers:

  •
  Mr. Frank, 110,000 options, at exercise prices from $7.26 to $3.19 per share and an aggregate cash-out value in the merger of approximately $200;

  •
  Mr. Fox, 70,000 options, at exercise prices from $4.94 to $2.97 per share and an aggregate cash-out value in the merger of approximately $5,750;

  •
  Mukesh Patel, 67,500 options, at exercise prices from $7.26 to $3.19 per share and an aggregate cash-out value in the merger of approximately $125;

  •
  Alex Patel, 57,500 options, at exercise prices from $7.26 to $3.19 per share and an aggregate cash-out value in the merger of approximately $125;

  •
  Mr. Marawi, 52,500 options, at exercise prices from $4.94 to $3.60 per share and an aggregate cash-out value in the merger of approximately $0;

  •
  Mr. Ribaudo, 72,510 options, at exercise prices from $7.26 to $3.19 per share and an aggregate cash-out value in the merger of approximately $125;

  •
  Mr. Wagner, 52,500 options, at exercise prices from $7.26 to $3.19 per share and an aggregate cash-out value in the merger of approximately $125;

  •
  Mr. Brouwers, 5,000 options, at an exercise price of $3.19 per share and an aggregate cash-out value in the merger of approximately $50; and

  •
  Mr. Hong, 20,000 options, at exercise prices from $3.19 to $8.07 per share and an aggregate cash-out value in the merger of approximately $50.

        Non-Employee Directors:

  •
  Raymond Meyer, 47,500 options, at exercise prices from $8.07 to $2.40 per share and an aggregate cash-out value in the merger of approximately $16,100;

  •
  John Michael Conway, 10,000 options, at an exercise price of $1.95 per share and an aggregate cash-out value in the merger of approximately $12,500;

  •
  Clark Michael Crawford, 25,000 options, at exercise prices from $4.99 to $2.40 per share and an aggregate cash-out value in the merger of approximately $8,000;

  •
  Larry Schwerin, 17,500 options, at exercise prices from $4.40 to $2.40 per share and an aggregate cash-out value in the merger of approximately $8,000;

  •
  Edward Phillip Smoot, 22,500 options, at exercise prices from $4.99 to $2.40 per share and an aggregate cash-out value in the merger of approximately $8,100; and

  •
  David Robbins, 10,000 options, at an exercise price of $2.34 per share and an aggregate cash-out value in the merger of approximately $8,600.

  Severance Agreements with Certain Executive Officers

        In February 2008, we entered into amendments to our existing severance agreements with each of Mr. Frank and Mr. Fox. As described below, Mr. Frank's severance agreement will be superseded at the time of the merger by his new employment with Lineage. These executives' severance agreements, as amended, provide for certain payments to be made in the event that the executive's employment is terminated by us without "cause" (as defined in the severance agreements). Except as described below, if severance benefits are triggered in these circumstances, the executive will be entitled to a cash payment equal to two times the executive's annual rate of base salary at the time of termination and continued medical benefits for up to two years. However, the severance agreements provide that the executive will be entitled to an enhanced severance benefit in the event the executive's employment is terminated by us without cause or by the executive for any reason within two years following a "change in control" of Cherokee, or by us without cause within six months prior to a change in control and such termination was in connection with the change in control. The merger will constitute such a change in control. If severance benefits are triggered in these circumstances, the executive will be entitled to a cash payment equal to two times the executive's annual rate of base salary at the time of termination; a pro rata cash payment equal to the executive's annual bonus at the time of termination (calculated as if we achieved financial performance equal to that set forth in the then-most current budget approved by our board of directors); immediate vesting of all of the executive's then-outstanding Cherokee stock options; continued medical benefits for up to two years; a cash payment equal to the executive's then unvested benefits (if any) that are forfeited under our 401(k) or equivalent plans; use of an executive outplacement service in an amount not to exceed $50,000 or a lump sum cash payment in lieu thereof; and any additional benefits then due or earned under our applicable plans or programs. In addition, if any of the executive's benefits constitute "parachute payments" under Section 280G of the U.S. Internal Revenue Code of 1986, as amended, referred to as the Code, we will make an additional payment to him equal to the excise tax due on those benefits under Section 4999 of the Code, referred to as a gross-up payment. However, if a reduction in the executive's total benefits by not more than 20% would cause none of his benefits to be parachute payments under Section 280G of the Code, then instead of paying the gross-up payment, we will reduce his total benefits by the minimum amount so that none of his payments are parachute payments under Section 280G of the Code if that reduction would result in the executive retaining a greater after tax net benefit than if no such reduction had been made and the executive received the gross-up payment. The foregoing severance benefits are conditioned upon the execution of a legal release of claims in our favor. Each executive is also subject to confidentiality, assignment of innovations and non-solicitation covenants under the applicable severance agreement.

        In February 2008, we entered into an amendment to our existing severance agreement with Mukesh Patel. Mukesh Patel's severance agreement, as amended, provides that, in the event that his employment is terminated by us without "cause" or by him for "good reason" (each as defined in his severance agreement) within one year following a "change in control" of Cherokee, he will be entitled to a cash payment equal to two times his annual rate of base salary at the time of termination and continued medical benefits for up to two years. The merger will constitute such a change in control. The receipt of Mukesh Patel's severance benefits is subject to confidentiality, assignment of innovations and non-solicitation covenants under his severance agreement.

        In February 2008, we entered into a severance agreement with each of Alex Patel, Mr. Marawi, Mr. Ribaudo, Mr. Wagner and Mr. Hong. Each of the severance agreements provides that, in the event the executive's employment is terminated either by us without "cause" or by the executive for "good reason" (each as defined in the severance agreements) within one year following a "change in control" of Cherokee, the executive will be entitled to receive a cash payment equal to his annual base salary and continued medical benefits for up to one year. In the case of Mr. Hong, he will be entitled to receive the above-mentioned severance benefits in the event his employment is terminated either by us without "cause" at any time or by Mr. Hong for "good reason" (each as defined in the severance agreement) within one year following a "change in control" of Cherokee. The merger will constitute such a change in control. Each executive's right to receive severance benefits under the severance agreements is subject to his execution of a release of claims in our favor upon the termination of his employment. The severance agreements also include certain confidentiality, non-solicitation and inventions covenants in our favor.

        If benefits were triggered under each of the severance agreements described above in connection with the merger, based upon information available as of the date of this proxy statement and assuming that the merger closes at or near the end of the fourth calendar quarter of 2008, the following executive officers would be entitled to cash payments in approximately the following amounts:

  •
  Mr. Frank, $1,210,885 (includes cash payment for two years of base salary and pro rata portion of annual bonus, continued medical benefits for two years, cash payment for outplacement services, and gross-up payment on the severance benefits under Mr. Frank's severance agreement and his transaction bonus discussed directly below (value of accelerated options is included above under the heading "Stock Options"));**

**
Please note that Mr. Frank's severance agreement will, if the merger closes, be superseded by a new employment agreement as described below under the heading "Employment Agreement with Jeffrey Frank." From and after the closing of the merger, Mr. Frank will be covered by his new employment agreement and he will not be entitled to any of the benefits described above under his severance agreement.
•
Mr. Fox, $865,326 (includes cash payment for two years of base salary and pro rata portion of annual bonus, continued medical benefits for two years, cash payment for outplacement services, and gross-up payment on the severance benefits under Mr. Fox's severance agreement and his transaction bonus discussed directly below (value of accelerated options is included above under the heading "Stock Options"));

•
Mukesh Patel, $428,699 (includes cash payment for two years of base salary and continued medical benefits);

•
Alex Patel, $224,500 (includes cash payment for one year of base salary and continued medical benefits);

•
Mr. Marawi, $226,181 (includes cash payment for one year of base salary and continued medical benefits);

•
Mr. Ribaudo, $186,908 (includes cash payment for one year of base salary and continued medical benefits);

•
Mr. Wagner, $176,484 (includes cash payment for one year of base salary and continued medical benefits); and

•
Mr. Hong, $134,264 (includes cash payment for one year of base salary and continued medical benefits).

  Transaction Bonus Agreements with Certain Executive Officers

        In April 2008, we entered into a transaction bonus agreement with each of Mr. Frank, Mr. Fox, Mukesh Patel, Mr. Ribaudo, Mr. Wagner, Mr. Brouwers and Mr. Hong. Each of the transaction bonus agreements provides that, in the event of a "company sale" (as defined in the transactions bonus agreements), the executive will be entitled to receive a transaction bonus if the executive is employed by us at the time of the company sale, we terminate the executive's employment without "cause" (as defined in the transaction bonus agreements) within six months prior to the company sale or the executive terminates his employment for "good reason" (as defined in the transaction bonus agreements) within six months prior to the company sale. The merger will constitute such a company sale. The executive must execute a release of claims in our favor following the company sale in order to receive his transaction bonus, and the agreements contain a non-solicitation covenant in our favor.

        The amount of the transaction bonus for which each executive is eligible pursuant to his agreement varies and is tied to the net proceeds received by the selling stockholders in the company sale. Based upon information available as of the date of this proxy statement, the following executive officers would be entitled to the following cash payments under their respective transaction bonus agreements assuming the eligibility conditions described above are satisfied in connection with the merger:

  •
  Mr. Frank, $1,300,000;

  •
  Mr. Fox, $780,000;

  •
  Mukesh Patel, $117,000;

  •
  Mr. Ribaudo, $117,000;

  •
  Mr. Wagner, $117,000;

  •
  Mr. Brouwers, $117,000; and

  •
  Mr. Hong, $52,000.

  Employment Agreement with Jeffrey Frank

        On September 24, 2008, Lineage entered into an employment agreement with Mr. Frank. Mr. Frank's employment agreement establishes the terms of Mr. Frank's employment with Lineage following the closing of the merger and supersedes his existing severance agreement.

        The term of the employment agreement begins on the effective date of the merger and continues for an indefinite term. The employment agreement provides that Mr. Frank will initially be employed as the Vice President and General Manager, Custom Business Unit of Lineage.

        The employment agreement provides that Mr. Frank will receive an annual base salary of $350,000 and will be eligible to receive an annual incentive bonus pursuant to Lineage's existing incentive award plan, although Mr. Frank's annual bonus for the remainder of the 2008 calendar year will be based on our incentive award plan for the 2008 calendar year unless otherwise determined by Lineage's board of directors. The target annual bonus opportunity for Mr. Frank is equal to 50% of his base salary, with the actual amount of the annual bonus to be determined by Lineage's board of directors based upon percentage achievement of certain company and individual performance goals.

        The employment agreement provides that Mr. Frank will be eligible to receive a special bonus equal to $750,000 payable one-third in January 2009 and, subject to Mr. Frank's continued employment with Lineage at the beginning of the applicable month, one-third in each of June 2009 and January 2010. Subject to Mr. Frank executing and not revoking a separation agreement and general release of claims within 45 days following the date of his termination of employment (other than in the case of death), in the event Mr. Frank's employment is terminated by Lineage without "cause" (as defined in the employment agreement), due to his death or "disability" (as defined in the employment agreement) or due to his resignation for "good reason" (as defined in the employment agreement), then any unpaid portion of the special bonus will be paid to Mr. Frank in accordance with the schedule above.

        Mr. Frank will be entitled to receive an equity interest in Lineage equal to 0.75% of Lineage's common equity value measured as of the effective date of the merger. The equity interest will vest on each of the first four anniversary dates of the closing of the merger in 10%, 20%, 25% and 45% installments, respectively. Vesting of the equity interest will fully accelerate upon a liquidity event for Lineage (as defined by the board of directors of Lineage). If Mr. Frank's employment is terminated for any reason, any unvested portion of the equity interest will be forfeited and Lineage will have the right to redeem the vested equity interest at fair market value. However, if Mr. Frank's employment is terminated for "cause" (as defined in the employment agreement), his entire equity interest will be forfeited. Upon the closing of the merger, Mr. Frank will purchase $250,000 of shares of Lineage series A participating preferred stock at a price per share equal to the price that the existing holders of Lineage's series A participating preferred stock paid to acquire a majority of their shares, subject to certain terms, including standard drag-along, tag-along, co-sale rights and piggyback registration rights, and certain transfer restrictions. If Mr. Frank's employment is terminated for any reason, Lineage will have the right to repurchase all of Mr. Frank's series A participating preferred stock at its then fair market value and Mr. Frank will have the right to require Lineage to repurchase the shares for $250,000. If Lineage exercises its right to repurchase and Mr. Frank exercises his right to require repurchase the purchase price will be the greater of $250,000 or fair market value. Within 90 days following the merger, Mr. Frank will have the option to purchase up to an additional $250,000 of shares of Lineage series A participating preferred stock upon the same terms as above, except that Mr. Frank will not have a repurchase right in respect of these additional shares.

        Mr. Frank's employment agreement includes severance benefits if Mr. Frank's employment is terminated by Lineage without "cause" or by Mr. Frank for "good reason" (each as defined in the employment agreement). The severance benefits for such a termination of employment include continued payment of Mr. Frank's base salary for six months and up to six months of continued medical plan coverage following termination. The payment or provision of these severance benefits is subject to Mr. Frank's execution, delivery and non-revocation of a separation agreement and general release of claims in favor of Lineage within 45 days following his termination date.

        The employment agreement provides that, in the event any payments made pursuant to the special bonus in this employment agreement or pursuant to the transaction bonus agreement between Mr. Frank and Cherokee become "parachute payments" under Section 280G of the Code, Mr. Frank will become entitled to an additional payment to cover (subject to certain limitations set forth in the employment agreement) the excise tax due on those benefits under Section 4999 of the Code and a portion of the excise tax liability resulting from the payment of such gross-up payment. However, if a reduction in Mr. Frank's total benefits by not more than 20% would cause none of his benefits to be parachute payments under Section 280G of the Code, then instead of paying the gross-up payment Lineage will reduce his total benefits by the minimum amount so that none of his payments are parachute payments under Section 280G of the Code if that reduction results in Mr. Frank retaining a greater after-tax net benefit than if no such reduction had been made and Mr. Frank received the gross-up payment.

        The employment agreement includes certain protective covenants, including an indefinite restriction on the disclosure of proprietary information, a covenant requiring Mr. Frank to generally assign all inventions relating to Lineage's business to Lineage, a covenant causing Mr. Frank to indefinitely refrain from disparaging Lineage, a covenant restricting Mr. Frank from competing with Lineage for a six-month period following his termination of employment and a covenant restricting Mr. Frank from soliciting Lineage's customers and employees for a six-month period following his termination of employment.

  Repayment of the Senior Notes

        One of our directors, David Robbins, is a Managing Director of GSC Group, Inc., referred to as GSC. Certain affiliates of GSC hold approximately $22.1 million principal amount of Senior Notes. The full $46.6 million aggregate principal amount outstanding under the Senior Notes will become due and payable on November 1, 2008. We do not expect that we will have sufficient cash available at the time of maturity to repay this indebtedness. After the merger, the Senior Notes will become an obligation of Lineage and we anticipate that the outstanding amounts due and payable under the Senior Notes, including those held by affiliates of GSC, will be paid in full at or after the closing by Lineage.

 Appraisal Rights

        Under Section 262 of the General Corporation Law of the State of Delaware, referred to as the DGCL, holders of Cherokee common stock who do not wish to accept the merger consideration being paid by Lineage as described in this proxy statement may elect to have the fair value of their shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash (together with interest, if any) in the amount determined to be the fair value, provided that the holder complies with the provisions of Section 262 of the DGCL.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Cherokee common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Cherokee common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights.

        Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Cherokee special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex D. Any Cherokee stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this proxy statement. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Cherokee common stock, Cherokee believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel.

        Any holder of Cherokee common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

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  as more fully described below, the holder must deliver to Cherokee a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs Cherokee of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

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  the holder must not vote the holder's shares of Cherokee common stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

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  the holder must continuously hold the shares from the date of making the demand through the effective date of the merger; a stockholder who is the record holder of shares of Cherokee common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

        Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

        Only a holder of record of shares of Cherokee common stock is entitled to assert appraisal rights for the shares in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, and should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

        A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attn: Secretary.

        Within ten days after the effective date of the merger, we, as the surviving corporation, must send a notice as to the effectiveness of the merger to each former Cherokee stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement and approve the merger. Within 120 days after the effective date of the merger, but not thereafter, either we or any dissenting stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. We are under no obligation to and have no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

        Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Cherokee common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from us the statement described in this paragraph.

        A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to us, and we will then be obligated within 20 days to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After the Delaware Court of Chancery determines the holders of Cherokee common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Court will determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys' or experts' fees) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of cash they would receive under the merger agreement if they did not seek appraisal of their shares. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Lineage nor Cherokee anticipate offering more than the applicable merger consideration to any stockholder of Cherokee exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of Cherokee common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Any Cherokee stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the merger).

        At any time within 60 days after the effective date of the merger, any Cherokee stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration by delivering to us a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require our written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If we do not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

        Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

 Accounting Treatment

        Cherokee anticipates that the merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Form of the Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Birdie, a wholly owned subsidiary of Lineage and a party to the merger agreement, will merge with and into Cherokee. Cherokee will survive the merger as a wholly owned Delaware subsidiary of Lineage.

Merger Consideration

        At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Lineage or Birdie, and those shares held by stockholders who perfect their appraisal rights (as described in "—Appraisal Rights") will be converted into the right to receive $3.20 in cash, without interest and less applicable withholding taxes. Treasury shares and shares held by Lineage will be canceled immediately prior to the effective time of the merger.

        As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate formerly representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $3.20 per share in cash, without interest and less applicable withholding taxes. The price of $3.20 per share was determined through arm's-length negotiations between Gores and us.

Conversion of Shares; Payment Procedures

        The conversion of our common stock into the right to receive $3.20 per share in cash, without interest and less applicable withholding taxes, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the paying agent will send a letter of transmittal to each of our former stockholders. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

        Upon surrender of a stock certificate formerly representing shares of our common stock, together with a duly completed and validly executed letter of transmittal (or other evidence of transfer as the paying agent may reasonably request in the case of shares held in book entry form), the holder of the certificate will be entitled to receive from the paying agent, on behalf of Lineage, $3.20 in cash, without interest and less applicable withholding taxes, for each share surrendered and any surrendered stock certificate will be cancelled.

        No interest will be paid or accrue on any cash payable upon the surrender of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

        See "The Merger Agreement—Payment Procedures" for additional information about the procedures for exchange of your shares of our common stock.

Effect on Awards Outstanding Under Cherokee's Stock Plans

         Stock Options.    We have granted options to acquire our common stock to certain of our employees, including all of our executive officers, and to our directors under our 2002 Stock Option Plan and our 2004 Omnibus Stock Incentive Plan. These plans provide that, in the event of a "sale of the company" or a "change of control" of Cherokee, all of the then-outstanding stock options granted under the plans will become fully vested and exercisable. The merger will constitute such an event that triggers the accelerated vesting of our stock option grants.

        In accordance with the merger agreement, each unexercised stock option that is outstanding immediately prior to the effective time of the merger (whether or not then vested) will accelerate and be cancelled at the effective time of the merger. The holder of a stock option that is cancelled at the effective time of the merger will be entitled to receive an amount in cash (without interest and less applicable tax withholding) equal to the positive difference (if any) between $3.20 and the per-share exercise price of the stock option, multiplied by the number of shares of our common stock subject to the option. If the exercise price per share of any stock option cancelled at the effective time of the merger equals or exceeds $3.20, the holder of such option will be entitled to receive an amount in cash equal to $0.01 per share.

         ESPP.    Our employees are eligible, in periodic "offering periods," to purchase shares of our common stock at a discounted purchase price under our employee stock purchase plan, referred to as the ESPP. In accordance with the merger agreement, no new offering period will commence under the ESPP following the expiration of the current offering period, and we have further agreed to not amend the term of the current offering period, which expires on November 15, 2008. Participants in the ESPP will be permitted to exercise their ESPP purchase rights for the current offering period under the ESPP immediately prior to the effective time of the merger (to the extent the current offering period does not end prior to the effective time of the merger), and the shares of our common stock purchased under the ESPP will be cancelled at the effective time of the merger and converted into the right to receive an amount in cash (without interest and less applicable tax withholding) equal to $3.20 per share. The ESPP will terminate as of the effective time of the merger.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, referred to as the Delaware Secretary of State, or at such later time as is agreed upon by Lineage and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the third business day after satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the completion of the merger described in the merger agreement.

Delisting and Deregistration of Cherokee's Common Stock

        If the merger is completed, our common stock will no longer be traded on Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Cherokee's obligation to file reports under the Exchange Act will be suspended.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of certain material U.S. federal income tax consequences of the merger relevant to U.S. Holders (as defined below) whose shares of Cherokee common stock are converted to cash pursuant to the merger. The summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be relevant to particular U.S. Holders in light of their personal circumstances. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury Regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date of this proxy statement and all of which are subject to change or different interpretations, possibly with retroactive effect.

        The summary applies only to U.S. Holders who hold their shares of Cherokee common stock as capital assets within the meaning of Section 1221 of the Code and does not apply to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, holders who acquired their shares of Cherokee common stock pursuant to the exercise of employee stock options or other compensation arrangements, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, holders who validly exercise appraisal rights, retirement plans, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, holders who hold their shares of Cherokee common stock as part of a straddle, hedge, conversion transaction or other integrated investment, holders who may be subject to the alternative minimum tax, or holders that have a functional currency other than the U.S. dollar. This summary does not address any state, local or non-U.S. tax consequences of the merger and does not purport to describe all potential U.S. federal tax consequences of the merger.

        If a partnership holds Cherokee common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Cherokee common stock should consult his, her, or its own tax advisors.

        For purposes of this summary, a "U.S. Holder" means a beneficial owner of Cherokee common stock that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.

  Tax Treatment of the Merger Generally

        The receipt of cash for shares of Cherokee common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for its shares of Cherokee common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in such shares. Any such gain or loss would be long-term capital gain or loss if the U.S. Holder has held the shares of Cherokee common stock for more than one year at the time of the consummation of the merger. If a U.S. Holder acquired different blocks of Cherokee common stock at different times or different prices, the U.S. Holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of Cherokee common stock. Long-term capital gain of U.S. Holders who are individuals is generally subject to U.S. federal income tax at a reduced rate. Certain limitations apply to the deduction of capital losses.

  Backup Withholding

        Backup withholding at the applicable rate (currently at the rate of 28%) may apply to a U.S. Holder with respect to payments received in connection with the merger, unless the U.S. Holder properly provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable backup withholding tax rules and certification requirements. Backup withholding is not an additional tax. Any amount withheld under the backup withholding tax rules from a payment to a U.S. Holder should be allowed as a refund or credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed in a timely manner.

        The preceding summary is for general information only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any state, local, non-U.S. or other tax laws, and changes in tax laws.

 Regulatory Matters

        Under the terms of the merger agreement, we and Lineage agreed to use our reasonable best efforts to file with the Antitrust Division and the FTC the notification and report form required under the HSR Act with respect to the transactions contemplated by this the merger agreement as promptly as practicable, to cooperate with the other to the extent necessary to assist the other in the preparation of its HSR filing and to request early termination of the waiting period required by the HSR Act. In addition, we and Lineage each agreed to respond as promptly as practicable to any inquiries or requests received from the FTC or the Antitrust Division and not to extend any waiting period under the HSR Act without the prior written consent of the other parties to the merger agreement. Lineage and Cherokee have determined that a filing under the HSR Act is not required for the consummation of the transactions contemplated by the merger agreement, including the merger. The merger is subject to review by the antitrust authorities in Germany and may be subject to review or notice requirements under the antitrust laws of other foreign jurisdictions.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement and is incorporated herein by reference.

        The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide you with any factual information about any party to the merger agreement, including any information about their condition (financial or otherwise). Specifically, although the merger agreement contains representations and warranties of each of us, Birdie and Lineage, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including exceptions and other information contained in the confidential disclosure letter that the parties exchanged in connection with signing the merger agreement that are not included in this document. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, you should not look to or rely on such representations and warranties for information about the parties to the merger agreement. You should read the merger agreement together with the other information covering us that we publicly file in reports and statements with the SEC.

Structure and Effective Time

        The merger agreement provides for the merger of Birdie with and into us. At that time, the separate corporate existence of Birdie will cease and we will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Lineage.

        The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State (or at a later time as specified in the certificate of merger). We will file the certificate of merger as soon as practicable on or after the closing, which will take place no later than three business days after the satisfaction or (to the extent permitted by applicable law) waiver of the parties' conditions to completion of the merger. See "—Conditions to the Completion of the Merger." Following the completion of the merger, our common stock will no longer be listed on Nasdaq, will be deregistered under the Exchange Act, and will no longer be publicly traded, and our obligation to file reports under the Exchange Act will be suspended. We will be a privately held corporation and our current stockholders will cease to have any ownership interest in us or rights as our stockholders. Therefore, our current stockholders will not participate in any future earnings or growth of Cherokee and will not benefit from any appreciation in the value of Cherokee.

Merger Consideration

        The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $3.20 in cash, without interest and less applicable withholding taxes. All treasury shares and shares owned by us, Lineage or any of our or its subsidiaries will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any of our shares are properly exercised by any of our stockholders, then those shares will be treated as described under "The Merger—Appraisal Rights."

        After the merger is effective, each holder of a certificate or book entry position formerly representing shares of our common stock will no longer have any rights as a stockholder of Cherokee with respect to the shares, except for the right to receive the merger consideration.

        See "The Merger—Effect on Awards Outstanding Under Cherokee's Stock Plans" for a description of the treatment of stock options and purchase rights under our employee stock purchase plan.

Payment Procedures

        Effective automatically upon completion of the merger, you will have the right to receive the per share merger consideration in cash, without interest and less any applicable withholding tax. We and Lineage selected Union Bank of California, NA to act as paying agent under the merger agreement. Prior to the effective time of the merger, Birdie will enter into an agreement with the paying agent in a form reasonably acceptable to us. Immediately after the effective time of the merger, Birdie will make available (or Lineage will cause the surviving corporation of the merger to make available) to the paying agent cash in an amount sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of our common stock.

        Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares, immediately prior to the effective time of the merger, a letter of transmittal and instructions for use in surrendering certificates (for certificated shares) or shares you may hold represented by book entry in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (for certificated shares) for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the paying agent may require, or upon surrender of book entry shares, the holder of such shares will be entitled to receive the merger consideration into which the number of such shares will have been converted pursuant to the merger agreement, without any interest thereon. The surrendered certificates or book entry shares will be cancelled.

        If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it will be a condition to such payment that the certificate or instrument so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid all taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or will have established to the satisfaction of the Lineage that such tax is not payable.

        In the event any certificates representing shares of our common stock have been lost, stolen or destroyed, the paying agent will issue the merger consideration to such stockholder upon the making of an affidavit of that fact by the holder thereof. However, the surviving corporation of the merger may, in its discretion, require such stockholder to deliver a bond in a reasonable amount as it may direct as indemnity against any claim that may be made against the surviving corporation of the merger with respect to the certificates alleged to have been lost, stolen or destroyed.

        You should not send your certificates now, and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement, the merger agreement and such letters of transmittal.

        Twelve months after the effective time of the merger, the paying agent will deliver to the surviving corporation of the merger, upon demand, any funds made available to the paying agent which have not been disbursed to holders of our common stock. Any holders of our common stock who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to the surviving corporation of the merger for payment of the merger consideration to which they are entitled. We, Lineage, Birdie and the paying agent will not be liable to any holder of shares of our common stock for any amounts paid to a public official pursuant to applicable state, federal or other abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of our common stock five years after the effective time of the merger, or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority, will become, to the extent permitted by applicable law, the property of the surviving corporation of the merger, free and clear of any claims or interests of any person previously entitled thereto.

Directors and Officers

        The merger agreement provides that the directors of Birdie immediately prior to the effective time of the merger will be the directors of the surviving corporation of the merger. The merger agreement provides that the officers of Cherokee immediately prior to the effective time of the merger will be the officers of the surviving corporation of the merger.

Representations and Warranties

        The merger agreement contains representations and warranties of us as to, among other things:

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  our organization, good standing and corporate power;

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  our subsidiaries and equity interests;

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  our capital structure;

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  the authorization, execution, delivery, consummation and the enforceability of the merger agreement and related matters;

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  the approval of the merger and the recommendation of the merger by our board of directors;

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  the required vote of our stockholders in connection with the merger;

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  the absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

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  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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  our SEC filings and our financial statements;

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  our compliance with the applicable provisions of the Sarbanes-Oxley Act;

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  the absence of undisclosed liabilities;

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  the accuracy and compliance as to form with applicable securities laws of this proxy statement and other documents filed with the SEC in connection with the merger;

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  the absence of a material adverse effect (as defined below) and certain other changes or events related to us or our subsidiaries since December 30, 2007;

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  certain material contracts to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

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  intellectual property;

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  tax matters;

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  changes in our employee benefit plans;

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  our compliance with the terms of our employee benefit plans;

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  labor matters;

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  litigation;

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  our compliance with applicable laws;

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  the validity and receipt of the necessary permits to conduct our business;

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  real property matters;

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  environmental matters;

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  the absence of undisclosed banking or broker's fees;

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  the opinion of our financial advisor, Stephens, Inc.;

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  our insurance policies;

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  related party transactions;

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  our customers; and

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  our suppliers.

        For purposes of the merger agreement, a "material adverse effect" means any event, state of facts, change, development, effect or occurrence that (1) prevents our ability to consummate the merger or (2) is materially adverse to the business, properties, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole, excluding any effect resulting from or arising out of:

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  actions or omissions by us or our subsidiaries taken with the prior written consent of Lineage;

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  any change in the price or trading volume of our common stock in and of itself (although any cause of any such failure may be taken into consideration);

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  any failure of us to meet internal or analysts' expectations or projections, forecasts or revenue or earnings predictions (although any cause of any such failure may be taken into consideration);

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  general conditions affecting the industries in which we or any of our subsidiaries operate that do not disproportionately affect us and our subsidiaries relative to other participants in the industries in which we operate and who produce similar products and service similar markets;

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  changes affecting the financial or securities markets or the economy in general that do not disproportionately affect us and our subsidiaries;

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  the announcement, pendency, or consummation of the merger or announcement of the identity of Lineage as our acquiror (and not principally the result of any other effects); or

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  any effect resulting from certain facts or conditions that are disclosed in the company disclosure letter.

        In addition, the merger agreement contains representations and warranties by Lineage and Birdie as to:

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  organization, good standing and corporate power;

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  the conduct and capitalization of Birdie;

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  the authorization, execution, delivery, consummation and the enforceability of the merger agreement and related matters;

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  the absence of violations of or conflicts with Lineage's and Birdie's governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

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  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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  the balance sheet of Lineage;

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  the accuracy of information supplied by Lineage that is included in this proxy statement;

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  the absence of undisclosed banking or broker's fees; and

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  adequacy of financial resources to complete the merger.

        The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants; Conduct of Our Business Prior to the Merger

        We have agreed in the merger agreement as to ourselves and our subsidiaries that, subject to certain exceptions or as required by applicable law, between the date of the merger agreement and the effective time of the merger, we will carry on our business in the ordinary course consistent with past practices and use commercially reasonable efforts to preserve intact our current business organization, keep available the services of our current officers and employees and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us to the end that our goodwill and ongoing business will be unimpaired at the effective time of the merger.

        In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Lineage's prior written consent, take the following actions:

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  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our capital stock;

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  split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

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  purchase, redeem or otherwise acquire our or our subsidiaries securities or any other securities (other than net exercises of stock options);

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  make any capital contribution in cash or other property to any of our subsidiaries;

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  issue, deliver, sell or grant any shares of our capital stock or capital stock of any of our subsidiaries, any voting company debt or other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting company debt, voting securities or convertible or exchangeable securities or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units (other than the issuance our common stock on the exercise of stock options or pursuant to the employee stock purchase program and in accordance with their present terms and as required to comply with any of our benefit plan as in effect on the date of the merger agreement);

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  amend our certificate of incorporation, bylaws or other comparable charter or organizational documents;

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  acquire, merge, consolidate with, purchase an equity interest in or purchase a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof to the extent the aggregate purchase price payable in respect of all such acquisitions during the term of the merger agreement exceeds $500,000 (provided that the terms of any such acquisition would not reasonably be expected to materially delay or interfere with the consummation of the merger or any of the other transactions);

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  except as required by applicable law (including compliance with section 409A of the Internal Revenue Code), increases of compensation and benefits of non-executive employees in the ordinary course of business consistent with past practice, as otherwise contemplated by the merger agreement or as required under to the terms of any company benefit plan in effect on the date of the merger agreement:
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  grant to any of our or our subsidiaries' current or former officers, directors, consultants or employees any increase in compensation;

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  grant to any such current or former officer, director, consultant or employee any increase in or new rights to severance or termination pay;

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  enter into any employment or consulting agreement with any of our officers, directors, consultants, or employees for which the total annual compensation exceeds $150,000;

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  establish, adopt, enter into or amend in any material respect any collective bargaining agreement or company benefit plan; and

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  take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement or company benefit plan;

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  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations, except for changes required by generally accepted accounting principles;

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  sell, lease, license or otherwise dispose of or subject to any lien any of our or our subsidiaries' properties or assets (including any capital stock of our subsidiaries), except:
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  sales, leases or dispositions made, or licenses or liens granted, in the ordinary course of business consistent with past practice;

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  liens granted to secure indebtedness permitted to be incurred under the merger agreement; and

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  sales, leases or dispositions of assets with a fair value not in excess of $250,000 in the aggregate;

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  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any of our or our subsidiaries' debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person, amend or modify the terms of any current indebtedness or enter into any arrangement having the economic effect of any of the foregoing, except for:
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  indebtedness incurred in the ordinary course of business consistent with past practice under our current existing revolving credit facilities and

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  indebtedness incurred by the refinancing of our current existing revolving credit facilities so long as such refinancing does not result in aggregate indebtedness greater than that outstanding as of the date of such refinancing;

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  make any loans, advances or capital contributions to, or investments in, any other person, other than advances to employees in the ordinary course of business consistent with past practice;

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  make, incur or agree to make any new capital expenditure or expenditures that, in the aggregate, exceeds the capital expenditure budget set forth in the company disclosure letter;

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  make or change any material tax election, file any material amended tax return, make or change any material method of accounting with respect to taxes, waive or agree to extend the statute of limitations with respect to taxes, or settle or compromise any material tax liability or refund except in each case as required by applicable law;

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  enter into any lease (including renewals) of real property that is not in the ordinary course of business consistent with past practice or that, by its terms, calls for aggregate payments by us or any of our subsidiaries of more than $250,000 annually;

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  cancel any material indebtedness except in the case of the refinancing of our current existing revolving credit facilities or the Senior Notes;

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  settle or compromise any pending or threatened suit, action, claim or litigation, except in the ordinary course of business and where such settlement or compromise would result in payment (individually and not in the aggregate), net of insurance, by us of less than $100,000 or, taken together with all settlements and compromises, $250,000;

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  fail to maintain insurance covering risks of such types and such amounts as are consistent with past practices;

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  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Cherokee;

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  materially amend or terminate any material contract or enter into any material contract except in the ordinary course of business consistent with past practices;

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  enter into any related party transaction;

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  incur any further expenses related to the preparation, negotiation and execution of the merger agreement and consummation of the merger, as well as any bonuses payable to officers of the company solely as a result of the consummation of the merger, other than pursuant to arrangements in effect on the date of the merger agreement; or

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  authorize any of, or commit or agree to take any of, the foregoing actions.

Board Recommendation; No Solicitation of Alternative Proposals

        We have agreed to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed that neither we nor any of our subsidiaries will, nor will we or any of our subsidiaries authorize or permit any of our or their directors, officers, employees or representatives to, directly or indirectly solicit, initiate, cause, encourage or take any other action to facilitate the submission of any takeover proposal or any inquiry or proposal that could reasonably be expected to lead to a takeover proposal. In addition, we may not enter into, continue or otherwise participate in any discussions or negotiations with or furnish to any person (other than to Lineage, its representative or our representatives) any confidential information with respect to or intended to facilitate a takeover proposal.

        Under the merger agreement, "takeover proposal" means any inquiry, proposal or offer by a third party relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction (other than the transactions contemplated by the merger agreement) with respect to:

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  assets or businesses that constitute or represent 20% or more of the total revenue or assets of us and our subsidiaries, taken as a whole; or

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  20% or more of the outstanding shares of our common stock.

        Notwithstanding these limitations, prior to the time that our stockholders adopt and approve the merger agreement, in response to an unsolicited bona fide written takeover proposal that did not result from a breach of our no solicitation covenant, and if our board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that a takeover proposal is, or is likely to lead to, a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, our board of directors may:

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  furnish information with respect to us and our subsidiaries to the person making the takeover proposal (and its representatives), as long as we receive or have received from the person making the superior takeover proposal an executed confidentiality agreement with terms (including with respect to standstill provisions) no less favorable to us than those contained in our confidentiality agreement with Lineage (however, all information provided to the person making a superior takeover proposal must have previously been provided to Birdie or must be provided to Birdie prior to or at the time it is provided to the person making a superior takeover proposal);

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  participate in discussions or negotiations with the person making the takeover proposal (and its representatives) regarding the superior takeover proposal; and

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  waive any standstill with the person making the takeover proposal.

        Under the merger agreement, "superior proposal" means any written bona fide takeover proposal that did not result from a breach of our non-solicitation covenant and that, if consummated, would result in the third party (or in the case of a direct merger between the third party and us, the stockholders of the third party) acquiring, directly or indirectly, more than 50% of the voting power of the our common stock or our assets our subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that our board determines in good faith (after consultation with its financial advisors and outside legal counsel) is more favorable from a financial point of view to the holders of our common stock than the proposal in the merger agreement, taking into account all financial, legal, regulatory and other aspects of such proposal and of the merger agreement (including any changes to the financial terms of the merger agreement proposed to us by Lineage in response to such proposal or otherwise) that the board determines in good faith to be relevant.

        Our board of directors has agreed to recommend adoption and approval of the merger agreement. Our board has also agreed that it will not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lineage or Birdie, its recommendation that our stockholders adopt and approve the merger agreement or recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, another takeover proposal, referred to as an adverse recommendation change, unless our board determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

        Our board has further agreed that it will not approve or recommend, or publicly propose to approve or recommend or cause or us, or any of our subsidiaries, to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to any takeover proposal, referred to as an acquisition agreement, constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal (other than a confidentiality agreement entered into in connection with a superior proposal) or resolve or agree to take any such action, unless our board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the takeover proposal is a superior proposal and that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties to our stockholders under applicable law.

        Notwithstanding anything in the non-solicitation clause to the contrary, at any time prior to our stockholders' adoption and approval of the merger agreement, in response to a superior proposal that did not result from a breach of our non-solicitation covenant, our board, may:

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  cause or permit us to terminate the merger agreement following payment of the termination fee; and

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  concurrently enter into an acquisition agreement with respect to such superior proposal.

        Under the terms of the merger agreement, our board may not make an adverse recommendation change in connection with a superior proposal and we may not exercise our right to terminate the merger agreement as a result of a superior proposal unless:

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  we give Lineage five business days' written notice of the superior proposal;

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  we provide the material terms and conditions of the superior proposal and identify the person making the superior proposal to Lineage; and

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  Lineage does not make, within five business after receipt of the notice from us, an offer that is determined by our board of directors in good faith, after consultation with our outside legal counsel and financial advisor, to be at least as favorable to our stockholders as the superior proposal.

        Under the terms of the merger agreement, we are required to promptly (but in no event later than three calendar days) notify Lineage orally and in writing after we receive any takeover proposal, or any inquiry that would reasonably be expected to lead to a takeover proposal. We are also required to provide Lineage with the material terms and conditions of the takeover proposal or inquiry and the identity of the person making the takeover proposal or inquiry. In addition, subject to the fiduciary duties of our board, we must keep Lineage reasonably informed of the material terms of any takeover proposal or inquiry.

Preparation of Proxy Statement and Stockholders Meeting

        We agreed, as promptly as practicable after executing the merger agreement, to prepare and file with the SEC this proxy statement relating to the special meeting of our stockholders to adopt and approve the merger agreement and the transactions contemplated therein, including the merger, and to file any additional documents that may be required by the SEC between the date of the merger agreement and the effective time of the merger. We also agreed to call a special meeting of stockholders to be held as soon as practicable after executing the merger agreement to seek your approval for the merger.

Access to Information and Confidentiality

        We and Lineage agreed to afford to the each other and our respective officers, employees and agents reasonable access during normal business hours to our respective books, records, personnel and properties, subject to certain limitations, and we agreed to hold any information received from the other in confidence.

 Reasonable Best Efforts

        Subject to the terms and conditions of the merger agreement, we, Lineage and Birdie have agreed to use our respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger. For purposes of the merger agreement, "reasonable best efforts" includes:

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  using commercially reasonable efforts to cause the closing conditions to be satisfied;

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  taking all reasonable steps necessary to obtain a consent or waiver from any governmental entity that is required to be obtained to satisfy antitrust concerns;

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  taking all commercially reasonable steps as may be necessary to obtain all necessary consents, approvals or waivers from any third parties reasonably requested by Lineage to be obtained in connection with the merger under the material contracts (except paying fees or penalties to obtain waivers);

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  executing or delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement;

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  responding as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either governmental entity; and

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  not entering into any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement without the prior written consent of the other.

        For Lineage, reasonable best efforts will include efforts to avoid the entry of, or to have lifted, any injunction, decree, order or judgment that would prevent or delay the closing, including an agreement to:

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  propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the merger, the sale, divestiture or disposition of assets or businesses of us and our subsidiaries that are not part of our business and/or assets or businesses of Lineage or any of its affiliates (or equity interests held by Lineage or any of its affiliates in entities with assets or businesses) that relate to our business;

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  offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of us and our subsidiaries that are not part of our business and/or any assets or businesses of Lineage or any of its affiliates (or equity interests held by Lineage or any of its affiliates in entities with assets or businesses) that relate to our business; provided, however, that Lineage will in no event be obligated to take any action if the taking of such action is reasonably likely to be materially burdensome to Lineage and its subsidiaries taken as a whole or to impact in a materially adverse manner the operations of Lineage or the economic or business benefits to Lineage of the transactions contemplated by this Agreement.

        For us, "reasonable best efforts" does not include a requirement that we, or any of our subsidiaries, amend or agree to amend any contract as a condition of obtaining a waiver or consent, unless it is requested by Lineage and is expressly conditioned on the consummation of the merger. Moreover, we will agree if requested by Lineage to divest, hold separate or otherwise take or commit to take any action that limits Lineage's freedom of action with respect to, or its ability to retain, any of our or our subsidiaries' businesses or assets, but only if such action is expressly conditioned upon the consummation of the merger.

Employee Benefit Matters

        For a period of one year following the effective time of the merger (or earlier if a person earlier ceases to be employed by Lineage, the surviving corporation of the merger, or any of their respective subsidiaries), Lineage will maintain or cause the surviving corporation of the merger to maintain for the benefit of our and our subsidiaries' employees immediately prior to the effective time of the merger our benefit plans (other than any equity based compensation and change in control benefits) at the benefit levels in effect on the date of the merger agreement or provide or cause to be provided benefits to each of our employees that are substantially comparable in the aggregate (not including any value attributable to equity-based compensation or change in control benefits) to the benefits provided to our employees on the date of the merger agreement.

        In addition, Lineage has agreed that, as of the effective time of the merger, our employees will receive full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service to us and our subsidiaries under each of the comparable employee benefit plans, programs and policies of Lineage, the surviving corporation of the merger or the relevant subsidiary, as applicable, in which our employee becomes a participant.

        Finally, as of the closing date, Lineage will, or will cause the surviving corporation of the merger or relevant subsidiary to, credit our employees the amount of vacation time that they had accrued under any of our or our subsidiaries' applicable vacation plans or policies as of the closing date. With respect to each health or welfare benefit plan maintained by Lineage, the surviving corporation of the merger or the relevant subsidiary for the benefit of our employees, Lineage will use commercially reasonable efforts to, or will cause the surviving corporation of the merger or relevant subsidiary to use commercially reasonable efforts to:

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  cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent any such periods, requirements or limitations would not have been applicable under our applicable benefit plan; and

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  cause each of our employees to be given credit under such plan for all amounts paid by such employee under any of our similar benefit plans for the plan year that includes the closing date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Lineage, the surviving corporation of the merger or the relevant subsidiary, as applicable, for the plan year in which the closing date occurs.

Public Announcements

        We agreed with Lineage and Birdie not to issue any press release or make any public statement with regard to the contemplated transactions without consultation with, and prior review of, the other party, except as may be required by applicable law. The parties agreed that the initial press release announcing the merger and all communication material to our employees would be in agreed form.

Stockholder Litigation

        We agreed, to the extent permitted by applicable law, in the event that any stockholder litigation relating to merger is brought or threatened against us or any members of the board prior to the effective time of the merger, that we will promptly notify Lineage and keep Lineage reasonably informed with respect to the status thereof. We agreed to give Lineage the opportunity to participate in the defense or settlement of any stockholder litigation against us or any members of the board relating to the merger and we will not settle any stockholder litigation for an amount in excess of $250,000 (when combined with each other such settlement) without the consent of Lineage (which will not be unreasonably withheld or delayed).

Cooperation with Financing

        We agreed to use, and to cause our subsidiaries to use, reasonable best efforts to provide cooperation in connection with any debt financing as may be reasonably requested by Lineage.

Other Covenants

        The merger agreement contains a number of other covenants, including covenants relating to transfer taxes and certain additional actions required of us.

Conditions to Completion of the Merger

        Pursuant to the merger agreement, each party's obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

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  the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting and approving the merger agreement;

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  the applicable waiting period under the HSR Act, or applicable foreign antitrust or competition law, must have expired or terminated and any approvals must have been obtained; and

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  no applicable law, order or restraint that prohibits the consummation of the merger must be in effect.

        Lineage's and Birdie's obligations to complete the merger are also subject to the following conditions or their waiver (to the extent permitted by applicable law):

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  the following representations and warranties made by us must be true and correct in all material respects as of the closing date (without giving effect to any qualifications or limitations as to materiality or material adverse effect and except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such earlier date): (1) capital structure and (2) authority; execution and delivery; enforceability;

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  all other representations made by us must be true and correct in all respects as of the closing date of the merger as if made at and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of the closing date (without giving effect to any qualifications or limitations as to materiality or material adverse effect) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

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  we must perform in all material respects all of our obligations required to be performed by us at or prior to the closing;

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  we must provide to Lineage a certificate of good standing from the Delaware Secretary of State, duly adopted resolutions of our board and our stockholders adopting the merger agreement and certified copies of our organizational documents;

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  no event, circumstance, development, change, effect, occurrence or state of fact occurs that has had or will reasonably be expected to have a material adverse effect on our business;

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  holders of no more than five percent of the outstanding shares demand appraisal rights; and

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  certain third-party consents are obtained.

        Our obligation to complete the merger is also subject to the following conditions or their waiver (to the extent permitted by applicable law):

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  the representations and warranties of Lineage and Birdie contained in the merger agreement must be true and correct as of the closing date as though made on the closing date (other than such representations or warranties that address matters only as of a certain date, which must be true in all material respects as of such date), except to the extent that the facts of matter as to which such representations and warranties are not so true and correct as of the closing date (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, do not impair in any material respect the ability of Lineage or Birdie to perform its obligations or prevent or materially impede the consummation of the merger agreement;

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  each of Lineage and Birdie must have performed in all material respects all of its obligations required to be performed by it at or prior to the closing date; and

  •
  Lineage's delivery to us of a certificate of good standing for Birdie from the Delaware Secretary of State, duly adopted resolutions of the boards of both Lineage and Birdie and of Birdie's stockholder adopting the merger agreement, and certified copies of Birdie's organizational documents.

Termination

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

  •
  by the mutual written agreement of us, Birdie and Lineage;

  •
  by either us or Lineage if the merger has not been consummated on or before January 31, 2009 for any reason (but not to any party whose material breach of the merger agreement resulted in the failure of the effective date of the merger to occur on or before January 31, 2009);

  •
  by either us or Lineage if there is any applicable law or order that has become final and non-appealable that makes completion of the merger illegal or enjoins us or Lineage from completing the merger;

  •
  by either us or Lineage if our stockholders do not adopt the merger agreement;

  •
  by Lineage if our board of directors makes an adverse recommendation change;

  •
  by Lineage if we, or any of our subsidiaries, approve, adopt, recommend or enter into takeover proposal or give notice of a superior proposal;

  •
  by Lineage if we breach any representation or warranty or fail to perform any covenant or agreement under the merger agreement that would cause the conditions to closing relating to our representations, warranties and covenants not to be satisfied (but not if the breach is capable of being cured before January 31, 2009 or if Lineage or Birdie is in material breach of any of their representations, warranties, covenants or agreements);

  •
  by Lineage if a material adverse effect has occurred (but not if we can cure the conditions underlying the material adverse effect within 45 days of notice from Lineage that it intends to terminate the merger agreement because of a material adverse effect);

  •
  by us if Lineage breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement that would cause the conditions to closing relating to its representations, warranties and covenants not to be satisfied (but not if the breach is capable of being cured before January 31, 2009 or we are in material breach of any of our representations, warranties, covenants or agreements); or

  •
  by us if, prior to adoption of the merger agreement by our stockholders, our board authorizes us to accept or enter into a binding definitive agreement for a superior proposal (provided that we meet certain conditions specified in the merger agreement, including giving notice to Lineage and paying a termination fee).

Termination Fee

        We are obligated to pay Lineage a fee of $2,500,000 if the merger agreement is terminated:

  •
  by Lineage because of an adverse recommendation change;

  •
  by Lineage because we, our board, or a committee of our board, has approved a takeover proposal or entered into, or allowed our subsidiaries to enter into, a definitive agreement for takeover proposal;

  •
  by Lineage because we have given Lineage notice of a superior proposal; or

  •
  by us because we have entered into a binding definitive agreement for a superior proposal.

        We are also obligated to pay a termination fee of $2,500,000 if the merger agreement is terminated because our stockholders fail to adopt and approve the merger agreement at the special meeting and, prior to the special meeting, an acquisition proposal had been publicly made, and within 12 months following the date of such termination, we enter into a definitive agreement with respect to, recommend to our stockholders, or complete a proposal (except references to 20% in the definition of "takeover proposal" will be deemed references to 50%).

        We are further obligated to pay a termination fee of $2,500,000 if the merger agreement is terminated because the merger does not close by January 31, 2009 and, prior to termination of the merger agreement, an acquisition proposal had been publicly made, and within 12 months following the date of such termination we enter into a definitive agreement with respect to, recommend to our stockholders, or complete, a proposal (except references to 20% in the definition of "takeover proposal" will be deemed references to 50%).

Expenses

        Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees or expenses, except that the HSR Act filing fee will be paid by us.

Amendment

        The merger agreement may be amended by the parties at any time before or after any approval of the merger agreement by our stockholders, but after stockholder approval, no amendment may be made that by law requires further stockholder approval without such further stockholder approval.

Governing Law

        The merger agreement is governed by Delaware law.

Assignment

        Neither the merger agreement nor any of the rights, interests or obligations under the merger agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Birdie may (1) assign, in its sole discretion, any of or all its rights, interests and obligations under the merger agreement to Lineage or to any direct or indirect wholly owned subsidiary of Lineage or (2) collaterally assign its rights under the merger agreement to any party providing debt financing in connection with the transaction contemplated hereby, but no such assignment shall relieve Birdie of any of its obligations under the merger agreement.

Specific Performance

        We, Lineage and Birdie have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, we agreed that we, Lineage and Birdie would be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any Delaware State court (in addition to any other remedy which any of us may be entitled to at law or in equity).

THE VOTING AGREEMENT

        Contemporaneously with the execution and delivery of the merger agreement, GSCP (NJ), Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P., stockholders and beneficial owners of our common stock, entered into a voting agreement dated September 24, 2008 with Lineage, Birdie and us. These stockholders owned in the aggregate 9,798,124 shares, or approximately 50.3%, of our common stock as of the record date for the special meeting.

        The following summary description of the voting agreement is qualified in its entirety by reference to the voting agreement, which is attached as Annex B to this proxy statement and is incorporated herein by reference.

        Each stockholder who entered into the voting agreement with Lineage, Birdie and Cherokee agreed to vote the subject Cherokee shares at the Cherokee special meeting:

  •
  in favor of adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any other takeover proposal;

  •
  against any merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of Cherokee's assets or securities or any other extraordinary transaction involving us, other than the merger; and

  •
  against any proposal or transaction that would impede, delay, frustrate, prevent or nullify the merger, the merger agreement or any of the transactions contemplated by the merger agreement.

        These stockholders also agreed to grant Lineage an irrevocable proxy and appoint Lineage as the stockholder's attorney-in-fact with full power of substitution to vote the subject Cherokee shares on any of the foregoing matters at the Cherokee special meeting.

        The voting agreement terminates upon the earlier of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms or (3) written notice of termination of the voting agreement by Lineage to the stockholders signing the voting agreement.

        The stockholders signing the voting agreement have agreed that they will be bound by non-solicitation provisions of the merger agreements generally consistent with those described above under "The Merger Agreement—Board Recommendation; No Solicitation of Alternative Proposals." These stockholders further agreed to certain restrictions on the transfer of their subject Cherokee shares.

MARKET PRICE AND DIVIDEND DATA

        Our common stock is quoted on Nasdaq under the symbol "CHRK." The following table sets forth for the periods indicated the high and low per share closing sales price of our common stock as quoted on Nasdaq:

	Cherokee Common Stock
	Low	High
Fiscal Year ended December 31, 2006
First Quarter	$3.95	$5.27
Second Quarter	3.49	6.80
Third Quarter	3.30	4.21
Fourth Quarter	2.90	4.03
Year ended December 30, 2007
First Quarter	4.00	5.88
Second Quarter	4.58	5.76
Third Quarter	3.25	5.03
Fourth Quarter	2.15	3.77
Year ending December 28, 2008
First Quarter	1.65	2.76
Second Quarter	1.65	3.00
Third Quarter	1.70	2.99
Fourth Quarter (through October 21, 2008)	2.61	2.91

        On September 24, 2008, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of our common stock, as reported on Nasdaq, was $2.40. On October 21, 2008, the most recent practicable date prior to the printing of this document, the closing price per share of our common stock, as reported on Nasdaq, was $2.85.

        We have not paid any cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Following the merger, there will be no further market for our common stock.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known to us as of October 21, 2008, regarding the beneficial ownership of our common stock by:

  •
  persons known by us to beneficially own greater than 5% of our outstanding stock,

  •
  each director and nominee,

  •
  our Chief Executive Officer and the other named executive officers, and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days after October 21, 2008. Unless otherwise indicated, to our knowledge, the persons or entities identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

        Unless otherwise indicated, the address of each of the individuals named below is c/o Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780.

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares with Right to Acquire	Total Shares Beneficially Owned	Percent of Outstanding Shares(1)
5% Stockholders:
GSCP (NJ), Inc.	5,020,148	—	5,020,148	25.8%
GSC Recovery II, L.P.
GSC Recovery IIA, L.P.
GSC Partners CDO Fund, Limited
GSC Partners CDO Fund II, Limited(2) 500 Campus Drive Suite 220 Florham Park, New Jersey 07932
Oaktree Capital Management, LLC	4,777,976	—	4,777,976	24.5%
OCM Principal Opportunities Fund, L.P.
OCM/GFI Power Opportunities Fund, L.P.(3) 333 South Grand Avenue, 28th Floor Los Angeles, California 90071
F&C Asset Management plc(4) 80 George Street Edinburgh EH2 3BU, United Kingdom	1,130,031	—	1,130,031	5.8%
Green River Management I, L.L.C.	1,070,126	—	1,070,126	5.5%
Green River Offshore Fund Management Company, L.L.C.
Mark McGrath(5) 610 Fifth Avenue, Suite 305 New York, NY 10020
Directors and Named Executive Officers:
Raymond Meyer	204,844	32,500	237,344	1.2%
Jeffrey Frank	21,985	452,846	474,831	2.4%
John Michal Conaway	—	—	—	—
Clark Michael Crawford	31,538	27,564	59,102	*
David Robbins(6)	5,020,148	—	5,020,148	25.8%

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares with Right to Acquire	Total Shares Beneficially Owned	Percent of Outstanding Shares(1)
Larry Schwerin	—	2,500	2,500	*
Phil Smoot	—	7,500	7,500	*
Linster W. Fox	—	75,000	75,000	*
Alex Patel	2,100	125,321	127,421	*
Mukesh Patel	12,421	152,449	164,870	*
All directors and executive officers as a group:	5,326,080	1,137,808	6,463,888	31.4%

*Represents less than 1%.

(1)
Based on 19,475,892 shares of Cherokee common stock outstanding as of October 21, 2008.

(2)
GSC Recovery II, L.P., GSC Recovery IIA, L.P, GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited (the "GSC Funds") are the direct beneficial owners of 2,312,360 shares, 2,280,175 shares, 349,416 shares and 78,197 shares, respectively, of our common stock. By virtue of their positions as general partner, managing member or manager of the GSC Funds, GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSCP (NJ) Holdings, L.P., GSCP (NJ), L.P. and GSCP (NJ), Inc. may be deemed the indirect beneficial owner of all or some of the shares owned by the GSC Funds. In addition, by virtue of their positions as executive officers and/or directors of each of GSC, the sole shareholder of GSCP (NJ), Inc., and GSCP (NJ), Inc., Alfred C. Eckert III, Richard M. Hayden, Michael R. Lynch, Peter R. Frank and David L. Goret may be deemed the indirect beneficial owners of all 5,020,148 shares. Each of these individuals, and each of GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSCP (NJ) Holdings, L.P., GSCP (NJ), L.P., GSCP (NJ), Inc. and GSC disclaim beneficial ownership of our common stock except to the extent of their pecuniary interests therein. Collectively, the aforementioned reporting persons may be deemed to have the shared power to vote and the shared power to dispose of an aggregate of 5,020,148 shares of our common stock. The preceding statements are based on the voting agreement dated September 24, 2008 described above under "The Voting Agreement" and Amendment No. 1 to Schedule 13D, jointly filed on September 15, 2004 by the aforementioned reporting persons.

(3)
In Amendment No. 1 to Schedule 13D, jointly filed on September 8, 2004 by Oaktree Capital Management, LLC ("Oaktree"), OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P., such persons report that as of such date, OCM Principal Opportunities Fund, L.P. possessed sole power to vote and dispose of 4,465,769 shares of our common stock, and OCM/GFI Power Opportunities Fund, L.P. possessed sole power to vote and dispose of 312,897 of our shares of common stock. By virtue of its position as general partner of OCM Principal Opportunities Fund, L.P. and co-general partner of OCM/GFI Power Opportunities Fund, L.P., Oaktree Capital Management, LLC may be deemed to beneficially own the shares of our common stock held by Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P. OCM Principal Opportunities Fund, L.P. reported on a Form 4, filed on January 21, 2005, that it transferred 690 shares of our common stock to certain third parties in consideration for past services.

(4)
In the Schedule 13G, filed on February 4, 2008 by F&C Asset Management plc, such person reported that as of such date, it had the sole power to vote and the sole power to dispose of all 1,130,031 shares.

(5)
In Amendment No. 1 to Schedule 13G, jointly filed on February 15, 2006 by Green River Management I, L.L.C., Green River Offshore Fund Management Company, L.L.C. and Mark McGrath, such persons report that as of such date, (i) Green River Management I, L.L.C., as the general partner of Green River Fund I, L.P. and Green River Fund II, L.P., possessed sole power to vote and dispose of 437,571 of these shares, (ii) Green River Offshore Fund Management Company, L.L.C., as the investment manager of Green River Offshore Fund, Ltd., possessed sole power to vote and dispose of 632,555 of these shares, and (iii) Mr. McGrath, as the principal of Green River Management I, L.L.C. and Green River Offshore Fund Management Company, L.L.C. (together, "Green River"), may direct the vote and disposition of the 1,070,126 shares beneficially owned by Green River.

(6)
Mr. Robbins is a Managing Director of GSC. By virtue of his relationship to GSC, Mr. Robbins may be deemed to have or share beneficial ownership of shares of our common stock owned by GSC. Mr. Robbins expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

        If there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement and the transactions contemplated therein, including the merger, we intend to propose to adjourn our special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies in favor of the merger agreement. We do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt and approve the merger agreement. If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the shares of Cherokee's common stock represented, in person or by proxy, and entitled to vote at the special meeting.

        Our board of directors recommends that you vote "FOR" approval of the adjournment of the meeting, if necessary, to solicit additional proxies.

STOCKHOLDER PROPOSALS

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2009 annual meeting of stockholders. If such meeting is held, any stockholder who intends to submit a proposal at our 2009 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting in accordance with Rule 14a-8 under the Exchange Act must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than January 19, 2009. Such proposal should be sent to our Secretary at 2841 Dow Avenue, Tustin, California 92780. Any such proposal must comply with the requirements of our bylaws and Rule 14a-8 promulgated under the Exchange Act.

        If a stockholder wishes to present a proposal at the 2009 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, or seeks to nominate a candidate for election at the 2009 annual meeting of stockholders, the stockholder must give written notice to us at the address noted above. The notice must be submitted by March 19, 2009 (90 calendar days prior to the anniversary of the 2008 annual meeting of stockholders) but no earlier than February 17, 2009 (120 calendar days prior to the anniversary of the 2008 annual meeting of stockholders). However, in the event that the 2009 annual meeting of stockholders is called for a date that is not within 30 calendar days before or 30 calendar days after the anniversary date of the 2008 annual meeting of stockholders, we must receive such notice not later than the tenth day following the day on which the notice of the date of the 2009 annual meeting is mailed or the date of the 2009 annual meeting is publicly disclosed, whichever occurs first.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        Cherokee files annual, quarterly and current reports, proxy statements and other information with the SEC.

        You may read and copy any reports, statements or other information filed by Cherokee at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Cherokee's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.

        Our public filings are also available free of charge on our web site at http://www.cherokeepwr.com. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Cherokee International Corporation
2841 Dow Avenue
Tustin, California 92780
Attn: Secretary
(714) 544-6665

        If you would like to request documents, please do so by November 11, 2008 in order to receive them before the special meeting.

        This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 24, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

        This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Cherokee, Lineage and Birdie), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

 ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of September 24, 2008

among

LINEAGE POWER HOLDINGS, INC.,

BIRDIE MERGER SUB, INC.

and

CHEROKEE INTERNATIONAL CORPORATION

Acquiror Disclosure Letter	Article IV
Acquisition Agreement	Section 5.2(b)
Adverse Recommendation Change	Section 5.2(b)
affiliate	Section 9.3(a)
Agreement	Preamble
Antitrust Division	Section 6.3(a)
Antitrust Law	Section 3.5(b)
Appraisal Shares	Section 2.1(e)
business day	Section 9.3(b)
Capitalization Date	Section 3.3(a)
Certificate	Section 2.1(c)(2)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.12(b)
Company	Preamble
Company Benefit Plan	Section 9.3(c)
Company Board	Section 3.4(b)
Company Bylaws	Section 3.1
Company Capital Stock	Section 3.3(a)
Company Certificate	Section 1.5(a)
Company Common Stock	Section 2.1
Company Disclosure Letter	Article III
Company Employees	Section 6.5(a)
Company Preferred Stock	Section 3.3(a)
Company Property	Section 3.17
Company SEC Documents	Section 3.6(a)
Company Stock Options	Section 3.3(a)
Company Stock Plans	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Transaction Expenses	Section 9.3(d)
Confidentiality Agreement	Section 6.2
Consent	Section 3.5(b)
Contract	Section 3.5(a)
DGCL	Section 1.1
Effect	Section 9.3(h)
Effective Time	Section 1.3
Environmental Laws	Section 3.18(a)
ERISA	Section 3.12(b)
ERISA Affiliate	Section 9.3(e)
ESPP	Section 3.3(a)
ESPP Termination Date	Section 6.4(b)
European Takeover Proposal	Section 5.2(g)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.2(a)
Filed Company SEC Documents	Article III
Foreign Benefit Plan	Section 3.12(h)
FTC	Section 6.3(a)
GAAP	Section 3.6(b)
Governmental Entity	Section 3.5(b)
Hazardous Material	Section 3.18(b)

HSR Act	Section 3.5(b)
HSR Filing	Section 6.3(a)
Indebtedness	Section 9.3(f)
Indemnified Persons	Section 6.6(a)
Intellectual Property	Section 3.9(h)
Joint Venture Agreement	Section 3.8(a)(14)
Judgment	Section 3.5(a)
knowledge	Section 9.3(g)
Law	Section 3.5(a)
Leased Property	Section 3.17
Legal Impediment	Section 6.3(b)
Liens	Section 3.2(a)
Material Adverse Effect	Section 9.3(h)
Material Contracts	Section 3.8(b)
Maximum Premium	Section 6.6(c)
Merger	Background
Merger Consideration	Section 2.1(c)(1)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.2(b)
Other Filings	Section 3.6(e)
Outside Date	Section 8.1(b)(1)
Owned Property	Section 3.17
Parent	Preamble
Parent's Balance Sheet	Section 4.5
Paying Agent	Section 2.2(a)
PCBs	Section 3.18(b)
Permits	Section 3.16(a)
Permitted Lien	Section 9.3(j)
person	Section 9.3(i)
Principal Stockholders	Background
Proxy Statement	Section 3.5(b)
reasonable best efforts	Section 6.3(d), Section 6.3(c)
Registered Company Intellectual Property	Section 3.9(a)
Related Party Transaction	Section 3.22
Representatives	Section 5.2(a)
Restraint	Section 7.1(c)
Sarbanes-Oxley Act	Section 3.6(b)
SEC	Section 3.5(b)
Section 262	Section 2.1(e)
Securities Act	Section 3.6(b)
Senior Notes	Section 9.3(k)
Stockholder Approval	Section 3.4(c)
Stockholders Meeting	Section 6.1(b)
Subsequent SEC Reports	Section 6.1(c)
subsidiary	Section 9.3(l)
Superior Proposal	Section 5.2(c)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 6.7(b), Section 5.2(a)
Tax Return	Section 3.10(i)
Taxes	Section 3.10(i)

Termination Fee	Section 6.7(b)
Transfer Taxes	Section 6.9
Voting Agreement	Background
Voting Company Debt	Section 3.3(a)
WARN Act	Section 3.13
Withholding Event	Section 3.7

ARTICLE I	THE MERGER	A-8
1.1	The Merger	A-8
1.2	Closing	A-8
1.3	Effective Time	A-8
1.4	Effects	A-9
1.5	Certificate of Incorporation and Bylaws	A-9
1.6	Directors	A-9
1.7	Officers	A-9
ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	A-9
2.1	Effect on Capital Stock	A-9
2.2	Exchange of Certificates	A-10
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-12
3.1	Organization, Standing and Power	A-12
3.2	Company Subsidiaries; Equity Interests	A-13
3.3	Capital Structure	A-13
3.4	Authority; Execution and Delivery; Enforceability	A-15
3.5	No Conflicts; Consents	A-15
3.6	SEC Documents; Sarbanes-Oxley Compliance; NASDAQ	A-16
3.7	Absence of Certain Changes or Events	A-18
3.8	Contracts	A-19
3.9	Intellectual Property	A-21
3.10	Taxes	A-22
3.11	Company Benefit Plans	A-23
3.12	Benefit Plan Compliance	A-23
3.13	Labor Matters	A-25
3.14	Litigation	A-25
3.15	Compliance with Applicable Laws	A-25
3.16	Permits	A-25
3.17	Real Property	A-26
3.18	Environmental	A-26
3.19	Brokers; Schedule of Fees and Expenses	A-27
3.20	Opinion of Financial Advisor	A-28
3.21	Insurance	A-28
3.22	Related Party Transactions	A-28
3.23	Customers	A-28
3.24	Suppliers	A-28

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-29
4.1	Organization, Standing and Power	A-29
4.2	Merger Sub	A-29
4.3	Authority; Execution and Delivery; Enforceability	A-29
4.4	No Conflicts; Consents	A-29
4.5	Parent's Balance Sheet; Debt	A-30
4.6	Information Supplied	A-30
4.7	Brokers	A-30
4.8	Financing	A-30
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	A-30
5.1	Conduct of Business	A-30
5.2	No Solicitation	A-33
ARTICLE VI	ADDITIONAL AGREEMENTS	A-36
6.1	Preparation of Proxy Statement; Stockholders Meeting	A-36
6.2	Access to Information; Confidentiality	A-36
6.3	Reasonable Best Efforts; Notification	A-37
6.4	Equity Awards	A-39
6.5	Benefit Plans	A-39
6.6	Indemnification	A-40
6.7	Fees and Expenses	A-41
6.8	Public Announcements	A-42
6.9	Transfer Taxes	A-42
6.10	Stockholder Litigation	A-42
6.11	Cooperation With Financing	A-42
6.12	Additional Company Actions	A-43
6.13	Company Transaction Expenses	A-43
ARTICLE VII	CONDITIONS PRECEDENT	A-43
7.1	Conditions to Each Party's Obligation To Effect The Merger	A-43
7.2	Conditions to Obligations of Parent and Merger Sub	A-43
7.3	Conditions to Obligation of the Company	A-44
7.4	Frustration of Closing Conditions	A-45
ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	A-45
8.1	Termination	A-45
8.2	Effect of Termination	A-46
8.3	Amendment	A-46
8.4	Extension; Waiver	A-46
ARTICLE IX	GENERAL PROVISIONS	A-46
9.1	Nonsurvival of Representations and Warranties	A-46

9.2	Notices	A-46
9.3	Definitions	A-47
9.4	Interpretation	A-49
9.5	Severability	A-49
9.6	Counterparts	A-49
9.7	Entire Agreement; No Third-Party Beneficiaries	A-50
9.8	Governing Law	A-50
9.9	Assignment	A-50
9.10	Consent to Jurisdiction	A-50
9.11	Waiver of Jury Trial	A-50
9.12	Enforcement	A-50

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 24, 2008, by and among Lineage Power Holdings, Inc., a Delaware corporation ("Parent"), Birdie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Cherokee International Corporation, a Delaware corporation (the "Company").

BACKGROUND

        A.    The respective boards of directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement.

        B.    The respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

        C.    Concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, the Company, Parent and Merger Sub will enter into a voting agreement (the "Voting Agreement") with certain holders of Company Common Stock (as defined herein) party thereto (collectively, the "Principal Stockholders") in the form of Exhibit A attached hereto.

AGREEMENT

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of the Company and of Merger Sub in accordance with the DGCL.

        1.2    Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., California time, on a date to be specified by the parties, which shall be no later than the third business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those that, by their terms, cannot be satisfied until the time of the Closing), at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        1.3    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time."

        1.4    Effects.    The Merger shall have the effects set forth in Section 259 of the DGCL and all other effects specified in the applicable provisions of the DGCL.

        1.5    Certificate of Incorporation and Bylaws.

          (a)   The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Certificate"), shall be amended at the Effective Time to be in the form of Exhibit B, and, as so amended, such Company Certificate shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b)   Subject to Section 6.6 of this Agreement, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        1.6    Directors.    At the Effective Time, each of the directors of the Company shall resign from the Board of Directors of the Company. The directors of Merger Sub immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        1.7    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") or any shares of capital stock of Merger Sub:

          (a)   Capital Stock of Merger Sub.    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (b)   Cancellation of Treasury Stock and Parent Owned Stock.    Each share of Company Common Stock that is owned by the Company or Parent or by any subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no consideration shall be delivered with respect thereto.

          (c)   Conversion of Company Common Stock.

            (1)   At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and the Appraisal Shares), including shares subject to restrictions or forfeiture conditions relating to time, performance or otherwise, shall be converted into the right to receive $3.20 in cash, without interest (the "Merger Consideration").

            (2)   At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of

    Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d)   Adjustments.    If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Company Common Stock, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (e)   Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, those shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262.

At the Effective Time and as allowed under applicable Law, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        2.2    Exchange of Certificates.

          (a)   Paying Agent.    The parties have selected Union Bank of California, N.A. (the "Paying Agent") as agent for the payment of the Merger Consideration upon surrender of Certificates in accordance with this Section 2.2, and in connection therewith, Merger Sub shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Immediately following the Effective Time, Merger Sub shall deposit, or Parent shall cause the Surviving Corporation to deposit, with the Paying Agent all the cash necessary to pay the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund").

          (b)   Exchange Procedure.    As soon as reasonably practicable after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall cause the Paying Agent to, mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.1. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c)   No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of Certificates formerly representing shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

          (d)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of a Certificate who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

          (e)   No Liability.    None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with or otherwise pursuant to any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions (including any undistributed Merger Consideration) in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Merger Sub or, if after the Effective Time, the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such banks that are then publicly available) or in money market funds that are eligible under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. If, for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

          (g)   Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

          (h)   Withholding Rights.    Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

          (i)    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Sub for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub that, except (A) as identified in and reasonably apparent from the Company SEC Documents filed by the Company with the SEC since December 31, 2007 and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") and only as and to the extent disclosed therein (other than any "risk factor" disclosure, forward looking discussions, or any other disclosure that is predictive, cautionary or forward looking in nature) and, without giving effect to any change of fact or circumstance subsequent to the date on which any such Filed Company SEC Document was filed, or (B) as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the "Company Disclosure Letter") (it being understood that any information set forth in one section or subsection of such Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement only to the extent that the relevance of such disclosure is reasonably apparent):

        3.1    Organization, Standing and Power.    Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and, where such concept is applicable, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and, where such concept is applicable, in good standing in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification or licensing necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of the Company Certificate and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

        3.2    Company Subsidiaries; Equity Interests.

          (a)   Section 3.2(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity interest in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, other than directors' qualifying shares, are owned by the Company, by one or more Company Subsidiaries or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

          (b)   Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

        3.3    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on September 19, 2008 (the "Capitalization Date"), (i) 19,475,892 shares of Company Common Stock were issued and outstanding (with no shares of Company Common Stock held by the Company in its treasury), (ii) 4,229,361 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's 2002 Stock Option Plan, 2004 Omnibus Stock Incentive Plan, as amended, 2004 Employee Stock Purchase Plan (the "ESPP") and Executive Deferred Compensation Plan (such plans, collectively, the "Company Stock Plans"), of which 2,614,926 shares of Company Common Stock were subject to outstanding options (other than options under the ESPP) to acquire shares of Company Common Stock from the Company (the "Company Stock Options") or agreements to issue Company Stock Options and no shares of Company Common Stock have been issued pursuant to the Executive Deferred Compensation Plan and (iii) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of the Company, or any option, warrant or other right to acquire shares of capital stock or other securities of the Company, were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company Bylaws or any Contract to which the Company is a party or by which it is otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except for any obligations pursuant to this Agreement, and except for the Company Stock Options and obligations pursuant to the ESPP, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any payment based on the revenues, earnings or financial performance of the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

          (b)   Section 3.3(b) of the Company Disclosure Letter sets forth the number of shares of Company Common Stock issuable upon exercise of the Company Stock Options outstanding as of the close of business on the Capitalization Date. Section 3.3(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, (i) the name of the record holder of each Company Stock Option, (ii) any applicable expiration date and vesting date of each Company Stock Option, (iii) whether any Company Stock Option is intended to be an incentive stock option, (iv) the exercise price of each such Company Stock Option and (v) the number of shares of Company Common Stock issuable under or subject to each Company Stock Option.

          (c)   To the Company's knowledge, no Company Stock Option (i) has a per share exercise price lower than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or the Company Subsidiaries. All of the shares of Company Common Stock and other issued and outstanding equity or other securities of the Company or any Company Subsidiary have been issued by the Company or such Company Subsidiary in compliance in all material respects with all applicable securities laws including the Securities Act and "blue sky" laws.

          (d)   Except for the Voting Agreement, neither the Company nor any of the Company Subsidiaries is a party to any shareholders' agreement, voting trust agreement, or registration rights agreement relating to any equity securities of the Company or any of the Company Subsidiaries or any other Contract relating to disposition, voting, or dividends with respect to any equity or other securities of the Company or of any Company Subsidiary. No cash dividends on the Company Common Stock have been declared or have accrued during the last three (3) years.

          (e)   Section 3.3(e) of the Company Disclosure Letter sets forth the amount of contributions made to the ESPP from the beginning of the currently outstanding offering period under the ESPP through the date of this Agreement and an estimate of the total amount of contributions that are scheduled (based on current facts and circumstances) to be made to the ESPP through the last day of such offering period and an estimate of the maximum amount of contributions that can be made (based on current facts and circumstances) to the ESPP through the last day of such offering period.

          (f)    Section 3.3(f) of the Company Disclosure Letter also sets forth a true and complete list, as of the date hereof, of all indebtedness for borrowed money, letters of credit and surety bonds of the Company and the Company Subsidiaries (other than (x) any such indebtedness owed to the Company or any of the Company Subsidiaries, (y) trade letters of credit or (z) any such indebtedness (including any related indebtedness) that does not exceed $50,000) outstanding on the date of this Agreement. Neither the Company nor any of the Company Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which may have the right to vote with the stockholders of the Company or such Company Subsidiary on any matter.

        3.4    Authority; Execution and Delivery; Enforceability.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) rules of law governing specific performance and injunctive or other forms of equitable relief.

          (b)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions, which as of the date of this Agreement have not been rescinded, modified or withdrawn, (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders, (iv) recommending that the Company's stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. To the Company's knowledge, no state takeover statute or similar statute or regulation, other than Section 203 of the DGCL, applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement.

          (c)   The only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the transactions contemplated hereby is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Stockholder Approval").

        3.5    No Conflicts; Consents.

          (a)   The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract (written or oral), lease, license, indenture, note, bond, letter of credit, mortgage, agreement, permit, concession, franchise or other binding commitment, obligation or instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree of any Governmental Entity ("Judgment") or statute, law, ordinance, rule, code, executive order or regulation of any Governmental Entity ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)   No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, notice to or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other applicable competition, merger control, antitrust or similar laws (each, an "Antitrust Law") of any foreign jurisdiction, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption of this Agreement by the Company's stockholders (the "Proxy Statement") and (B) such reports under Securities Exchange Act of 1934, as amended (including the rules and regulations of the SEC promulgated thereunder, the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings required under the rules and regulations of the NASDAQ Stock Market LLC, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        3.6    SEC Documents; Sarbanes-Oxley Compliance; NASDAQ.

          (a)   The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC since January 1, 2005 (such documents, together with any documents filed or furnished during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Documents"). No Company Subsidiary is subject to the periodic reporting requirements of Section 13(d) or Section 15(d) of the Exchange Act. The Company has made available to Parent all material correspondence between the SEC and the Company since January 1, 2006 up to the date of this Agreement and, as of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any Company SEC Documents.

          (b)   As of its respective date of filing, each Company SEC Document complied in all material respects (including as to form) with the requirements of the Securities Act of 1933, as amended (including the rules and regulations of the SEC promulgated thereunder, the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations of the SEC promulgated thereunder) (the "Sarbanes-Oxley Act"), in each case as applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents, at the time it was filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act. No Company Subsidiary is subject to periodic reporting requirements under the Exchange Act. The consolidated financial statements (including the notes and schedules thereto) of the Company included in each of the Company SEC Documents complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company is in material compliance with, and has complied in all material respects with, the listing, corporate governance and other rules, regulations and requirements for listing on the NASDAQ National Market.

          (c)   The Company is in compliance with, and since January 1, 2005, has complied, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such Act. Without limiting the foregoing, the Company (i) has established and maintains a system of internal accounting controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company's auditors and its audit committee, (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company's ability to record, process, summarize, and report financial information, and (B) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (iii) the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

          (d)   Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, other than liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet of the Company as of December 30, 2007 included in the Filed Company SEC Documents publicly available prior to the date of this Agreement (or described in the notes thereto), (ii) incurred since December 30, 2007 in the ordinary course of business consistent with past practice, or (iii) incurred in connection with the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or person) or any "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (e)   None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger (the "Other Filings") will, in the case of the Proxy Statement, as of the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, as of the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement or Other Filings that are based on information supplied by Parent or Merger Sub or any affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder.

        3.7    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement, as expressly permitted pursuant to Section 5.1, since December 30, 2007, the Company has conducted its business only in the ordinary course of business, and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Since December 30, 2007 to the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any equity security of any Company Subsidiary, (ii) any repurchase (other than pursuant to a Withholding Event) for value by the Company of any Company Capital Stock or any equity security of any Company Subsidiary; (iii) any split, combination or reclassification of any Company Capital Stock or any equity security of any Company Subsidiary, (iv) any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or any equity security of any Company Subsidiary; (v) except in the ordinary course of business consistent with past practice or as required pursuant to any Company Benefit Plan in effect on December 30, 2007, (A) any granting by the Company or any Company Subsidiary to any current or former director or executive officer of the Company or any Company Subsidiary of any increase in compensation or benefits, (B) any granting by the Company or any Company Subsidiary to any such current or former director or executive officer of any increase in severance or termination pay or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, severance or termination agreement with any such current or former director or executive officer; (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; (vii) any material election, or change in a material election, with respect to Taxes by the Company or any Company Subsidiary, any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund, any filing of an amended Tax Return with respect to material Taxes (except as required by applicable Law), any change in any annual tax accounting period, any closing agreement relating to a material amount of Taxes, any waiver or extension of the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) other than, in each case, in the ordinary course of business and consistent with past practice; (viii) any purchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of Company Common Stock or any equity security of any Company Subsidiary or any right, warrant or option to acquire such Company Stock or any equity security of any Company Subsidiary, other than (X) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (Y) the withholding or repurchase by the Company of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, or (Z) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards (each transaction contemplated by clauses (X), (Y) or (Z), a "Withholding Event"); or

(ix) any action taken that, if taken between the date hereof and the Closing, would be prohibited by Section 5.1 (other than subsections (9) and (11) thereof).

        3.8    Contracts.

          (a)   As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any:

            (1)   Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act;

            (2)   written employment Contract that (x) provides for annual cash compensation in excess of $200,000 or (y) provides for annual cash compensation in excess of $100,000 and is not terminable by the Company or any Company Subsidiary by notice of not more than 90 days without cost or penalty;

            (3)   collective bargaining agreement or other Contract with any labor organization, union or association;

            (4)   Contract that materially restricts the ability of the Company or any Company Subsidiary to compete with any business or in any geographical area or to solicit customers or other service providers;

            (5)   lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Company Subsidiary), (A) any Company Property that is material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted or (B) any portion of any premises otherwise occupied by the Company or a Company Subsidiary;

            (6)   lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Company Subsidiary, in any such case which provides for a future liability or receivable, as the case may be, in excess of $250,000 annually or $750,000 over the term of the Contract, and is not terminable by the Company or a Company Subsidiary by notice of not more than 90 days without cost or penalty;

            (7)   lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessee or sublessee of any tangible personal property, in any such case which provides for a future liability in excess of $250,000 annually or $750,000 over the term of the Contract, and is not terminable by the Company or a Company Subsidiary by notice of not more than 90 days without cost or penalty;

            (8)   Contract under which the Company or a Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any person (other than the Company or a Company Subsidiary), in each case involving an aggregate principal amount in excess of $250,000, other than trade payables arising in the ordinary course of business;

            (9)   Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, other than the Company or a Company Subsidiary, has guaranteed Indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has guaranteed Indebtedness, liabilities or obligations of any person, other than the Company or another Company Subsidiary, in each case involving an aggregate guaranteed amount in excess of $250,000 (other than endorsements for the purpose of collection in the ordinary course of business);

            (10) Contract under which the Company or a Company Subsidiary has made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Company Subsidiary and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business), in each case involving an aggregate amount in excess of $250,000;

            (11) Contract creating or granting any Lien (including Liens upon properties acquired under conditional sales and capital leases but excluding Permitted Liens), other than Liens granted in the ordinary course of business consistent with past practice which are not material to the Company and the Company Subsidiaries;

            (12) Contract for the purchase of raw materials, supplies or equipment or for any other capital expenditure that provides for cash payments by the Company or any Company Subsidiary that are reasonably expected to exceed $250,000 per annum;

            (13) Contract for the sale of any material asset of the Company or a Company Subsidiary or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the ordinary course of business;

            (14) Contract for any joint venture, general partnership or limited partnership agreement (each, a "Joint Venture Agreement");

            (15) Contract involving any swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency hedge or protection contract;

            (16) Contract relating to development, ownership, licensing or use of any Intellectual Property that is material to the operation of the business of the Company and the Company Subsidiaries;

            (17) Contract to which the Company or any Company Subsidiary is a party that, by its terms, calls for aggregate payments by or to the Company or any Company Subsidiary of more than $500,000 on an annual basis; or

            (18) Contract providing the Company or any Company Subsidiary with a call right or other right to purchase Company Common Stock.

          (b)   Each of the Contracts filed as an exhibit to a Company SEC Document (except to the extent any such Contract has expired pursuant to its terms) or to be set forth in Section 3.8 of the Company Disclosure Letter (the "Material Contracts") is valid, binding and in full force and effect and is enforceable by the Company or the applicable Company Subsidiary in accordance with its terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries (other than Cherokee Netherlands I BV and its direct and indirect subsidiaries) have contractually guaranteed any of the debts, obligations or other liabilities of Cherokee Netherlands I BV and its direct and indirect subsidiaries. The Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Parent.

        3.9    Intellectual Property.

          (a)   Section 3.9 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registered Intellectual Property owned by the Company or any Company Subsidiary. The Intellectual Property set forth on Section 3.9 of the Company Disclosure Letter is referred to in this Agreement as the "Registered Company Intellectual Property." Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company or a Company Subsidiary is the sole and exclusive owner of, and the Company and the Company Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Registered Company Intellectual Property, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (ii) during the past three years neither the Company nor any of the Company Subsidiaries has received any written communication from any person asserting any ownership interest in any owned Registered Company Intellectual Property.

          (b)   Neither the Company nor any Company Subsidiary has granted any license of any kind relating to any owned Company Intellectual Property or the marketing or distribution thereof, except (i) nonexclusive licenses granted in the ordinary course of business and (ii) exclusive licenses relating to the development of Intellectual Property specifically for a customer and licensed to such customer in the ordinary course of business.

          (c)   Neither the Company nor any Company Subsidiary is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Company Subsidiaries that is material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except for so-called "shrink-wrap" license agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business.

          (d)   The conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (e)   No claims are pending or, to the knowledge of the Company, threatened, as of the date of this Agreement against the Company or any Company Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and the Company Subsidiaries of any Intellectual Property, except for such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (f)    To the knowledge of the Company, no third party is infringing or misappropriating any Intellectual Property owned by the Company or any Company Subsidiary, except for such infringements or misappropriations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (g)   The Company has used commercially reasonable efforts to protect the confidentiality of the trade secrets of the Company.

          (h)   In this Agreement, "Intellectual Property" means, with respect to any person, any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, brand name, copyright (including copyright in software and technology), registration, design, design registration, domain name registration, or all other proprietary rights, trade secrets, or other intellectual property rights used in the business of such person as currently conducted, and any right to any of the foregoing.

        3.10    Taxes.

          (a)   Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise owed by the Company and each Company Subsidiary, have been timely paid or will be timely paid in full or disputed by the due date thereof. Without taking into account any transaction contemplated by this Agreement and based on activities to date, adequate reserves in accordance with GAAP have been established by the Company and each Company Subsidiary for all material Taxes not yet due and payable in respect of taxable periods ending on the date hereof.

          (b)   In all material respects, all Taxes required to be withheld by the Company and the Company Subsidiaries have been or will be timely withheld and paid over to the appropriate Governmental Entity.

          (c)   No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), and no requests for waivers of the time to assess any such Taxes are pending. No audit or other proceeding by any Governmental Entity is underway, pending or threatened with respect to any Tax that might be payable by the Company or any Company Subsidiary. No claim has ever been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction.

          (d)   The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through fiscal year 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid or are being disputed in good faith by the Company.

          (e)   There are no material Liens for Taxes (other than for Permitted Liens) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes, including any agreement under which the Company or any Company Subsidiary could be liable for Taxes of an entity that is neither the Company nor any Company Subsidiary.

          (f)    Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (g)   None of the Company or any of the Company Subsidiaries has entered into a "listed transaction" that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Company Subsidiary.

          (h)   Neither the Company nor any Company Subsidiary owns, directly or indirectly, any interest in any entity classified as a partnership for the United States federal income Tax purposes. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code.

          (i)    For purposes of this Agreement, "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local,

  municipal, governmental, state, foreign, Federal or other Governmental Entity, as transferee or successor or in connection with any agreement with respect to Taxes, including all charges, fees, levies, imposts, customs duties or other assessments, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not. "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

        3.11    Company Benefit Plans.    Each material Company Benefit Plan is identified in the Filed Company SEC Documents or in Section 3.11 of the Company Disclosure Letter. Except in the ordinary course of business, as disclosed in the Filed Company SEC Documents, or as otherwise disclosed in Section 3.11 of the Company Disclosure Letter, from the date of the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment by the Company or any Company Subsidiary of any Company Benefit Plan that would materially increase the aggregate costs to the Company and the Company Subsidiaries of the Company Benefit Plans.

        3.12    Benefit Plan Compliance.

          (a)   The Company has made available to Parent true, complete and correct copies of (i) each writing constituting a material part of each material Company Benefit Plan, including all material amendments thereto, (ii) the most recent annual report on Form 5500 and accompanying schedules, if any, filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description has been prepared, (iv) the most recent (A) discrimination tests, (B) audited financial statements and (C) actuarial valuation reports in each case, if any, with respect to each Company Benefit Plan, (v) the most recent determination letter, if any, from the Internal Revenue Service for each Company Benefit Plan, (vi) any related trust agreement or material funding instrument now in effect and (vii) the current form of the Company's handbook distributed generally to its employees.

          (b)   No Company Benefit Plan is and neither the Company, any Company Subsidiary or any ERISA Affiliate has within the past six years maintained or contributed to a plan that was (i) a "multiemployer plan" within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) subject to Title IV of ERISA, or (iii) subject to the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 302 of ERISA.

          (c)   Except as disclosed in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Company Benefit Plan has been adopted since the date of such letter covering such Company Benefit Plan that would reasonably be expected to adversely affect such favorable determination. With respect to each Company Benefit Plan set forth in Section 3.12(c) of the Company Disclosure Letter, the Company still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

          (d)   Except as would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect:

            (1)   each Company Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by all Laws applicable to such Company Benefit Plan;

            (2)   all contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the Company Benefit Plans have been timely made or accrued;

            (3)   no "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan;

            (4)   no action, suit or claim (excluding claims for benefits incurred in the ordinary course) is pending or, to the knowledge of the Company, threatened against or with respect to any Company Benefit Plan; and

            (5)   there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Company Benefit Plan.

          (e)   Each Company Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder.

          (f)    No Company Benefit Plan provides post-termination or retiree medical benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination or retiree medical benefits other than for health care continuation as required by Section 4980B of the Code, Part 6 of Title I of ERISA or any similar statute.

          (g)   (i) No Company Benefit Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property, result in the forgiveness of Indebtedness or accelerate or provide any other rights or benefits (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus, enhanced benefit, or other similar payment) to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event), (ii) no payment or other benefit that has been or may be made to any current or former employee or consultant of the Company or any Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Subsidiary would reasonably be expected to result in an "excess parachute payment" as such term is defined in Section 280G of the Code in connection with the Merger or other transactions contemplated by this Agreement, (iii) there are no contracts or arrangements to which the Company or any of its Subsidiaries is a party that provide for a tax gross-up payment to any employee of the Company or any of its Subsidiaries to cover any liability for tax under Section 4999 of the Code and (iv) neither the Company nor any of its Subsidiaries is a party to any employment or severance agreement or other plan or arrangement that provides for post-termination payments in excess of three (3) months of base salary or a notice period upon termination in excess of three (3) months.

          (h)   Without limiting the representations set forth in Section 3.12(a) through (e), with respect to each Company Benefit Plan that is not subject to United States Law (a "Foreign Benefit Plan"), except as do not have, or would not reasonably be likely individually or in the aggregate to have, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with the Company's usual accounting practices; and (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations.

        3.13    Labor Matters.    There are no collective bargaining or other labor union agreements currently in existence or being negotiated by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is or may become a party or by which any of them is or may become bound. To the knowledge of the Company, no employees of the Company or any Company Subsidiary are currently represented by any labor organization or works council in connection with their employment at the Company. Neither the Company nor any Company Subsidiary has encountered, and, to the knowledge of the Company, during the last three years there have not been, any labor union organizing activity. Neither the Company nor any Company Subsidiary has encountered, and during the last three years there have not been, any employee strikes, grievances, labor disputes, material work stoppages, material slowdowns or lockouts. There are no unfair labor practice charges or complaints pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary with respect to employees of the Company or any Company Subsidiary. During the past three years, the Company has not effectuated (i) a "plant closing" as defined in the (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a "mass layoff" as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company.

        3.14    Litigation.    There is no suit, arbitration, litigation, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, or has resulted or would reasonably be expected to result in damages in excess of $250,000, nor is there any material Judgment outstanding against the Company or any Company Subsidiary.

        3.15    Compliance with Applicable Laws.    The Company and the Company Subsidiaries are, and at all times during the past twelve months have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. This Section 3.15 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or matters with respect to Company Benefit Plans, which are the subject of Section 3.12. To the Company's knowledge, no material investigation or proceeding by any Governmental Entity with respect to the Company or Company Subsidiary is pending or threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same.

        3.16    Permits.

          (a)   As of the date of this Agreement, each of the Company and the Company Subsidiaries has been issued or granted all certificates, licenses, franchises, consents, permits, authorizations and approvals ("Permits") material to the conduct of the business of the Company and the

  Company Subsidiaries as presently conducted. All such material Permits are in full force and effect, are validly held by the Company or a Company Subsidiary, and the Company or the applicable Company Subsidiary is in compliance in all material respects with all terms and conditions thereof. During the past three years, none of the Company and the Company Subsidiaries has received notice of any suit, action or proceeding relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

          (b)   The Company and the Company Subsidiaries possess or have applied for all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        3.17    Real Property.    Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, an "Owned Property"), including the address of each Owned Property. Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by the Company or any Company Subsidiary, (individually, a "Leased Property"), including the address of each Leased Property. The Company or a Company Subsidiary has good and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property"), in each case free and clear of all Liens, except (i) Permitted Liens, (ii) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property and (iii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto. None of the items set forth in clause (ii) above, individually or in the aggregate, materially impairs or would reasonably be expected to materially impair the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

        3.18    Environmental.

          (a)   The Company is, and has been for the last three years, in compliance, in all material respects, with all applicable Environmental Laws. The Company has not received notice of any actual or potential violations or liabilities arising under Environmental Laws, and no suits or actions are pending in which the Company is alleged to be liable to any third-parties pursuant to any Environmental Laws. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including any applicable requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment, investigation or remediation of Hazardous Material; or (C) protection of human health (including without limitation employee health and safety) and the environment.

          (b)   To the knowledge of the Company, during the period of ownership or operation by the Company of its current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or any surrounding site. The Company has not shipped or cause to be shipped any Hazardous Material to any disposal site for which it is or, to the knowledge of the Company, will be subject to any liability. Prior to the period of ownership or operation by the Company of its current or previously owned or leased properties, and to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term "Hazardous Material" means (A) hazardous or toxic materials, contaminants, constituents, pollutants, medical wastes, hazardous or infectious wastes and hazardous substances and chemicals that are regulated as such under federal, state, local and foreign (non-US) Environmental Laws, including without limitation as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. and the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq., and any local, state or foreign (non-U.S.) statutes or regulations analogous to the foregoing statutes, (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material, (E) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs, and (F) radon.

          (c)   The Company is not aware of any environmental regulatory requirements, the compliance with which over the next two years, will require capital expenditures in excess of US $1,000,000, individually or in the aggregate, or that reasonably could be expected to have a material adverse affect on ability of the Company to operate any of its facilities in the manner presently operated.

          (d)   The Company has not agreed by contract to provide any third party with indemnification against any pending and unresolved liability arising under Environmental Laws or otherwise relating to Hazardous Materials.

          (e)   The Company has provided to Parent a true, correct and complete copy of (i) all environmental reports, environmental assessments and environmental audits, including without limitation all "Phase 1" and "Phase 2" Environmental Site Assessments in the Company's control or possession (including without limitation any such documents in the control or possession of the Company's outside attorneys, consultants and advisors) relating to the business of the Company and any properties and facilities currently or formerly owned, leased or used by the Company, and (ii) all material Permits required to be held by the Company to operate its business under Environmental Laws.

          (f)    The Company is not aware of any facts or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company under Environmental Laws.

          (g)   The Company has not manufactured, assembled, sold, or distributed any products (or components within any products) containing asbestos.

          (h)   There are no liens or deed restrictions arising under Environmental Laws in connection with any property owned or leased by the Company.

        3.19    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other person, other than Stephens Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Stephens Inc. relating to the Merger and the other transactions contemplated by this Agreement.

        3.20    Opinion of Financial Advisor.    The Company has received the opinion of Stephens Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the qualifications and assumptions set forth in each such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view. A signed copy of such opinion will be made available to Parent.

        3.21    Insurance.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums due and payable under all insurance policies maintained by the Company have been paid and the Company and the Company Subsidiaries are otherwise in compliance with the material terms of such policies. Neither the Company nor any Company Subsidiary is in breach of, or default under, any such material insurance policy and no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.

        3.22    Related Party Transactions.    Except as disclosed in the Company SEC Documents, no present or former director, executive officer, stockholder, employee or affiliate of the Company or any of the Company Subsidiaries, nor any of such person's affiliates or family members, is a party to any material Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed (any of the foregoing, a "Related Party Transaction").

        3.23    Customers.    Section 3.23 of the Company Disclosure Letter sets forth a true and complete list of the names of the Company's and the Company Subsidiaries' then (10) largest customers (based on sales) for each of the fiscal years ended December 30, 2007 and December 31, 2006 showing the approximate aggregate total sales in dollars by the Company or Company Subsidiary to each such customer during each such period. None of the Company's customers listed in Section 3.23 of the Company Disclosure Letter has advised the Company or any Company Subsidiary in writing or, to the knowledge of the Company, verbally, that it has ceased, or will cease, to use the Company's products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use of such products, equipment, good or services at any time.

        3.24    Suppliers.    Section 3.24 of the Company Disclosure Letter sets forth a true and complete list of the names of the Company's and the Company Subsidiaries' then (10) largest suppliers (based on dollar value of suppliers) for each of the fiscal years ended December 30, 2007 and December 31, 2006 showing the approximate aggregate total purchases in dollars by the Company or Company Subsidiary from each such supplier during each such period. None of the Company's suppliers listed in Section 3.24 of the Company Disclosure Letter has advised the Company or any Company Subsidiary in writing or, to the knowledge of the Company, verbally, that it will not sell raw materials, supplies, merchandise and other goods to the Company or such Company Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases. Neither the Company nor any Company Subsidiary has a customer or supplier relationship with, or is a party to any Contract with, any Person (i) organized or domiciled in or that is a citizen of Bahrain, Cuba, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Oman, Qatar, Republic of Yemen, Sudan, Syria, Unita (Angola) or the former Yugoslav/Republic of Macedonia (including any Governmental Authority within any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224—Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub, jointly and severally, represent and warrant to the Company that except as set forth in the letter, dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the "Acquiror Disclosure Letter") (it being understood that any information set forth in one section or subsection of such Acquiror Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent):

        4.1    Organization, Standing and Power.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, has not had and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

        4.2    Merger Sub.

          (a)   Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

          (b)   All of the authorized and outstanding capital stock of Merger Sub is owned by Parent.

        4.3    Authority; Execution and Delivery; Enforceability.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by the Agreement. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated by the Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent, as sole stockholder of Merger Sub, will immediately after the execution and delivery of this Agreement duly adopt this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) rules of law governing specific performance and injunctive or other forms of equitable relief.

        4.4    No Conflicts; Consents.

          (a)   The execution and delivery by each of Parent and Merger Sub of this Agreement, do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

          (b)   No Consent of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, or any other Antitrust Law of any foreign jurisdiction, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        4.5    Parent's Balance Sheet; Debt.    Parent has delivered to the Company a copy of Parent's balance sheet dated as of July 25, 2008 ("Parent's Balance Sheet"), which is attached in Section 4.5 of the Acquiror Disclosure Letter. Parent's Balance Sheet (i) was prepared in accordance with the books and records of Parent; (ii) is true and correct in all material respects; and (iii) fairly and accurately presents in all material respects the financial position of Parent as of the date thereof. As of the date of Parent's Balance Sheet, Parent was not liable for or obligated with respect to any material debt (including the debt of any of Parent's affiliates) other than as reflected on Parent's Balance Sheet. Since the date of Parent's Balance Sheet through the date hereof, there has been no material dimunition in the value of the assets of Parent nor has there been a material increase in the outstanding debt of Parent.

        4.6    Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.7    Brokers.    Except for The Gores Group, LLC, the fees and expenses of which shall be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        4.8    Financing.    Parent and Merger Sub, at the Closing, will have the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the aggregate Merger Consideration at Closing.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business.

          (a)   Conduct of Business by the Company.    Except for matters set forth in the Company Disclosure Letter, expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course consistent with past practices and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Letter, expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

            (1)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than net exercises of Company Stock Options, in each case in accordance with the terms thereof), or (D) make any capital contribution in cash or other property to any Company Subsidiary;

            (2)   issue, deliver, sell or grant (A) any shares of its capital stock or any (other) Company Subsidiary, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock (1) upon the exercise of Company Stock Options or pursuant to the ESPP and in accordance with their present terms and (2) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

            (3)   amend its certificate of incorporation, Bylaws or other comparable charter or organizational documents;

            (4)   acquire, merge, consolidate with, purchase an equity interest in or purchase a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof to the extent the aggregate purchase price payable in respect of all such acquisitions during the term of this Agreement exceeds $500,000 (provided that the terms of any such acquisition would not reasonably be expected to materially delay or interfere with the consummation of the Merger or any of the other transactions contemplated by this Agreement);

            (5)   except (A) as required by applicable Law (including, without limitation, as reasonably intended to comply with and prevent the imputation of any tax, penalty or interest under Section 409A of the Code; provided, however, that no actions taken to comply with Section 409A of the Code shall result in additional material liability (beyond the benefits otherwise due) or in a material acceleration of the time of payment), (B) increases of compensation and benefits of non-executive employees in the ordinary course of business consistent with past practice, (C) as otherwise contemplated by this Agreement or (D) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement, (1) grant to any current or former officer, director, consultant or employee of the Company or any Company Subsidiary any increase in compensation, (2) grant to any such current or former officer, director, consultant or employee any increase in or new rights to severance or termination pay, (3) enter into any employment or consulting agreement with any officer, director, consultant, or employee of the Company pursuant to which the total annual compensation exceeds $150,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (5) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement or Company Benefit Plan;

            (6)   make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

            (7)   sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets of the Company or any Company Subsidiary (including any capital stock of such Company Subsidiary), except (A) sales, leases or dispositions made, or licenses or Liens granted, in the ordinary course of business consistent with past practice, (B) Liens granted to secure Indebtedness permitted to be incurred pursuant to Section 5.1(a)(8) and (C) sales, leases or dispositions of assets with a fair value not in excess of $250,000 in the aggregate;

            (8)   (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person, amend or modify the terms of any current Indebtedness or enter into any arrangement having the economic effect of any of the foregoing, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice under the Company's current existing revolving credit facilities and (2) Indebtedness incurred by the refinancing of the Company's current existing revolving credit facilities so long as such refinancing does not result in aggregate Indebtedness greater than that outstanding as of the date of such refinancing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than advances to employees in the ordinary course of business consistent with past practice;

            (9)   make, incur or agree to make any new capital expenditure or expenditures that, in the aggregate, exceeds the capital expenditure budget set forth in Section 5.1(a)(9) of the Company Disclosure Letter;

            (10) make or change any material Tax election, file any material amended Tax Return, make or change any material method of accounting with respect to Taxes, waive or agree to extend the statute of limitations with respect to Taxes, or settle or compromise any material Tax liability or refund except in each case as required by applicable Law;

            (11) enter into any lease (including renewals) of real property that (A) is not in the ordinary course of business consistent with past practice or (B) that, by its terms, calls for aggregate payments by the Company or any Company Subsidiary of more than $250,000 annually;

            (12) cancel any material Indebtedness except in the case of the refinancing of the Company's current existing revolving credit facilities or the Company's Senior Notes;

            (13) settle or compromise any pending or threatened suit, action, claim or litigation, except in the ordinary course of business and where such settlement or compromise would result in payment (individually and not in the aggregate), net of insurance, by the Company of less than $100,000 or, taken together with all settlements and compromises, $250,000;

            (14) fail to maintain insurance covering risks of such types and such amounts as are consistent with past practices;

            (15) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

            (16) materially amend or terminate any Material Contract or enter into any Material Contract except in the ordinary course of business consistent with past practices;

            (17) enter into any Related Party Transaction;

            (18) incur any further Company Transaction Expenses other than pursuant to arrangements (i) in effect on the date hereof and (ii) entered into after the date hereof for services in connection with the Stockholders Meeting and the Merger provided that such expenses do not exceed $50,000 in the aggregate; or

            (19) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)   Advice of Changes.    The Company shall promptly advise Parent in writing of any matter or event that results in any breach of any representation, warranty or event that would reasonably be expected to result in a failure of a condition to the Merger set forth in Section 7.2(a) or Section 7.2(b).

        5.2    No Solicitation.

          (a)   The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any director, officer or employee of the Company or any Company Subsidiary, or any investment banker, attorney, accountant or other advisor or representative (collectively, "Representatives") of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, cause, encourage or take any other action to facilitate the submission of any Takeover Proposal or the making of any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent or its Representatives or the Company's Representatives) any confidential information with respect to or intended to facilitate any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to an unsolicited bona fide written Takeover Proposal that did not result from a breach of this Section 5.2, and if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would be reasonably likely to lead to a Superior Proposal and that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal (and its Representatives), provided that the Company receives or has received from such party an executed confidentiality agreement with terms (including with respect to standstill provisions) no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that all such information has previously been provided to Merger Sub or is provided to Merger Sub prior to or substantially concurrently with the time it is provided to such person, (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, and (z) waive any standstill with the person making such Takeover Proposal.

        For purposes of this Agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any person or group (other than Parent or Merger Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue or assets of the Company and the Company Subsidiaries, taken as a whole, or

(B) 20% or more of the outstanding shares of Company Common Stock, in each case other than the transactions contemplated by this Agreement; provided, however, that a European Takeover Proposal shall not constitute a Takeover Proposal for purposes of this Agreement.

          (b)   The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval, recommendation or declaration of advisability by the Company Board of this Agreement or the Merger or recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any such action being referred to herein as an "Adverse Recommendation Change"), unless, in the case of this clause (i), the Company Board determines that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, or (ii) approve or recommend, or publicly propose to approve or recommend or cause or permit the Company or any Company Subsidiary to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to any Takeover Proposal (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)) or resolve or agree to take any such action, unless, in the case of clause (ii), the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and that failing to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law. Notwithstanding anything in this Section 5.2(b) to the contrary, at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of Section 5.2(a), cause or permit the Company to terminate this Agreement pursuant to Section 8.1(f) of this Agreement and, following payment of the Termination Fee, concurrently enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board shall not make an Adverse Recommendation Change in connection with a Superior Proposal and the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until (y) the fifth calendar day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five calendar day period) and (z) the Company does not receive from Parent a definitive and binding offer to enter into a definitive agreement which the Company Board determines, in good faith after consultation with its financial advisors and outside legal counsel, is at least as favorable to the stockholders of the Company as the Superior Proposal prior to effecting such Adverse Recommendation Change or terminating this Agreement (it being understood and agreed that, prior to effecting such Adverse Recommendation Change or terminating this Agreement, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith, to the extent Parent desires to negotiate, to make such adjustments in terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal in the judgment of the Company Board).

          (c)   For purposes of this Agreement, the term "Superior Proposal" means any written bona fide Takeover Proposal that did not result from a breach of this Section 5.2 and that, if consummated, would result in a person or group (or in the case of a direct merger between such person or group and the Company, the stockholders of such person or group) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or the assets of the

  Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise) that the Board determines in good faith to be relevant.

          (d)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly, and in any event within three calendar days after receipt, advise Parent orally and in writing of any Takeover Proposal, or any inquiry the Company reasonably believes is reasonably likely to lead to a Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry. The Company shall, subject to the fiduciary duties of the Company Board, keep Parent reasonably informed of the material details of any such Takeover Proposal or inquiry. The Company shall not take any action to exempt any person (other than Merger Sub and Parent and their respective affiliates) from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(f).

          (e)   The Company shall (i) request the prompt return or destruction of all confidential information furnished after the date of this Agreement in accordance with this Section 5.2 to any person or entity that previously engaged in discussions with the Company or any of its representatives or affiliates with respect to any transaction that could reasonably be expected to result in a Takeover Proposal, and (ii) except as set forth in Section 5.2(a)(ii)(z), shall not terminate, waive, amend or modify any provisions of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party.

          (f)    Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e 2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel) failure so to disclose would be inconsistent with applicable Law, it being understood, however, that any such disclosure (other than a "stop, look and listen" letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly and publicly reconfirms its Recommendation at least two business days prior to the Stockholders' Meeting; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.2(b).

          (g)   Subject to compliance with Sections 5.1 and 6.12, notwithstanding the provisions of this Section 5.2, the parties agree that the Company, any Company Subsidiary, any director, officer or employee of the Company or any Company Subsidiary, and any Representative of the Company or any Company Subsidiary shall be authorized to, directly or indirectly, solicit, initiate, cause, encourage or take any other action to knowingly facilitate the submission of a takeover proposal solely with respect to the Company's European operations (a "European Takeover Proposal") or the making of any inquiry or proposal that would reasonably be expected to lead to a European Takeover Proposal. The Company agrees that, within three calendar days after receipt of a European Takeover Proposal, it will advise Parent orally and in writing of such European Takeover Proposal or any inquiry the Company reasonably believes is reasonably likely to lead to a European Takeover Proposal, the material terms and conditions of such European Takeover Proposal or inquiry and the identity of the person making any such European Takeover Proposal or inquiry. The Company shall, subject to the fiduciary duties of the Company Board, keep Parent reasonably informed of the material details of any such European Takeover Proposal or inquiry.

 ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Preparation of Proxy Statement; Stockholders Meeting.

          (a)   As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company will provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement prior to its filing and will incorporate reasonable comments of Parent and its counsel. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to have the Proxy Statement cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to the Company's stockholders. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall use its reasonable best efforts to promptly prepare, file with the SEC and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (b)   The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of seeking the Stockholder Approval and, subject to Section 5.2(b) of this Agreement, use reasonable best efforts to solicit proxies from its stockholders in favor of adoption of this Agreement and use commercially reasonable efforts to take such other action as may be necessary to obtain the Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.2(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

          (c)   The Company shall file all documents required, as determined by the Company in consultation with its legal counsel, to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, including the Proxy Statement and the Other Filings (the "Subsequent SEC Reports"). The Subsequent SEC Reports shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The Company shall make available to Parent copies of all Subsequent SEC Reports.

        6.2    Access to Information; Confidentiality.    To the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees and Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records, and to those employees of the Company to whom Parent reasonably requests access, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) any document or information to the extent that the disclosure thereof would result in the loss of attorney-client privilege or (iii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company's counsel, might reasonably result in antitrust difficulties for the Company (or any of its affiliates). If any material is withheld by the Company or a Company Subsidiary pursuant to the proviso to the preceding sentence, such party shall inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.2 shall be subject to that certain Confidentiality Agreement dated April 17, 2008, between Parent and the Company (the "Confidentiality Agreement").

        6.3    Reasonable Best Efforts; Notification.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.2(b), the Company Board approves or recommends a Superior Proposal, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) using reasonable best efforts to take all actions necessary to cause the conditions to Closing set forth in Article VII of this Agreement to be satisfied as promptly as practicable after the date of this Agreement, (ii) the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from any Governmental Entity that is required to be obtained to satisfy the condition set forth in Section 7.1(b) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) that are required to be made to satisfy the condition set forth in Section 7.1(b) and (iii) the taking of all commercially reasonable steps as may be necessary to obtain all necessary consents, approvals or waivers from any third parties reasonably requested by Parent to be obtained in connection with the Merger under the Material Contracts, provided, however, that in no event shall Parent, Merger Sub or the Company be required to pay any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") the notification and report form (the "HSR Filing") required under the HSR Act with respect to the transactions contemplated by this Agreement and as promptly as practicable. The HSR Filing shall be in compliance with the requirements of the HSR Act. Each of Parent and the Company shall cooperate with the other to the extent necessary to assist the other in the preparation of its HSR Filing and to request early termination of the waiting period required by the HSR Act.

          (b)   Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (ii) not extend any waiting period under the HSR Act without the prior written consent of the other parties thereto (such consent not to be unreasonably withheld or delayed) and (iii) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other. Parent and the

  Company shall, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction, decree, order or judgment that would restrain, prevent or delay the Closing (a "Legal Impediment").

          (c)   For purposes of this Section 6.3, "reasonable best efforts" shall, to the extent necessary to obtain the waiver or Consent from any Governmental Entity required to satisfy the condition set forth in Section 7.1(b) or to avoid the entry of or have lifted, vacated or terminated any Legal Impediment, in each case prior to the Outside Date, require Parent or, subject to clause (d) below, the Company to (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the Merger, the sale, divestiture or disposition of assets or businesses of the Company and the Company Subsidiaries that are not part of the Company's business and/or assets or businesses of Parent or any of its affiliates (or equity interests held by Parent or any of its affiliates in entities with assets or businesses) that relate to the Company's business or (ii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of the Company and the Company Subsidiaries that are not part of the Company's business and/or any assets or businesses of Parent or any of its affiliates (or equity interests held by Parent or any of its affiliates in entities with assets or businesses) that relate to the Company's business; provided, however, that Parent shall in no event be obligated to take any action pursuant to the foregoing if the taking of such action is reasonably likely to be materially burdensome to Parent and its Subsidiaries taken as a whole or to impact in a materially adverse manner (x) the operations of Parent or (y) the economic or business benefits to Parent of the transactions contemplated by this Agreement.

          (d)   For purposes of this Section 6.3, "reasonable best efforts" shall not require the Company or any Company Subsidiary to amend or to agree to amend any Contract as a condition to obtaining any waiver or Consent, except to the extent that any such amendment or agreement is requested by the Parent and is expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby. In addition, the Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action that limits Parent's freedom of action with respect to, or its ability to retain, any of the businesses or assets of the Company or any of the Company Subsidiaries, provided that any such action shall be expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

          (e)   In addition, each of Parent and the Company shall, subject to applicable Law and the limitations set forth in Section 6.2 and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any written communication to that party from any Governmental Entity and permit such other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat and (iii) furnish the other party with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective Representatives on the one hand, and any Governmental Entity or members or their respective staffs on the other hand, in each case with respect to this Agreement and the transactions contemplated by this Agreement.

        6.4    Equity Awards.

          (a)   As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not then vested) shall be cancelled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of any Company Stock Option equals or exceeds the Merger Consideration, the cash amount payable therefor shall be $0.01 per share.

          (b)   With respect to the ESPP, the Company shall not, following the expiration of the current Offering Period (as defined in the ESPP) (the "ESPP Termination Date"), thereafter allow a new Offering Period to commence, and the Company shall not amend the term of the current Offering Period. Each participant's accumulated payroll deductions, as of the ESPP Termination Date, shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c). The Company shall cause the ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

          (c)   Each of the Surviving Corporation, the Company, any Company Subsidiary, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Section 6.4(a) such amounts as it is required to deduct and withhold with respect to the making of such payment under any tax Laws. If any such amounts are so withheld and remitted to the appropriate taxing authorities in compliance with applicable tax Laws, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options pursuant to Section 6.4(a) in respect of such Company Stock Options.

        6.5    Benefit Plans.

          (a)   For a period of one year following the Effective Time (or, in each case, until such person earlier ceases to be employed by Parent, the Surviving Corporation, or any of their respective subsidiaries), Parent shall either (i) maintain or cause the Surviving Corporation to maintain for the benefit of the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time (the "Company Employees") the Company Benefit Plans (other than any equity based compensation and change in control benefits) at the benefit levels in effect on the date of this Agreement or (ii) provide or cause to be provided benefits to each Company Employee that are substantially comparable in the aggregate (not including any value attributable to equity-based compensation or change in control benefits) to the benefits provided to such Company Employee on the date of this Agreement. Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their respective subsidiaries to continue to employ any particular Company Employee following the Closing Date, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or any other compensation or employee benefit plan, program or arrangement, or (iii) shall limit the right of Parent, the Surviving Corporation or any of their respective subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan or any other compensation or employee benefit plan, program or arrangement following the Closing Date, subject to and in accordance with the terms and conditions of such Company Benefit Plans or other compensation or employee benefit plans, programs or arrangements.

          (b)   Parent shall ensure that, as of the Closing Date, each Company Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company or any Company Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Company Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable vacation plan or policy of the Company or any Company Subsidiary as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Company Employees, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation or relevant subsidiary to use commercially reasonable efforts to, (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent any such periods, requirements or limitations would not have been applicable under the applicable Company Benefit Plan, and (ii) cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

          (c)   Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt to the maximum extent reasonably possible under Rule 16b-3 promulgated under the Exchange Act.

          (d)   Parent and Merger Sub hereby acknowledge that Jeffrey Frank and Lin Fox each have entered into an Amended and Restated Severance Agreement with the Company, dated December 5, 2006 (as amended on February 29, 2008).

        6.6    Indemnification.

          (a)   Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (the "Indemnified Persons") as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and/or the Company Subsidiaries in each case as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations and its obligations thereunder.

          (b)   In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent and the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 6.6.

          (c)   For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.6(c); provided, however, that Parent shall not be obligated to make premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is as set forth on Section 6.6(c) of the Company Disclosure Letter. Parent and the Surviving Corporation shall, however, if requested to do so by the Company, concurrent with the Effective Time, satisfy their obligations under this Section 6.6(c) by using commercially reasonable efforts to purchase an extended reporting period "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company directors' and officers' insurance policies in effect as of the date hereof; provided, however, that Parent and the Surviving Corporation shall not be required to pay an amount in excess of $750,000 for such extended reporting period "tail" policy.

        6.7    Fees and Expenses.

          (a)   Except as otherwise provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the HSR Act filing fee shall be borne by the Company. For the avoidance of doubt, the Merger Consideration shall in no way be adjusted by or subject to the fees and expenses of the parties.

          (b)   In the event that (i)(A) a Takeover Proposal has been made to the Company or shall have been made directly to the stockholders of the Company generally (and not subsequently withdrawn) by any person (other than Parent or any of its affiliates), (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(1) (but only if the Stockholders Meeting has not been held by the date that is prior to the date of such termination) or 8.1(b)(3) and (C) within twelve (12) months after such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for a Takeover Proposal (which is subsequently consummated), or consummates, any Takeover Proposal (other than with Parent or any of its affiliates) (provided, that solely for purposes of this Section 6.7(b), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.2(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(c) or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay Parent a fee equal to

  $2,500,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 8.1(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.1(f), prior to or concurrently with such termination and (z) in the case of a payment as a result of clause (i) of this Section 6.7(b), upon the first to occur of the events set forth in Section 6.7(b)(i)(C). The Company acknowledges that the agreements contained in this Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

        6.8    Public Announcements.    Except with respect to any Adverse Recommendation Change or other action taken by the Company or the Company Board pursuant to Section 5.2(b), Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including, without limitation, applicable securities Laws and SEC rules and regulations), court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties.

        6.9    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        6.10    Stockholder Litigation.    To the extent permitted by applicable Law, in the event that any stockholder litigation relating to the transactions contemplated by this Agreement is brought or, to the knowledge of the Company, threatened against the Company or any members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any members of the Company Board relating to the transaction contemplated by this Agreement. Notwithstanding anything herein to the contrary, the Company shall not give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any members of the Company Board relating to the transactions contemplated by this Agreement to the extent that it would require the Company to disclose information subject to attorney-client privilege, unless and until Parent and the Company shall have entered into a joint defense agreement with respect thereto, reasonably acceptable to both parties. The Company agrees to use commercially reasonable efforts to enter into such joint defense agreement with Parent, if requested by Parent. The Company shall not agree to any settlement of any stockholder litigation for an amount in excess of $250,000 individually or $500,000 in the aggregate without Parent's prior written consent (such consent not to be unreasonably withheld or delayed).

        6.11    Cooperation With Financing.    The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of the any debt financing as may be reasonably requested by Parent, including (i) participation in meetings, presentations, drafting sessions, and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate such debt financing, (iii) cooperating with the marketing efforts of Parent and its financing sources for any portion of such debt financing, (iv) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (v) using reasonable best efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by Parent; provided, however, that nothing contained in this Section 6.11 shall act as an exception to the representations of Parent and Merger Sub contained in Section 4.8 or serve as a condition to the obligations of Parent and Merger Sub to effect the Merger pursuant to the terms of this Agreement.

        6.12    Additional Company Actions.    Prior to the Closing Date, the Company shall take the actions set forth in Section 6.12 of the Company Disclosure Letter.

        6.13    Company Transaction Expenses.    On or prior to the Closing Date, the Company shall provide to Parent its good faith estimate of the Company Transaction Expenses.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect The Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver as of the Closing Date of the following conditions:

          (a)   Stockholder Approval.    The Company shall have obtained the Stockholder Approval.

          (b)   Antitrust.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign antitrust or competition Laws shall have been terminated or shall have expired, and any approvals required thereunder shall have been obtained.

          (c)   No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction, any other Governmental Entity or other Law (each, a "Restraint") enjoining, preventing or otherwise prohibiting the consummation of the Merger shall be in effect.

        7.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of the Company set forth in Section 3.3 and Section 3.4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on the Closing Date (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect and except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Each of the other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except where the failure of such representations and warranties to be so true and correct as of the Closing Date (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b)   Performance of Obligations of the Company.    The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)   Certificates and Other Deliveries.    The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Delaware stating that the Company is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company adopting the Agreement in accordance with applicable Law, certified by the Secretary of the Company; and (iii) a true and complete copy of the certificate of incorporation of the Company certified by the Secretary of State of the State of Delaware, and a true and complete copy of the bylaws comparable governing instruments, as amended of the Company certified by the Secretary of the Company.

          (d)   Material Adverse Effect.    Subject to Section 9.3(h), there shall not have occurred any event, circumstance, development, change, effect, occurrence or state of fact that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e)   Dissenting Shares.    The holders of not more than five percent (5%) of the Shares outstanding immediately prior to the Effective Time that are entitled to appraisal of their Shares under Section 262 of the DGCL shall have properly demanded, and not withdrawn, demands for the appraisal of Shares.

          (f)    Third Party Consents.    The third party consents listed on Section 7.2(f) of the Company Disclosure Letter shall have been obtained and Parent shall have been provided with written evidence of such consents in a form reasonably acceptable to Parent.

        7.3    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except to the extent that the facts or matters as to which such representation and warranties are not so true and correct as of the Closing Date (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, do not (i) impair in any material respect the ability of either Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of Parent and Merger Sub to such effect.

          (b)   Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (c)   Certificates and Other Deliveries.    Parent shall have delivered, or caused to be delivered, to the Company (i) a certificate of good standing from the Secretary of State of the State of Delaware stating that Merger Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the stockholder of Merger Sub adopting the Agreement in accordance with applicable Law, each certified by the Secretary of the relevant party; and (iii) a true and complete copy of the certificate of incorporation of Merger Sub certified by the Secretary of State of the State of Delaware, and a true and complete copy of the bylaws, as amended of Merger Sub certified by the Secretary of Merger Sub.

        7.4    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time before or after receipt of the Stockholder Approval:

          (a)   by mutual written consent of Parent, Merger Sub and the Company;

          (b)   by either Parent or the Company:

            (1)   if the Merger shall not have been consummated by January 31, 2009 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(1) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (2)   if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; or

            (3)   if, upon a vote at a duly held Stockholders Meeting or any adjournment or postponement thereto to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained;

          (c)   by Parent in the event that (i) an Adverse Recommendation Change has occurred, (ii) the Company, the Company Board or a committee thereof shall (A) approve, adopt or recommend any Takeover Proposal or (B) approve or recommend, or enter into or allow the Company or any Company Subsidiary to enter into, a definitive agreement for a Takeover Proposal, or (iii) the Company gives Parent a Notice of Superior Proposal;

          (d)   by Parent, (1) if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.2(a) or 7.2(b) and (ii) is incapable of being cured by the Company by the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in material breach of any of its representations, warranties covenants or agreements hereunder, or (2) if a Material Adverse Effect shall have occurred, and the Company shall not have cured the conditions underlying such Material Adverse Effect within 45 days of notice by Parent of its intent to terminate the Agreement pursuant to this Section 8.1(d)(2);

          (e)   by the Company, if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.3(a) or 7.3(b) and (ii) is incapable of being cured by Parent by the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is in material breach of any of its representations, warranties covenants or agreements hereunder; or

          (f)    by the Company in accordance with the terms and subject to the conditions of Section 5.2(b); provided, that (i) the Company shall have complied with Section 5.2 and (ii) such termination shall not be effective unless and until the Company shall have paid to Parent the Termination Fee as provided in Section 6.7(b).

        8.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.2, Section 6.7, Section 6.8, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful or intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

        8.3    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        9.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier as follows:

          (a)   if to Parent or Merger Sub, to

      c/o The Gores Group, LLC
      10877 Wilshire Blvd., 18th Floor
      Los Angeles, CA 90024
      Attention: Fund General Counsel
      Facsimile No: (310) 443-2149

      with a copy to:

      Latham & Watkins LLP
      555 Eleventh Street, N.W.
      Suite 1000
      Washington, DC 20004
      Attn: Paul F. Sheridan, Jr., Esq.
               Joseph A. Simei, Esq.
      Facsimile No: (202) 637-2201

          (b)   if to the Company, to

      Cherokee International Corporation
      2841 Dow Avenue
      Tustin, CA 92780
      Attn: Jeffrey Frank, President and Chief Executive Officer
      Facsimile No: (714) 838-8569

      with a copy to:

      O'Melveny & Myers LLP
      610 Newport Center Drive, Suite 1700
      Newport Beach, CA 92660
      Attn: Gary J. Singer, Esq.
               Loren J. Weber, Esq.
      Facsimile No: (949) 823-6994

or to such other persons or addresses as may be designated in writing by the person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

        9.3    Definitions.    For purposes of this Agreement:

          (a)   An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          (b)   A "business day" means any day, other than a Saturday, Sunday or day on which clearing banks in Delaware are not open for the transaction of normal business.

          (c)   A "Company Benefit Plan" means any bonus (including transaction bonus), pension, profit sharing, deferred compensation, incentive compensation, stock option or other equity-based award, phantom stock, retirement, deferred compensation, profit sharing, vacation, employment, severance, disability, death benefit, hospitalization, medical, life insurance, supplemental retirement, supplemental unemployment, workers' compensation or other plan, program, agreement or arrangement sponsored, maintained, or contributed to by, the Company or any Company Subsidiary providing benefits or compensation to any current or former employee, officer or director of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any liability.

          (d)   "Company Transaction Expenses" means (i) fees of and disbursements to legal counsel, Stephens, Inc., and any other agents, advisors, brokers, consultants and experts employed by the Company, that have been or will be incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of the Agreement and the consummation of the Merger and (ii) any transaction bonuses payable to officers of the Company at the Closing solely as a result of the consummation of the Merger and not any concurrent or subsequent termination of employment (but excluding any tax gross-up amounts payable in connection with such bonuses).

          (e)   "ERISA Affiliate" means any person that is or at the relevant time was controlled by, controlling or under common control with the Company or any of its Subsidiaries (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

          (f)    "Indebtedness" means (i) any indebtedness of the Company or any Company Subsidiary for borrowed money incurred on or prior to the Closing Date (including the aggregate principal amount thereof, the aggregate amount of accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof), (ii) obligations of the Company or any Company Subsidiary evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any Company Subsidiary under capitalized leases, (iv) obligations of the Company or any Company Subsidiary under conditional sale, title, retention or similar agreements or arrangements creating any obligations of the Company or any Company Subsidiary with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (vi) all obligations of any of the Company or any Company Subsidiary to guarantee any of the foregoing types of obligations on behalf of any person other than the Company or any Company Subsidiary.

          (g)   The "knowledge" of the Company means the actual knowledge of the individuals identified in Section 9.3 of the Company Disclosure Letter.

          (h)   A "Material Adverse Effect" means any event, state of facts, change, development, effect or occurrence (any such item, an "Effect") that (i) is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) prevents the consummation of the transaction contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (A) actions or omissions of the Company or any of the Company Subsidiaries taken with the prior written consent of Parent; (B) any change in the price or trading volume of the Company Common Stock in and of itself (it being understood that the Effects underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the Effects giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (D) any Effect to the extent generally affecting the industries in which the Company or any Company Subsidiary operates, except to the extent that such Effect adversely affects the Company or such Company Subsidiary in a disproportionate manner relative to other participants in the industries in which the Company operates and who produce similar products and service similar markets; (E) any Effect to the extent resulting from changes affecting the financial or securities markets or the economy in general, except to the extent that such Effect adversely affects the Company or its Subsidiaries in a disproportionate manner; (F) any Effect that is or will be the result of the announcement, pendency or consummation of the Merger and the other transactions contemplated by this Agreement, or the identity of Parent as the acquiror of the Company (and not principally the result of any other Effects); or (G) any Effect resulting from facts or conditions that are disclosed on Section 9.3(h) of the Company Disclosure Letter.

          (i)    A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          (j)    A "Permitted Lien" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by the Company or a Company Subsidiary, (ii) Liens imposed by applicable Law, (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Company or a Company Subsidiary, (iv) mechanics', carriers', workmen's, repairmen's or other similar Liens, (v) any Lien the existence of which is expressly referred to in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents and (vi) zoning, building and other similar restrictions that do not adversely affect in any material respect the use of the applicable Company Property.

          (k)   "Senior Notes" mean the Company's 5.25% Senior Notes due 2008.

          (l)    A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        9.4    Interpretation.    When a reference is made in this Agreement to an "Article", "Section", "Exhibit" or "Schedule", such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", "including" or "such as" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

        9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        9.6    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        9.7    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions and (b) are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, (x) the Indemnified Persons are intended to be third-party beneficiaries of Section 6.6 and shall have the right to enforce such provisions directly and (y) following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

        9.8    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that, subject to the requirements of applicable Law, each of Parent and Merger Sub may (i) assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent or (ii) collaterally assign its rights under this Agreement to any party providing debt financing in connection with the transaction contemplated hereby, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        9.10    Consent to Jurisdiction.    Each party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in such a court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        9.11    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.

        9.12    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court, this being in addition to any other remedy to which they are entitled at Law or in equity.

[Signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

LINEAGE POWER HOLDINGS, INC.

By:	/s/ Ryan Wald
	Name:	Ryan Wald
	Title:	Vice President

BIRDIE MERGER SUB, INC.

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President & Secretary

CHEROKEE INTERNATIONAL CORPORATION

By:	/s/ Jeffrey Frank
	Name:	Jeffrey Frank
	Title:	President and Chief Executive Officer

 ANNEX B

VOTING AGREEMENT

        This VOTING AGREEMENT (the "Agreement"), dated as of September 24, 2008, is made by and among GSCP (NJ), Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P. (each of the foregoing individually, a "Stockholder" and, collectively, the "Stockholders"), Cherokee International Corporation, a Delaware corporation (the "Company"), Lineage Power Holdings, Inc., a Delaware corporation ("Parent") and Birdie Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, concurrently herewith, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, each of the Stockholders beneficially owns and has (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") set forth opposite such Stockholder's name on Schedule A attached hereto (the "Owned Shares" and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other similar change in the Company's capital structure or securities of which such Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the "Covered Shares"); and

        WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
VOTING AGREEMENT

        Section 1.1    Voting Agreement.    The Stockholders hereby agree, on a several but not joint basis, that during the Voting Period, at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, the Stockholders shall (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) in person or by proxy the Covered Shares: (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement if a vote, consent or other approval (including by written consent) with respect to any of the foregoing is sought and (ii) against any (x) extraordinary corporate transaction (other than the Merger or the transactions with Parent and Merger Sub contemplated by the Merger

Agreement), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger or the transactions with Parent and Merger Sub contemplated by the Merger Agreement) or any other Takeover Proposal or (y) amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner reasonably be expected to impede, delay, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or change in any manner the voting rights of the Common Stock. For the purposes of this Agreement, "Voting Period" shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 6.1 hereof.

        Section 1.2    Acknowledgement.    The Stockholders hereby acknowledge receipt and review of a copy of the Merger Agreement.

        Section 1.3    Proxy.

          (a)   EACH STOCKHOLDER, ON A SEVERAL BUT NOT JOINT BASIS, HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE VOTING AGREEMENT TERMINATION DATE (AS DEFINED BELOW), AT WHICH TIME SUCH PROXY SHALL BE AUTOMATICALLY REVOKED) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH SECTION 1.1 HEREOF. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE VOTING AGREEMENT TERMINATION DATE, AT WHICH TIME SUCH PROXY SHALL BE AUTOMATICALLY REVOKED) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES.

          (b)   The parties acknowledge and agree that neither Parent, nor Parent's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates, shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Parent of the Covered Shares subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the Stockholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Covered Shares pursuant to Section 1.1 hereof in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholders.

          (c)   Except pursuant to the terms of this Agreement or applicable Law, this irrevocable proxy shall not be terminated by any act of a Stockholder, whether by the death or incapacity of a Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof a Stockholder should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before the Voting Agreement Termination Date, certificates representing the Covered Shares shall be delivered by or on behalf of such Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

        Section 1.4    Other Matters.    Except as set forth in Section 1.1 of this Agreement, each Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors or any other matter not expressly contemplated by Section 1.1.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each Stockholder and Parent that the Company has all necessary power and authority to execute and deliver this Agreement and this Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Subject to Article IV of this Agreement, the Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement or the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, the certificate of incorporation or by-laws of the Company, any trust agreement, contract, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or Law applicable to the Company or to the Company's properties or assets.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

        Each Stockholder hereby represents and warrants, on a several but not joint basis, to Parent as follows:

        Section 3.1    Valid Existence.    Such Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization.

        Section 3.2    Authority Relative to This Agreement.    Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

        Section 3.3    No Conflict.

          (a)   The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any Law applicable to such Stockholder or by which the Owned Shares are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on, any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Owned Shares are bound or affected.

          (b)   The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except (i) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of such Stockholder to perform its obligations hereunder.

        Section 3.4    Ownership of Shares.    As of the date hereof, such Stockholder has good and marketable title to and is the record and beneficial owner or, in the case of GSCP (NJ), Inc., OCM Principal Opportunities Fund, L.P., OCM/GFI Power Opportunities Fund, L.P., the beneficial owner, of the Owned Shares set forth opposite such Stockholder's name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. There are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any Owned Shares and such Stockholder (either directly or indirectly through one of its affiliates) has the sole authority to direct the voting of the Owned Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to the Owned Shares, with no restrictions, subject to applicable securities laws on its disposition pertaining thereto. As of the date hereof, such Stockholder does not own beneficially or of record any equity securities of the Company other than the Owned Shares set forth opposite such Stockholder's name on Schedule A hereto. Such Stockholder has not appointed or granted a proxy which is still in effect with respect to any Owned Shares.

        Section 3.5    Stockholder Has Adequate Information.    Such Stockholder is an "accredited investor" (as defined under the Securities Act of 1933, as amended) and a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent (other than reliance on the agreements of Parent contained in the Merger Agreement) and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Parent has not made nor makes any representation or warranty in this Agreement, whether express or implied, of any kind or character. Such Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares by such Stockholder are irrevocable, and that the Stockholder shall have no recourse to the Covered Shares or Parent with respect to the Covered Shares, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

        Section 3.6    Parent's Excluded Information.    Such Stockholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Covered Shares and the Company which is not known to Stockholder and which may be material to Stockholder's decision to vote in favor of the Merger ("Parent's Excluded Information"), (b) Stockholder has requested not to receive Parent's Excluded Information and has determined to vote in favor of the Merger and sell the Covered Shares notwithstanding its lack of knowledge of Parent's Excluded Information, and (c) Parent shall have no liability or obligation to Stockholder in connection with, and Stockholder hereby waives and releases Parent from, any claims which Stockholder or its successors and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information.

        Section 3.7    No Setoff.    Such Stockholder has no liability or obligation related to or in connection with the Covered Shares other than the obligations to Parent as set forth in this Agreement. To the knowledge of such Stockholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

        Section 3.8    Reliance by Parent and Merger Sub.    Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        As of the date hereof, Parent and Merger Sub hereby, jointly and severally, represent and warrant to each Stockholder and the Company that each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and this Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). As of the date hereof, neither Parent, Merger Sub nor any of their respective subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Neither Parent nor Merger Sub, nor any of their "affiliates" or "associates" (as such terms are defined in Section 203 of the DGCL) have been an "interested stockholder" of the Company (as defined in Section 203 of the DGCL) within the three years prior to the date of this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, the certificate of incorporation or by-laws of Parent or Merger Sub, any trust agreement, contract, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or Law applicable to Parent or Merger Sub or to Parent or Merger Sub's properties or assets.

ARTICLE V.
COVENANTS OF THE STOCKHOLDERS

        Each Stockholder, on a several but not joint basis, hereby covenants and agrees as follows:

        Section 5.1    No Solicitation.

          (a)   Such Stockholder hereby acknowledges that it is aware of the covenants of the Company contained in Section 5.2 of the Merger Agreement and hereby agrees that it shall, and shall cause its representatives to, except as allowed under Section 5.2(g) of the Merger Agreement, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. Such Stockholder further agrees that it shall not, nor shall it permit any of its representatives to, directly or indirectly, (i) solicit, initiate, cause, encourage or take any other action to knowingly facilitate (including by way of furnishing non-public information or providing access to the Company's or such Stockholder's properties, books, records or personnel, as applicable) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal, or otherwise knowingly facilitate any efforts or attempt to implement a Takeover Proposal or execute or enter into any agreement, understanding or arrangement with respect to a Takeover Proposal, except, in each case, to the extent that the Company is permitted to engage in such solicitation, initiation, facilitation, discussion or negotiation pursuant to Section 5.2 of the Merger Agreement. Such Stockholder shall promptly advise Parent orally and in writing of the receipt by such Stockholder or any of its representatives of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal (in each case within 3 calendar days after receipt), specifying the material terms and conditions of such Takeover Proposal or inquiry and the identity of the party making such Takeover Proposal or inquiry. Such Stockholder shall, subject to the fiduciary duties of the Company Board, keep Parent reasonably informed of the material details of any such Takeover Proposal or inquiry.

          (b)   Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit David Robbins and John Michal Conaway from fulfilling each of their obligations as directors of the Company with respect to the taking, as a representative of the Company, any action which is expressly permitted to be taken by the Company pursuant to Section 5.2 of the Merger Agreement or from entering into negotiations and discussions regarding the Covered Shares with respect to any Takeover Proposal at any time that the Company is permitted to engage in negotiations or discussions with respect thereto under such Section 5.2. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder's capacity as the beneficial owner of such Stockholder's Owned Shares and that the taking of, or the refraining from taking, any action contemplated in the immediately preceding sentence by either of the aforementioned representatives of either Stockholder solely in such representative's capacity as a director of the Company shall not be deemed to constitute a breach of this Agreement.

        Section 5.2    No Transfer.    Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, such Stockholder hereby agrees to not, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (b) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of Law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of Law), any Covered Shares. Parent and Merger Sub hereby acknowledge that one or more

Covered Shares may, as of the date hereof, be pledged or encumbered pursuant to financing arrangements of each Stockholder existing as of the date hereof.

        Section 5.3    No Inconsistent Agreement.    Such Stockholder hereby covenants and agrees that such Stockholder (a) has not entered into and shall not enter into any agreement that would restrict, limit or interfere with the performance of such Stockholder's obligations hereunder and (b) shall not knowingly take any action that would reasonably be expected to make any of its representations and warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing its obligations under this Agreement.

        Section 5.4    Public Announcement.    Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law.

        Section 5.5    Additional Shares.    Stockholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

ARTICLE VI.
MISCELLANEOUS

        Section 6.1    Termination.    This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (including, following the payment of the Termination Fee, if due at that time thereunder), or (iii) written notice of termination of this Agreement by Parent to Stockholders (such date of termination, the "Voting Agreement Termination Date"). Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement when such Agreement was in effect.

        Section 6.2    Amendment of Merger Agreement.    The obligations of the Stockholders under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Stockholders in a manner that reduces or changes the form of Merger Consideration, adversely affects the rights of the Stockholders or extends the term of the Merger Agreement.

        Section 6.3    Survival of Representations and Warranties.    The respective representations and warranties of the Stockholders contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, the Voting Agreement Termination Date, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

        Section 6.4    Fees and Expenses.    Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 6.5    Liabilities Several.    The obligations of the Stockholders under this Agreement shall be several and not joint.

        Section 6.6    Limited Recourse.    With respect to GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited (each, a "CDO"), each other party to this Agreement (each, a "Non-CDO Party") agrees that, notwithstanding any other provision of this Agreement, the liability of each CDO to the Non-CDO Parties hereunder is limited in recourse to the Covered Shares with respect to such CDO, and if the proceeds of the Covered Shares, when applied in accordance with the Priority of Payments (in each case, as defined in the Indenture governing such CDO), are insufficient to meet the obligations of such CDO hereunder in full, such CDO shall have no further liability in respect of any such obligations, and such obligations and all claims of the Non-CDO Parties against such CDO shall thereupon extinguish and not thereafter revive.

        Notwithstanding any other provision of this Agreement, each Non-CDO Party agrees not to institute against, or join any other person in instituting against, either of the CDOs any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands bankruptcy laws, United States federal or state bankruptcy laws, or similar laws of any jurisdiction until at least one year and one day or the then applicable, if longer, preference period after the payment in full of all amounts payable in respect of the securities issued by such CDO plus one day; provided, however, that nothing in this provision shall preclude or limit, or be deemed to stop, any Non CDO Party (A) from taking any action prior to the expiration of the aforementioned one year and one day period (or, if longer, the applicable preference period then in effect plus one day) in (x) any case or proceeding voluntarily filed or commenced by such CDO or (y) any involuntary insolvency proceeding filed or commenced against such CDO, as the case may be, by a person other than a Non-CDO Party or its affiliates, or (B) from commencing or pursuing against such CDO or any properties of such CDO any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding.

        Section 6.7    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.7):

    if to Parent or Merger Sub:
    c/o The Gores Group, LLC
    10877 Wilshire Blvd., 18th Floor
    Los Angeles, CA 90024
    Attention: Fund General Counsel
    Facsimile No: (310) 443-2149

    with a copy to:

    Latham & Watkins LLP
    555 Eleventh Street, N.W.
    Suite 1000
    Washington, DC 20004
    Attention: Paul F. Sheridan, Jr.
                        Joseph A. Simei
    Facsimile No.: (202) 637-2201

    if to GSCP (NJ), INC., GSCP (NJ), Inc., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited, or GSC Partners CDO Fund II, Limited:

    c/o GSC Group
    300 Campus Drive
    Florham Park, New Jersey 07932

    Attention: General Counsel
    Facsimile No.: (973) 437-1037

    if to OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P.

    c/o Oaktree Capital Management, L.P.
    333 South Grand Avenue, 28th Floor
    Los Angeles, CA 90071
    Attention: Adam Pierce, Vice President
    Facsimile No: (213) 830-6394

    if to the Company:

    Cherokee International Corporation
    2841 Dow Avenue
    Tustin, California 92780
    Attention: Jeffrey Frank, President and Chief Executive Officer
    Facsimile No: (714) 838-8569

    with a copy to:

    O'Melveny & Myers LLP
    610 Newport Center Drive, Suite 1700
    Newport Beach, CA 92660
    Attention: Gary J. Singer, Esq.
                        Loren J. Weber, Esq.
    Facsimile No: (949) 823-6994

        Section 6.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 6.9    Entire Agreement; Assignment.    This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Sub may assign all or any of its rights and obligations hereunder to Parent or any direct or indirect wholly-owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        Section 6.10    Amendment.    This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 6.11    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 6.12    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 6.13    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

        Section 6.14    Specific Performance; Submission to Jurisdiction.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 6.7. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

        Section 6.15    Waiver of Jury Trial.    Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.15.

        Section 6.16    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 6.17    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 6.18    Further Assurances.

        From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Stockholders, the Company, Parent and Merger Sub have caused this Agreement to be duly executed on the date hereof.

PARENT:

LINEAGE POWER HOLDINGS, INC.

By:	/s/ Ryan Wald
	Name:	Ryan Wald
	Title:	Vice President

MERGER SUB:

BIRDIE MERGER SUB, INC.

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President & Secretary

COMPANY:

CHEROKEE INTERNATIONAL CORPORATION

By:	/s/ Jeffrey Frank
	Name:	Jeffrey Frank
	Title:	President and Chief Executive Officer

STOCKHOLDERS:

GSCP (NJ), INC.

By:	/s/ David L. Goret
	Name:	David L. Goret
	Title:	Senior Managing Director and Secretary

GSC RECOVERY II, L.P.

By:	GSC Recovery II GP, L.P., its general partner

By:	GSC RII, LLC, its general partner

By:	GSCP (NJ) Holdings, L.P., its managing member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ David Robbins
	Name:	David Robbins
	Title:	Managing Director

GSC RECOVERY IIA, L.P.

By:	GSC Recovery IIA GP, L.P., its general partner

By:	GSC RIIA, LLC, its general partner

By:	GSCP (NJ) Holdings, L.P., its managing member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ David Robbins
	Name:	David Robbins
	Title:	Managing Director

GSC PARTNERS CDO FUND, LIMITED

By:	/s/ Alan Corkish
	Name:	Alan Corkish
	Title:	Director

GSC PARTNERS CDO FUND II, LIMITED

By:	/s/ David Dyer
	Name:	David Dyer
	Title:	Director

OCM PRINCIPAL OPPORTUNITIES FUND, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Authorized Signatory

By:	/s/ Adam C. Pierce
	Name:	Adam C. Pierce
	Title:	Authorized Signatory

OCM/GFI POWER OPPORTUNITIES FUND, L.P.

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Authorized Signatory

By:	/s/ Adam C. Pierce
	Name:	Adam C. Pierce
	Title:	Authorized Signatory

 SCHEDULE A

Stockholder	Shares of Common Stock
GSCP (NJ), Inc.	5,020,148	(1)
GSC Recovery II, L.P.	2,312,360
GSC Recovery IIA, L.P.	2,280,175
GSC Partners CDO Fund, Limited	349,416
GSC Partners CDO Fund II, Limited	78,197
OCM Principal Opportunities Fund, L.P.	4,465,079
OCM/GFI Power Opportunities Fund, L.P.	312,897

(1)
Shares are held by GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Ltd., and GSC Partners CDO Fund II, Ltd. GSCP (NJ), Inc. is a beneficial owner only.

 ANNEX C

September 24, 2008

Board of Directors
Cherokee International Corporation
2841 Dow Avenue
Tustin, CA 92780

Members of the Board:

        We understand that a newly formed, wholly-owned subsidiary of Lineage Power Holdings, Inc. ("Lineage") proposes to purchase all of the issued and outstanding shares of capital stock of Cherokee International Corporation (the "Company") in a transaction pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") entered into by and between the Company and Lineage (the "Proposed Transaction"). Pursuant to the terms of the Merger Agreement, each share of the Company's common stock shall be converted into the right to receive $3.20 in cash (the "Consideration"), payable as soon as reasonably practical after closing. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

        You have requested our opinion as to the fairness from a financial point of view of the Consideration to be received by the Company's common stockholders in the Proposed Transaction.

        In connection with rendering our opinion we have:

  (i)
  reviewed certain publicly available business and financial information relating to the Company;

  (ii)
  analyzed certain internal financial statements (including projections) and other operating data prepared by management of the Company;

  (iii)
  discussed with management the operations of and future business prospects for the Company;

  (iv)
  reviewed the reported prices and valuation multiples for the Company's common stock and compared them with those of certain other comparable publicly-traded companies;

  (v)
  reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  (vi)
  participated in certain discussion and negotiations among representatives of the Company and Lineage;

  (vii)
  reviewed the terms and conditions of the Proposed Transaction as set forth in the Merger Agreement; and

  (viii)
  performed such other analyses and reviewed such other matters as we deemed relevant, including an assessment of general economic, market and monetary conditions.

        We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have not independently verified such information and financial data. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of

C-1

value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's future financial performance.

        We have acted as financial adviser to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee (and reimbursement of our expenses) for our services, a portion of which is contingent upon consummation of the Proposed Transaction. We will also receive a fee for providing our fairness opinion to the Company's Board of Directors. In addition, the Company has agreed to indemnify us against certain liabilities that could arise out of our engagement, including certain liabilities that could arise from providing this opinion letter. As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in securities or options on securities of the Company.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us, as of the date hereof. We have assumed (a) that the Proposed Transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement therein, (b) that in the course of obtaining the necessary regulatory or other consents and approvals (contractual or otherwise) for the Proposed Transaction, no delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits to the Company of the Proposed Transaction and (c) that the Company will not incur or be liable for any material costs or expenses in connection with obtaining, or as a result of not obtaining, regulatory or other consents or approvals (contractual or otherwise).

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Proposed Transaction nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Proposed Transaction. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, or any other party other than the Board of Directors of the Company. This opinion and a summary discussion of our underlying analyses may be included in communications to the Company's common stockholders, provided that we approve of such disclosures prior to publication.

        Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the Consideration to be received by the Company's common stockholders in the Proposed Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

C-2

 ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C123456789

		000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			000000000.000000 ext	000000000.000000 ext
			000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 17, 2008.

Vote by Internet
			•	Log on to the Internet and go to
www.investorvote.com/CRKE
			•	Follow the steps outlined on the secured website.

Vote by telephone
			•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

			•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Special Meeting Proxy Card			C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1.

TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 24, 2008, BY AND AMONG LINEAGE POWER HOLDINGS, INC., A DELAWARE CORPORATION, BIRDIE MERGER SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF LINEAGE, AND CHEROKEE INTERNATIONAL CORPORATION, AS THE AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE MERGER.

	For	Against	Abstain
	☐	☐	☐

2.

TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE MERGER.

	For	Against	Abstain
	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

	C 1234567890	J NT	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
	1 U P X	0 1 9 7 8 5 1

<STOCK#>	00YWOD

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CHEROKEE INTERNATIONAL CORPORATION

Special Meeting of Stockholders To Be Held on November 18, 2008

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Cherokee International Corporation, a Delaware corporation (the “Company”), hereby appoints Jeffrey Frank and Linster W. Fox, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held on November 18, 2008, at 1:00 p.m. local time, at Cherokee’s offices at 2841 Dow Avenue, Tustin, California, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be in favor of Proposal 1 and Proposal 2 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side)